Exhibit 10.1

CREDIT AGREEMENT

dated as of January 27, 2015

among

SILICON GRAPHICS INTERNATIONAL CORP.,

as the Borrower

The Several Lenders

from Time to Time Parties Hereto

and

MORGAN STANLEY SENIOR FUNDING, INC.,

as Administrative Agent and Collateral Agent

MORGAN STANLEY SENIOR FUNDING, INC.

as Sole Lead Arranger and Sole Bookrunner

i

5.7	No Default	57
5.8	Ownership of Property; Liens	57
5.9	Intellectual Property	57
5.10	Taxes	57
5.11	Federal Regulations	57
5.12	Labor Matters	58
5.13	ERISA	58
5.14	Investment Company Act; Other Regulations	59
5.15	Subsidiaries	59
5.16	Use of Proceeds	59
5.17	Environmental Matters	59
5.18	Accuracy of Information, etc.	60
5.19	Security Documents	60
5.20	Solvency	61
5.21	Anti-Terrorism Laws	61
5.22	Governmental Authorizations	62
5.23	Insurance	62
5.24	FCPA	62

Section 6. CONDITIONS PRECEDENT		63

6.1	Conditions to Extension of Credit	63

Section 7. AFFIRMATIVE COVENANTS		65

7.1	Financial Statements	65
7.2	Certificates; Other Information	66
7.3	Payment of Taxes	67
7.4	Maintenance of Existence; Compliance	68
7.5	Maintenance of Property; Insurance	68
7.6	Inspection of Property; Books and Records; Discussions	68
7.7	Notices	69
7.8	Environmental Laws	70
7.9	Additional Collateral, etc.	70
7.10	Further Assurances	72
7.11	[Reserved]	73
7.12	[Reserved]	73
7.13	Use of Proceeds	73
7.14	Post Closing Covenants	73
7.15	Quarterly Conference Calls	73

Section 8. NEGATIVE COVENANTS		73

8.1	Issuance of Preferred Stock	73
8.2	Indebtedness	74
8.3	Liens	76
8.4	Fundamental Changes	79

8.5	Disposition of Property	79
8.6	Restricted Payments	80
8.7	Financial Covenant	81
8.8	Investments	82
8.9	Optional Payments and Modifications of Certain Debt Instruments and Organizational Documents	83
8.10	Transactions with Affiliates	83
8.11	Sales and Leasebacks	84
8.12	Hedge Agreements	84
8.13	Changes in Fiscal Periods	84
8.14	Negative Pledge Clauses	85
8.15	Clauses Restricting Subsidiary Distributions	85
8.16	Lines of Business	86

Section 9. EVENTS OF DEFAULT		86

9.1	Events of Default	86

Section 10. THE AGENTS		89

10.1	Appointment	89
10.2	Delegation of Duties	90
10.3	Exculpatory Provisions	90
10.4	Reliance by Agents	91
10.5	Notice of Default	91
10.6	Non-Reliance on Agents and Other Lenders	92
10.7	Indemnification	92
10.8	Agent in Its Individual Capacity	92
10.9	Successor Agents	93
10.10	Agents Generally	93
10.11	Lead Arranger	93
10.12	Insolvency or Liquidation Proceedings	94
10.13	Tax Indemnification by the Lenders	94
10.14	Cash Management Banks and Qualified Counterparties	94
10.15	Intercreditor Agreement	95
10.16	Security Documents	95

Section 11. MISCELLANEOUS		96

11.1	Amendments and Waivers	96
11.2	Notices; Electronic Communications	98
11.3	No Waiver; Cumulative Remedies	101
11.4	Survival of Representations and Warranties	101
11.5	Indemnification; Expenses	101
11.6	Successors and Assigns; Participations and Assignments	102
11.7	Sharing of Payments; Set-off	106
11.8	Counterparts	107

11.9	Severability	107
11.10	Integration	107
11.11	GOVERNING LAW	108
11.12	Submission To Jurisdiction; Waivers	108
11.13	No Fiduciary Duty	108
11.14	Releases of Guarantees and Liens	109
11.15	Confidentiality	109
11.16	WAIVERS OF JURY TRIAL	110
11.17	Patriot Act Notice	111
11.18	No Third Party Beneficiaries	111
11.19	Application of Proceeds	111

SCHEDULES:

1.1(a)	Commitments
1.1(b)	Guarantors
5.4	Consents, Authorizations, Filings and Notices
5.8	Properties
5.15	Subsidiaries
5.17(d)	Environmental Litigation
5.17(e)	Environmental Liabilities
5.19(a)	Filing Jurisdictions
5.21	Permitted Licenses
7.14	Post-Closing Obligations
8.2	Existing Indebtedness
8.3	Existing Liens
8.5(a)	Permitted Dispositions
8.5(b)	Assets Held for Sale
8.8	Existing Investments
8.10	Affiliate Transactions

EXHIBITS:
A	Form of Assignment and Assumption
B	Form of Compliance Certificate
C	Form of Guarantee and Collateral Agreement
D-1	Form of U.S. Tax Compliance Certificate
D-2	Form of U.S. Tax Compliance Certificate
D-3	Form of U.S. Tax Compliance Certificate
D-4	Form of U.S. Tax Compliance Certificate
E	Form of Note
F	Form of Closing Date Certificate
G	Form of Perfection Certificate
H	Form of Intercompany Note
I	Form of Solvency Certificate

v

CREDIT AGREEMENT, dated as of January 27, 2015, among SILICON GRAPHICS INTERNATIONAL CORP., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement and MORGAN STANLEY SENIOR FUNDING, INC., as administrative agent (in such capacity, and together with its successors and assigns in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, and together with its successors and assigns in such capacity, the “Collateral Agent”).

WHEREAS, the Borrower has requested the Initial Lenders to extend credit in the form of Initial Loans on the Closing Date, in an aggregate principal amount not in excess of $70,000,000;

WHEREAS, the Borrower shall use the proceeds of the Initial Loans solely (a) to refinance (the “Refinancing”) its existing Credit Agreement, dated as of December 5, 2011 (as amended, supplemented or modified to date, the “Existing Credit Agreement”), by and among the Borrower, Silicon Graphics Federal, LLC, a Delaware limited liability company, and Wells Fargo Capital Finance, LLC, as administrative agent, (b) to pay fees and expenses incurred in connection with the Transactions and (c), to the extent of any excess, to fund working capital requirements and other general corporate purposes of the Borrower and its Subsidiaries; and

WHEREAS, the Initial Lenders are willing to make available the Initial Loans for such purposes on the terms and subject to the conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the premises and the agreements, provisions and covenants contained herein, the parties hereto agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms . As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“Acquired Person”: as defined in Section 8.2(i).

“Additional Extensions of Credit”: as defined in Section 11.1.

“Adjusted Current Assets”: at any date of determination, the aggregate amount of (i) all Unrestricted Cash plus (ii) all accounts receivable (net of allowances) of the Borrower and its Subsidiaries plus (iii) all inventory of the Borrower and its Subsidiaries, in each case that would appear on a consolidated balance sheet of the Borrower and its Subsidiaries prepared as of such date in accordance with GAAP.

“Adjusted Current Ratio”: on any date, the ratio of (a) Adjusted Current Assets on such date to (b) Consolidated Total Debt on such date.

“Administrative Agent”: as defined in the preamble to this Agreement.

“Administrative Agent Parties”: the Administrative Agent or any of its Affiliates or any of their respective officer, directors, employees, agents, advisors or representatives.

“Affected Lender”: as defined in Section 4.13.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agent Related Parties”: the Administrative Agent, the Collateral Agent and any of their respective Affiliates, officers, directors, employees, agents, advisors or representatives.

“Agents”: the collective reference to the Collateral Agent and the Administrative Agent.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to the sum of the aggregate then unpaid principal amount of such Lender’s Loans.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”: this Credit Agreement.

“Agreement Value”: for each Hedge Agreement, on any date of determination, the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or any of its Subsidiaries would be required to pay if such Hedge Agreement were terminated on such date.

“Anti-Money Laundering Laws”: as defined in Section 5.24.

“Anti-Terrorism Laws”: Executive Order No. 13224, the Patriot Act, the laws comprising or implementing the Bank Secrecy Act and the laws administered by the United States Treasury Department’s Office of Foreign Asset Control (each as from time to time in effect) and any similar laws relating to terrorism.

“Applicable Margin”: for any day (a) with respect to any Loan that is a LIBOR Loan, 9.00% per annum; and (b) with respect to any Loan that is a Base Rate Loan, 8.00% per annum.

“Approved Fund”: with respect to any Lender, any Person (other than a natural Person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans, or similar extensions of credit, in the ordinary course and is administered, advised or managed by (a) such Lender, (b) an Affiliate of such Lender, or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender.

“Asset Sale”: any Disposition of Property or series of related Dispositions of Property, including, without limitation, any issuance of Capital Stock of any Subsidiary of the

Borrower (excluding in any case any such Disposition permitted by clause (a), (b), (c), (d), (e), (f), (g), (h), (i), (k), (m), (n), (o) or (p)(ii) of Section 8.5) that yields gross proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $500,000.

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit A or any other form approved by the Administrative Agent.

“Assignment Effective Date”: as defined in Section 11.6(b).

“Base Rate”: a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the greatest of (a) the rate of interest published by the Wall Street Journal, from time to time, as the prime rate, (b)  1⁄2 of 1% per annum above the Federal Funds Effective Rate, (c) the LIBO Rate for an Interest Period of one month plus 1.00% and (d) 2.00%. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in such prime rate, the Federal Funds Effective Rate or the LIBO Rate shall be effective on the effective date of such change in such prime rate, the Federal Funds Effective Rate or the LIBO Rate, as the case may be.

“Base Rate Loans”: Loans that bear interest based upon the Base Rate.

“Benefitted Lender”: as defined in Section 11.7(a).

“Blocked Person”: as defined in Section 5.21.

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower Materials”: as defined in Section 11.2.

“Borrower”: as defined in the preamble to this Agreement.

“Budget Year”: as defined in Section 7.2(b).

“Business”: as defined in Section 5.17(b).

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, LIBOR Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capital Expenditures”: for any period, the aggregate of all expenditures by the Borrower and its Subsidiaries for maintenance, the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets, additions to equipment (including replacements, capitalized repairs and improvements during such period) and similar items, in each case, which is required to be capitalized under GAAP on a consolidated balance sheet of the Borrower and its Subsidiaries; provided that “Capital Expenditures” shall not include (i) any such expenditures in respect of assets that constitute a Permitted Acquisition, (ii) subject to the terms of Section 4.2(c), expenditures of Net Cash Proceeds arising from a Recovery Event, (iii) the purchase price of equipment that is purchased during such period to the extent the consideration therefor consists of (x) existing equipment traded in at the time of such purchase or (y) the proceeds of a concurrent sale of existing equipment, in each case in the ordinary course of business, (iv) expenditures that are accounted for as capital expenditures by the Borrower or any Subsidiary of the Borrower and that actually are paid for by a Person other than the Borrower or any Subsidiary of the Borrower and for which neither the Borrower nor any Subsidiary of the Borrower has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person (whether before, during or after such period) and (v) interest capitalized during such period.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock (including, for the avoidance of doubt, common stock and preferred stock) of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition or money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; or (h) solely with respect to any Foreign Subsidiary, non-dollar denominated (i) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business, provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Foreign Bank”) and maturing within 180 days of the date of acquisition and (ii) equivalents of demand deposit accounts which are maintained with an Approved Foreign Bank.

“Cash Management Agreement”: shall mean any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer, automated clearinghouse transfers of funds and other cash management arrangements.

“Cash Management Bank”: with respect to any Cash Management Agreement, any counterparty thereto that (a) at the time such Cash Management Agreement was entered into, was a Lead Arranger, an Agent, a Lender or an Affiliate of any of the foregoing or (b) is designated in writing by the Borrower and such counterparty to the Administrative Agent as a Cash Management Bank.

“Change in Law”: the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule or regulation, (b) any change in any law, rule or regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) compliance by any Lender (or, for purposes of Section 4.9, by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control”: (a) any “person” or “group” (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934 as in effect on the date hereof, but excluding any employee benefit plan of such person and its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), owning, directly or indirectly, beneficially or of record, shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower or (b) any change in control (or similar event, however denominated) with respect to the Borrower or any Subsidiary of the Borrower occurring under and as defined in any indenture or agreement in respect of Material Indebtedness to which the Borrower or any Subsidiary of the Borrower is a party.

“Class” means (i) with respect to Lenders, each of the following classes of Lenders: (a) Lenders with respect to the Initial Loans (including the Initial Lenders), (b) the Refinancing Lenders and (c) Lenders with respect to an Extension Tranche, and (ii) with respect to Loans, each of the following classes of Loans: (a) Initial Loans, (b) Refinancing Loans and (c) Extension Tranches.

“Closing Date”: January 27, 2015.

“Code”: the Internal Revenue Code of 1986.

“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Agent”: as defined in the preamble to this Agreement.

“Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Loan to the Borrower hereunder in a principal amount not to exceed the amount set forth under the heading “Commitment” under such Lender’s name on Schedule 1.1(a) or in the Assignment and Assumption or Refinancing Amendment pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of the Commitments on the Closing Date is $70,000,000.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

“Communications”: as defined in Section 11.2.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Current Assets”: at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and the Subsidiaries at such date.

“Consolidated Current Liabilities”: at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and the Subsidiaries at such date, but excluding the current portion of any Funded Debt of the Borrower and the Subsidiaries.

“Consolidated EBITDA”: for any period, Consolidated Net Income for such period plus, without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (a) income tax expense for such period, (b) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans) for such period, (c) depreciation and amortization expense for such period, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs for such period, (e) any extraordinary charges or losses determined in accordance with GAAP for such period, (f) non-cash compensation expenses for such period, (g) any non-recurring cash fees, charges and expenses incurred by the Borrower and its Subsidiaries in connection with the Transactions during such period, (h) any non-recurring cash fees, charges and expenses related to any Investment, repayment, refinancing, amendment or other modification of, issuance or incurrence of Indebtedness, Disposition or issuance of Capital Stock permitted by this Agreement (whether or not consummated or incurred), (i) all deferred financing costs written off and premiums paid in connection with any early extinguishment of obligations under Hedge Agreements or other derivative instruments, (j) the amount of any restructuring, transition and management charges accrued during such period, including charges to establish accruals and reserves or to make payments associated exclusively with the reassessment or realignment of the business and operations of the Borrower and its Subsidiaries, including, without limitation, severance, asset writedowns or asset disposals (including leased facilities), writedowns for purchase and operating lease commitments, writedowns for excess, obsolete or unbalanced inventories, and relocation costs, including costs of moving and relocating personnel; provided, that the amount of charges added pursuant to this clause (j) shall not exceed $5,000,000 in any four consecutive fiscal quarter period, (k) to the extent actually reimbursed, expenses incurred to the extent covered by indemnification provisions in any agreement in connection with a Permitted Acquisition, (l) expenses resulting from liability or casualty events and (m) any other non-cash charges, non-cash expenses or non-cash losses of the Borrower or any of its Subsidiaries for such period (excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of or a reserve for cash charges for any future period); provided, however, that cash payments made in such period or in any future period in respect of such non-cash charges, expenses or losses (excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of or a reserve for cash charges for any future period) shall be subtracted from Consolidated Net Income in calculating Consolidated EBITDA in the period when such payments are made, and minus, without duplication, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (i) interest income for such period, (ii) any extraordinary income or gains determined in accordance with GAAP for such period and (iii) any other non-cash income (excluding any items that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period that are described in the parenthetical to clause (m) above) for such period, all as determined on a consolidated basis.

“Consolidated Fixed Charges” means, with respect to any fiscal period and with respect to the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP, the sum, without duplication, of (a) Consolidated Interest Charges paid in cash during such period, (b) scheduled principal payments in respect of Indebtedness that are required to be paid during such period, and (c) all federal, state, and local income taxes paid in cash during such period.

“Consolidated Interest Charges” means, for any period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, including all interest charges and expenses associated with factoring transactions and (b) the portion of rent expense under Capital Lease Obligations that is treated as interest in accordance with GAAP, in each case, of or by the Borrower and its Subsidiaries on a consolidated basis for such period.

“Consolidated Net Income”: for any period, the consolidated net income (or loss) of the Borrower and the Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that, to the extent otherwise included therein, there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions, (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than any Loan Document), its Organizational Documents or Requirement of Law applicable to such Subsidiary, (d) any income (or loss) attributable to Dispositions out of the ordinary course of business, (e) any income (or loss) attributable to the early extinguishment or retirement of Indebtedness or obligations under Hedge Agreements, (f) the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income and (g) any interest income (or expense) from Investments in (or Indebtedness owed to) any Group Member, except to the extent that any such income is received (or expense is paid) in cash. There shall be excluded from Consolidated Net Income (i) for any period, the purchase accounting effects of adjustments to assets or liabilities as a result of any Permitted Acquisitions or the amortization or write-off of any amounts thereof and (ii) for any period, any gains or losses resulting from any reappraisal, revaluation or write-up or write-down of assets acquired pursuant to a Permitted Acquisition.

“Consolidated Total Debt”: at any date, the aggregate principal amount of all Indebtedness of the Borrower and the Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Leverage Ratio”: on any date, the ratio of (a) Consolidated Total Debt on such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date.

“Consolidated Working Capital”: at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Default”: any of the events specified in Section 9.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”: any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to pay over to the Administrative Agent, any Lender or any Loan Party any other amount required to be paid by it hereunder or (b) has, or has a direct or indirect parent company that has, after the date of this Agreement, (i) become the subject of a proceeding under the United States Bankruptcy Code, state bankruptcy law or similar law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Designation Date”: as defined in Section 3.3(f).

“Discharge of the Obligations”: as defined in the Guarantee and Collateral Agreement.

“Disposition”: with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Subsidiary”: any Subsidiary of the Borrower (i) that is organized under the laws of any state within the United States or the District of Columbia and (ii) holds more than a de minimis amount of assets other than Capital Stock of one or more Subsidiaries of the Borrower that are not described in clause (i) above.

“Earn-Out Obligations”: those certain obligations of the Borrower or any Guarantor arising in connection with any acquisition of assets or businesses permitted under Section 8.8 to the seller of such assets or businesses the payment of which is dependent on the future earnings or performance of such assets or businesses and contained in the agreement relating to such acquisition or in an employment agreement delivered in connection therewith and that are subordinated on terms and conditions reasonably acceptable to the Administrative Agent to the payment in full in cash of the Obligations.

“ECF Percentage”: 50%; provided, that the ECF Percentage shall be reduced to (a) 25% if the Outstanding Amount of the Loans as of the last day of such fiscal year is less than $40,000,000 but greater than or equal to $25,000,000 and (b) 0% if the Outstanding Amount of the Loans as of the last day of such fiscal year is less than $25,000,000.

“Eligible Assignee”: any Person other than a natural Person that is (i) a Lender, an Affiliate of any Lender or an Approved Fund (any two or more related Approved Funds being treated as a single Eligible Assignee for all purposes hereof), or (ii) a commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933, as amended) and which extends credit or buys loans in the ordinary course; provided that notwithstanding anything herein to the contrary, “Eligible Assignee” shall not include (x) the Borrower or any of its Affiliates or (y) any Defaulting Lender or any of its Subsidiaries.

“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of the environment, as now or may at any time hereafter be in effect.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Reserve Requirements”: for any day as applied to a LIBOR Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Existing Credit Agreement”: as defined in the preamble hereto.

“Event of Default”: any of the events specified in Section 9.1; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow”: for any fiscal period of the Borrower, the excess, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income for such fiscal period, (ii) the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Consolidated Net Income, (iii) decreases in Consolidated Working Capital for such fiscal period, and (iv) the aggregate net amount of non-cash loss on the Disposition of Property by the Borrower and its Subsidiaries during such fiscal period (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income over (b) the sum, without duplication, of (i) the amount of all non-cash credits included in arriving at such Consolidated Net Income, (ii) the aggregate amount actually paid by the Borrower and its Subsidiaries in cash during such fiscal period on account of Capital Expenditures and Permitted Acquisitions (excluding (x) the principal amount of Indebtedness issued or incurred or the proceeds of Capital Stock issued or sold, in each case, by the Borrower or its Subsidiaries to finance such expenditures (but including repayments of any such

Indebtedness incurred during such fiscal period or any prior fiscal period to the extent such repaid amounts may not be reborrowed) and (y) any such expenditures financed with the proceeds of any Reinvestment Deferred Amount), (iii) the aggregate amount of all regularly scheduled principal payments of Funded Debt (including the Loans) of the Borrower and its Subsidiaries made by the Borrower or its Subsidiaries in cash during such fiscal period (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder) (including (A) the principal component of payments in respect of Capital Lease Obligations and (B) the amount of any repayment of Loans pursuant to Section 2.3), excluding the principal amount of Indebtedness issued or incurred or the proceeds of Capital Stock issued or sold, in each case, by the Borrower or its Subsidiaries to finance such principal payments (but including repayments of any such Indebtedness incurred during such fiscal period or any prior fiscal period to the extent such repaid amounts may not be reborrowed), (iv) increases in Consolidated Working Capital for such fiscal period, (v) the aggregate net amount of non-cash gain on the Disposition of Property by the Borrower and its Subsidiaries during such fiscal period (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income, and (vi) the amount of Investments actually made by the Borrower and its Subsidiaries in cash during such period permitted by Section 8.8(n)(ii), except to the extent that such Investments were financed with the proceeds of any issuance or sale of Capital Stock of the Borrower or its Subsidiaries, with the proceeds of any Indebtedness of the Borrower or its Subsidiaries or with the proceeds of any Reinvestment Deferred Amount.

“Excess Cash Flow Amount”: at any time, an amount equal to (x) 50% of Excess Cash Flow (which amount shall not be less than zero in any fiscal year and shall be calculated disregarding clauses (a)(iii) and (b)(iv) of the definition thereof) of the Borrower and its Subsidiaries for the applicable Excess Cash Flow Reference Period (it being understood for the avoidance of doubt that, solely for purposes of this definition, Excess Cash Flow for any fiscal year shall be deemed to be zero until the financial statements required to be delivered pursuant to Section 7.1(a) for such fiscal year, and the related Compliance Certificate required to be delivered pursuant to Section 7.2(a) for such fiscal year, have been received by the Administrative Agent).

“Excess Cash Flow Application Date”: as defined in Section 4.2(a).

“Excess Cash Flow Reference Period”: the period commencing on the first Business Day of the fiscal year of the Borrower ending on June 24, 2016 and ending on the last day of the most recent fiscal year for which financial statements required to be delivered pursuant to Section 7.1(a), and the related Compliance Certificate required to be delivered pursuant to Section 7.2(a), have been received by the Administrative Agent.

“Excluded Indebtedness”: all Indebtedness permitted by Section 8.2.

“Excluded Subsidiary”: (a) any Foreign Subsidiary, (b) any Immaterial Subsidiary, (c) any Domestic Subsidiary of a Foreign Subsidiary, and (d) any Subsidiary of the Borrower that (x) is prohibited by Requirement of Law or by any Contractual Obligations existing on the Closing Date (or, in the case of any newly acquired Subsidiary of the Borrower, any Contractual Obligation in existence at the time of acquisition but not entered into in contemplation thereof) from guaranteeing or granting Liens to secure the Obligations or (y) could guarantee or grant Liens to secure the Obligations, as applicable, only upon receipt of a Governmental Authorization unless such Governmental Authorization has been received. Notwithstanding anything to the contrary contained herein, MineSet shall not be an Excluded Subsidiary.

“Excluded Swap Obligation”: with respect to any Guarantor, (x) as it relates to all or a portion of the Guarantee Obligation of such Guarantor under the Guarantee and Collateral Agreement, any Swap Obligation if, and to the extent that, such Swap Obligation (or any Guarantee Obligation in respect thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) or (y) as it relates to all or a portion of the grant by such Guarantor of a security interest, any Swap Obligation if, and to the extent that, such Swap Obligation (or such security interest in respect thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof). If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee Obligation under the Guarantee and Collateral Agreement or security interest is or becomes illegal.

“Excluded Taxes”: any of the following Taxes imposed on or with respect to the Administrative Agent or any Lender or required to be withheld or deducted from a payment to the Administrative Agent or any Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of the Administrative Agent or the Lender, as the case may be, being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than in the case of an assignment pursuant to Section 4.13) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.10, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to the failure of the Administrative Agent or the Lender, as the case may be, to comply with Section 4.10(e), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Extended Loans” as defined in Section 3.3.

“Extending Lender” as defined in Section 3.3.

“Extension” as defined in Section 3.3.

“Extension Offer” as defined in Section 3.3.

“Extension Tranche”: as defined in Section 3.3.

“Facility”: the Commitments and the Loans made thereunder.

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“FCPA” the Foreign Corrupt Practices Act of 1977.

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fixed Charge Coverage Ratio” means, with respect to the Borrower and its Subsidiaries for any period, the ratio of (i) Consolidated EBITDA for such period minus Capital Expenditures made (to the extent not already incurred in a prior period) or incurred during such period, to the extent paid in cash (and not financed with proceeds of Indebtedness (other than Indebtedness under the Agreement), to (ii) Consolidated Fixed Charges for such period.

“Flood Program” means the National Flood Insurance Program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004, in each case as amended from time to time, and any successor statutes.

“Foreign Intellectual Property”: shall mean Intellectual Property governed by, or arising or existing under, pursuant to or by virtue of, the laws of any jurisdiction other than the United States of America, any state thereof or the District of Columbia.

“Foreign Subsidiary”: any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Fund”: any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans or similar extensions of credit in the ordinary course.

“Funded Debt”: as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans.

“Funding Office”: the office of the Administrative Agent specified in Section 11.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Governmental Authorization”: all authorizations, certificates, consents, decrees, permits, licenses, registrations, waivers, privileges, approvals from and filings with all Governmental Authorities necessary in connection with any Group Member’s business.

“Group Members”: the collective reference to the Borrower and its Subsidiaries.

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement to be executed and delivered by the Borrower and each Guarantor, substantially in the form of Exhibit C.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantors”: each Subsidiary of the Borrower listed on Schedule 1.1(b), and each other Subsidiary of the Borrower that is or becomes a party to the Guarantee and Collateral Agreement.

“Hedge Agreements”: any agreement with respect to any cap, swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any of the Borrower or any of its Subsidiaries shall be a Hedge Agreement.

“Immaterial Subsidiary”: any direct or indirect Subsidiary of the Borrower or group of direct or indirect Subsidiaries of the Borrower that, individually or in the aggregate, for the twelve month period ending on the last day of the fiscal quarter of the Borrower most recently ended, had (i) revenues of less than 2.0% of the revenues of the Borrower and its Subsidiaries and (ii) aggregate assets with a fair market value of less than 2.0% of the fair market value of the total assets of the Borrower and its Subsidiaries, in each case, on a consolidated basis for such period; provided that if the Subsidiaries that constitute Immaterial Subsidiaries account for, in the aggregate, more than 7.5% of such consolidated revenues and more than 7.5% of the fair market value of the consolidated assets, each as described above, then the term “Immaterial Subsidiary” shall not include each such Subsidiary (starting with the Subsidiary that accounts for the most consolidated revenues or consolidated assets and then in descending order) necessary to account for at least 92.5% of the consolidated revenues and 92.5% of the fair market value of the consolidated assets, each as described above. Notwithstanding anything to the contrary contained herein, MineSet shall not be an Immaterial Subsidiary.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), including, without limitation, Earn-Out Obligations (valued at the maximum possible payment in accordance with the terms of the relevant agreement providing therefor), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of bankers’ acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all redeemable preferred Capital Stock that is not Qualified Capital Stock of such Person, or if higher, the maximum principal amount of Indebtedness that any Capital Stock that is not Qualified Capital Stock of such Person is convertible into, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) for the purposes of Sections 8.2 and 9.1 only, all obligations of such Person in respect of Hedge Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor. For purposes of clause (i) above, the principal amount of Indebtedness under clause (i) shall be the lesser of (x) the fair market value of the applicable property securing the obligations referred to in clause (i) and (y) the amount of the obligation referred to in clause (i); and for purposes of clause (j) above, the principal amount of Indebtedness in respect of Hedge Agreements shall be the Agreement Value of such Hedge Agreement.

“Indemnified Liabilities”: as defined in Section 11.5.

“Indemnitee”: as defined in Section 11.5.

“Initial Lender”: each financial institution listed on the signature pages hereto as a Lender.

“Initial Loan”: as defined in Section 2.1.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvency or Liquidation Proceeding”: (a) any voluntary or involuntary case or proceeding under the United States Bankruptcy Code, state bankruptcy law or similar law with respect to any Loan Party; (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Loan Party or with respect to a material portion of their respective assets; (c) any liquidation, dissolution, reorganization or winding up of any Loan Party whether voluntary or involuntary and whether or not involving insolvency or bankruptcy (other than any of the foregoing expressly permitted under the covenants contained in the Loan Documents); or (d) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Loan Party.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: as defined in the Guarantee and Collateral Agreement.

“Intellectual Property Security Agreements”: the Patent Security Agreement, the Trademark Security Agreement and the Copyright Security Agreement (each as defined in the Guarantee and Collateral Agreement).

“Intercompany Note”: the Intercompany Note to be executed and delivered by each Group Member (other than any Group Member that has commenced liquidation proceedings permitted by this Agreement and for which a liquidator has been appointed to wind up its assets), substantially in the form of Exhibit H.

“Intercreditor Agreement” means a customary intercreditor agreement to be reasonably acceptable to Administrative Agent and Collateral Agent; provided that such intercreditor agreement will not cap the size of any debtor-in-possession credit facility, limit which parties can provide a debtor-in-possession credit facility or cap the amount of bank product obligations, Hedging Agreements or other cash management services that can be granted a pari passu security interest in the Collateral.

“Interest Payment Date”: (a) as to any Base Rate Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the final Maturity Date of such Loan, (b) as to any LIBOR Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any LIBOR Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan, the date of any repayment or prepayment made in respect thereof.

“Interest Period”: as to any LIBOR Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such LIBOR Loan and ending one, two, three or six (or (if available to all Lenders) twelve) months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such LIBOR Loan and ending one, two, three or six (or (if available to all Lenders) twelve) months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent no later than 11:00 A.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) the Borrower may not select an Interest Period that would extend beyond the Maturity Date of the applicable Loans;

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv) the Borrower shall select Interest Periods so as not to require a payment or prepayment of any LIBOR Loan during an Interest Period for such Loan on any day other than the last day of an Interest Period.

“Investments”: as defined in Section 8.8.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time.

“Lead Arranger”: Morgan Stanley Senior Funding, Inc., in its capacity as sole lead arranger and sole bookrunner for the Facility.

“Lease”: any lease, sublease or sub-sublease, letting, license, concession, easement, right of way or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy, all or any portion of any real property, and every modification, amendment, guaranty or other agreement relating thereto.

“Lenders”: each Initial Lender, each Person that becomes a party hereto pursuant to an Assignment and Assumption and any Extending Lender and any Refinancing Lender.

“LIBO Base Rate”: with respect to each day during each Interest Period pertaining to a LIBOR Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) appearing on Reuters Screen LIBOR01 Page as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Reuters Screen LIBOR01 Page (or otherwise on such service), the “LIBO Base Rate” shall be determined by reference to such other comparable publicly available service for displaying LIBO rates as may be selected by the Administrative Agent or, in the absence of such availability, the arithmetic mean of the rates (rounded upward to the nearest 1/100th of 1%) as supplied to the Administrative Agent at its request quoted by the Reference Banks to leading banks in the London interbank market two Business Days before the first day of such Interest Period for Dollar deposits of a duration equal to the duration of such Interest Period.

“LIBO Rate”: with respect to each day during each Interest Period pertaining to a LIBOR Loan, a rate per annum determined for such day equal to the greater of (a) 1.00% and (b) an amount determined in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

LIBO Base Rate
1.00 - Eurocurrency Reserve Requirements

“LIBOR Loans”: Loans that bear interest based upon the LIBO Rate.

“LIBOR Tranche”: the collective reference to LIBOR Loans of the same Class the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Lien”: any mortgage, pledge, hypothecation, assignment for collateral security purposes, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan”: the Initial Loan and any Extended Loan and any Refinancing Loan.

“Loan Documents”: this Agreement, the Security Documents, the Perfection Certificate, any Intercreditor Agreement, the Notes, if any, and any Refinancing Amendment.

“Loan Party”: each Group Member that is a party to a Loan Document.

“Material Acquisition”: any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all of the voting Capital Stock of a Person and (b) involves the payment of consideration by the Borrower and its Subsidiaries in excess of $10,000,000.

“Material Adverse Effect”: a material adverse effect on (a) the business, assets, property, financial condition or results of operations of the Borrower and its Subsidiaries, taken as a whole, (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Agents or the Lenders hereunder or thereunder, taken as a whole, or (c) the validity, perfection or priority of the Collateral Agent’s Liens upon a material portion of the Collateral.

“Material Disposition”: any Disposition of property or series of related Dispositions of property that yields gross proceeds to the Borrower and its Subsidiaries in excess of $10,000,000.

“Material Indebtedness”: Indebtedness (other than the Loans), or obligations in respect of one or more Hedge Agreements, of any one or more of the Borrower or any of its Subsidiaries in an aggregate principal amount exceeding $10,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Person in respect of any Hedge Agreement at any time shall be the Agreement Value of such Hedge Agreement at such time.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls, radioactive materials, and toxic mold.

“Maturity Date”: (i) with respect to the Initial Loans, July 27, 2018, (ii) with respect to any Extended Loans, the final maturity date as specified in the applicable Extension Offer, and (iii) with respect to any Refinancing Loans, the final maturity date as specified in the applicable Refinancing Amendment.

“MineSet”: MineSet, Inc., a Delaware corporation.

“Moody’s”: Moody’s Investors Service, Inc.

“Mortgaged Properties”: the real properties to which the Collateral Agent for the benefit of the Secured Parties shall be granted a Lien pursuant to the Mortgages.

“Mortgages”: any mortgages, deeds of trust, deeds to secure debt, assignment of leases and rents or other security document made by any Loan Party in favor of, or for the benefit of, the Collateral Agent for the benefit of the Secured Parties, in form and substance reasonably acceptable to the Collateral Agent.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or by the Disposition of any non-cash consideration received in connection therewith or otherwise, but, in each case, only as and when received) of such Asset Sale or Recovery Event, net of, without duplication, (i) attorneys’ fees, accountants’ fees and investment banking fees, (ii) amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document), (iii) any reserve in accordance with GAAP in respect of (x) the sale price of such asset or assets and (y) any liabilities associated with such asset or assets and retained by the Borrower or any of its Subsidiaries after such Disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction (provided that to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds if not utilized to pay such costs), (iv) the Borrower’ reasonable estimate of payments required to be made with respect to liabilities relating to any asset that is the subject of an Asset Sale (and not assumed by the buyer of such asset) within one year after such Asset Sale (it being understood and agreed that “Net Cash Proceeds” shall include an amount equal to any estimated liabilities described in this clause (iv) that have not been satisfied in cash within 270 days after such Asset Sale) and (v) other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any incurrence or issuance of Indebtedness, the cash proceeds received from such incurrence or issuance, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Non-Consenting Lenders”: in connection with any proposed amendment, modification, waiver or termination requiring the consent of all Lenders or all directly affected Lenders where the consent of the Required Lenders is obtained, the Lenders whose consent is required but not obtained.

“Non-Excluded Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any Loan Party under this Agreement or any other Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Non-Extending Lender”: as defined in Section 3.3(f).

“Non-U.S. Lender”: a Lender that is not a U.S. Person.

“Notes”: the collective reference to any promissory note evidencing Loans.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any Insolvency or Liquidation Proceeding relating to any Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Loan Parties to any Agent or to any Lender (or, in the case of Specified Hedge Agreements or Specified Cash Management Agreements, any Qualified Counterparty or Cash Management Bank, as applicable), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, any Specified Hedge Agreement, any Specified Cash Management Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, premium, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to any Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise; provided, that any release of Collateral or Guarantors effected in the manner permitted by the Loan Documents shall not require the consent of Qualified Counterparties under Specified Hedge Agreements or Cash Management Banks under Specified Cash Management Agreements; provided, further, that the Obligations shall exclude any Excluded Swap Obligations.

“OFAC”: as defined in Section 5.21.

“Organizational Documents”: as to any Person, the certificate of incorporation, certificate of formation, by-laws, limited liability company agreement, partnership agreement or other organizational or governing documents of such Person.

“Other Connection Taxes”: with respect to the Administrative Agent or any Lender, any and all Taxes imposed as a result of a present or former connection between the Administrative Agent or the Lender, as applicable, and the jurisdiction imposing such Tax (other than connections arising from the Administrative Agent or the Lender, as applicable, having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes”: any and all present or future stamp, court or documentary, recording, filing Taxes or any other similar Taxes, charges or levies arising from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.13).

“Outstanding Amount” shall mean with respect to the Loans on any date, the principal amount thereof after giving effect to any borrowings and prepayments or repayments thereof occurring on such date.

“Participant”: as defined in Section 11.6(c).

“Participant Register”: as defined in Section 11.6(c).

“Patriot Act”: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor thereto).

“Perfection Certificate”: the Perfection Certificate substantially in the form of Exhibit G.

“Permitted Acquisition”: any acquisition, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Capital Stock of, or a business line or unit or a division of, any Person; provided, that (a) immediately prior to, and after giving effect thereto, no Event of Default shall have occurred and be continuing or would result therefrom; (b) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations; (c) in the case of the acquisition of Capital Stock, all of the Capital Stock (except for any such Capital Stock in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued by such Person or any newly formed Subsidiary of the Borrower in connection with such acquisition shall be owned 100% by the Borrower or a Subsidiary Guarantor, and the Borrower shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of the Borrower, each of the actions set forth in 7.9 and 7.10, as applicable; (d) on a Pro Forma Basis after giving effect to such acquisition (and any related incurrence of Indebtedness, if applicable), the Fixed Charge Coverage Ratio, as of the last day of the most recently ended four consecutive fiscal quarter period for which the financial statements required to be delivered pursuant to Section 7.1(a) or 7.1(b), and the related certificate required to be delivered pursuant to Section 7.2(a), have been received by the Administrative Agent, would not be less than 3.00:1.00; (e) immediately prior to, and after giving effect thereto, the Borrower and its Subsidiaries shall have Unrestricted Cash of at least $85,000,000; (f) if the total consideration paid in connection with such Permitted Acquisition (including any Earn-Out Obligations and any Indebtedness of any Acquired Person that is assumed by the Borrower or any of its Subsidiaries following such acquisition) exceeds $5,000,000, the Borrower shall have delivered to the Administrative Agent at least five Business Days prior to such proposed acquisition a certificate (with reasonably detailed backup calculations) evidencing compliance with the requirements of clauses (d) and (e) above, together with all relevant financial information with respect to such acquired assets, including, without limitation, the aggregate consideration for such acquisition and any other information reasonably required to demonstrate compliance with clauses (d) and (e) above; (g) any Person or assets or division as acquired in accordance herewith shall be in substantially the same or reasonably related business or lines of business in which the Borrower and/or its Subsidiaries are engaged, or are permitted to be engaged as provided herein (or any reasonable extensions or expansions thereof), as of the time of such acquisition; and (h) the total consideration paid in connection with all Permitted Acquisitions (including any Earn-Out Obligations and any Indebtedness of any Acquired Person that is assumed by the Borrower or any of its Subsidiaries in connection with such acquisitions) shall not exceed (1) in the case of consideration in the form of cash (other than proceeds described in clause (2)) or the proceeds of Indebtedness, $10,000,000, and (2) in the case of consideration in the form of Capital Stock or the proceeds of Capital Stock, $75,000,000, in each case, from the date of this Agreement; provided that in the case of a Permitted Acquisition of a Foreign Subsidiary (or assets located outside the United States which will be acquired pursuant to a Permitted Acquisition), the portion of the total consideration (excluding any consideration paid in the form of Capital Stock or the proceeds of Capital Stock) payable for the proposed Permitted Acquisition attributable to the acquisition of a Foreign Subsidiary (or assets located outside of the United States), when added to the total consideration (excluding any consideration paid in the form of Capital Stock or the proceeds of Capital Stock) paid or payable for all other Permitted Acquisitions of Foreign Subsidiaries (and the portion of the total consideration (excluding any consideration paid in the form of Capital Stock or the proceeds of Capital Stock) paid for assets located outside the United States acquired pursuant to all other Permitted Acquisitions), shall not exceed $5,000,000.

“Permitted Junior Secured Refinancing Debt” as defined in Section 3.4(g).

“Permitted Refinancing”: as to any Indebtedness, the incurrence of other Indebtedness to refinance, extend, renew, defease, restructure, replace or refund (collectively, “refinance”) such existing Indebtedness; provided that, in the case of such other Indebtedness, the following conditions are satisfied: (a) other than with respect to a Permitted Refinancing in respect of Capital Lease Obligations, the weighted average life to maturity of such refinancing Indebtedness shall be greater than or equal to the weighted average life to maturity of the Indebtedness being refinanced; (b) the principal amount of such refinancing Indebtedness shall be less than or equal to the principal amount (including any accreted or capitalized amount) then outstanding of the Indebtedness being refinanced, plus any required premiums and other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by any amount equal to any existing commitments unutilized thereunder; (c) the respective obligor or obligors shall be the same on the refinancing Indebtedness as on the Indebtedness being refinanced (except that there may be fewer obligors of the refinancing Indebtedness); (d) the security, if any, for the refinancing Indebtedness shall be the same as that for the Indebtedness being refinanced (except to the extent that less security is granted to holders of refinancing Indebtedness); (e) the refinancing Indebtedness is subordinated to the Obligations to the same degree, if any, or to a greater degree as the Indebtedness being refinanced; and (f) no material terms (other than interest rate) applicable to such refinancing Indebtedness or, if applicable, the related security or guarantees of such refinancing Indebtedness (including covenants, events of default, remedies, acceleration rights) shall be, taken as a whole, materially more favorable to the refinancing lenders (in the commercially reasonable determination of the Borrower) than the terms that are applicable under the instruments and documents governing the Indebtedness being refinanced.

“Permitted Pari Passu Secured Refinancing Debt” as defined in Section 3.4(g).

“Permitted Unsecured Refinancing Debt” as defined in Section 3.4(g).

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan that is subject to ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform”: as defined in Section 11.2.

“Pledged Company”: any Subsidiary of the Borrower the Capital Stock of which is pledged to the Collateral Agent pursuant to any Security Document.

“Pledged Equity Interests”: as defined in the Guarantee and Collateral Agreement.

“Prepayment Premium” shall mean, with respect to any Loan on any date of prepayment or repayment thereof occurring before the first anniversary of the Closing Date, an amount equal to the present value at such prepayment or repayment date of the premium that would be payable with respect to the Loans being repaid on the day after the first anniversary of the Closing Date plus all cash interest that would be due and payable on the Loans being repaid on such date from such date to the first anniversary of the Closing Date at the Applicable Margin then in effect, computed using a discount rate equal to the Treasury Rate plus 50 basis points.

“Pro Forma Adjustment”: for any period that includes any Specified Transaction, the pro forma increase or decrease in Consolidated EBITDA projected by the Borrower in good faith as a result of (a) actions taken, prior to or during such period, for the purposes of realizing reasonably identifiable and quantifiable cost savings as a result of such actions, or (b) any additional costs incurred prior to or during such period in connection with any combination of the operations of any acquired entity with the operations of the Borrower and its Subsidiaries; provided that (A) so long as such actions are taken prior to or during such period or such costs are incurred prior to or during such period it may be assumed, for purposes of projecting such pro forma increase or decrease to Consolidated EBITDA, that such cost savings will be realizable during the entirety of such period, or such additional costs will be incurred during the entirety of such period, (B) such amounts are reasonably identifiable and factually supportable in the good faith judgment of the Borrower, (C) such amounts and the calculations thereof are set forth in reasonable detail in a certificate signed by a Responsible Officer of the Borrower certifying the foregoing, (D) not more than the greater of (i) $3,500,000 and (ii) 7.5% of Consolidated EBITDA shall be attributable to all Pro Forma Adjustments for any period after giving effect thereto, (E) such actions are taken and the cost savings associated therewith must occur or be realized within twelve months after the date of such Specified Transaction and (F) any such pro forma increase or decrease to Consolidated EBITDA shall be without duplication for cost savings or additional costs already included or added back pursuant to the definition of Consolidated EBITDA for such period.

“Pro Forma Basis”: with respect to the satisfaction of any ratio hereunder required by the terms of this Agreement to be made on a Pro Forma Basis, that (a) to the extent applicable, the Pro Forma Adjustment shall have been made and (b) all Specified Transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such ratio; provided that, the foregoing pro forma adjustments may be applied to any such ratio solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and give effect to operating expense reductions that are (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Borrower or any of its Subsidiaries and (z) reasonably identifiable and factually supportable or (ii) otherwise consistent with the definition of Pro Forma Adjustment. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedge Agreement applicable to such Indebtedness if such Hedge Agreement has a remaining term in excess of 12 months).

“Pro Forma Financial Statement”: as defined in Section 5.1(a).

“Projections”: as defined in Section 7.2(b).

“Properties”: as defined in Section 5.17(a).

“Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“Public Lender”: as defined in Section 11.2.

“Qualified Capital Stock”: any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (i) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (excluding any mandatory redemption resulting from an asset sale or change in control so long as no payments in respect thereof are due or owing, or otherwise required to be made, until all Obligations have been paid in full in cash), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case, at any time on or after the one hundred eighty-first day following the Latest Maturity Date (or such later maturity date of any Loans extended in accordance with Section 3.3 on or prior to the date of issuance of such Capital Stock), or (ii) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (x) debt securities or (y) any Capital Stock referred to in clause (i) above, in each case, at any time on or after the one hundred eighty-first day following the Latest Maturity Date (or such later maturity date of any Loans extended in accordance with Section 3.3 on or prior to the date of issuance of such Capital Stock).

“Qualified Counterparty”: with respect to any Specified Hedge Agreement, any counterparty thereto that, at the time such Specified Hedge Agreement was entered into, was a Lead Arranger, an Agent, a Lender or an Affiliate of any of the foregoing.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member, the gross proceeds of which (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) exceeds $500,000.

“Reference Bank”: Morgan Stanley Senior Funding, Inc. and such additional or other banks as may be appointed by the Administrative Agent and reasonably acceptable to the Borrower; provided that at any time the maximum number of Reference Banks does not exceed six.

“Refinanced Debt”: as defined in Section 3.4(a).

“Refinanced Loans”: as defined in Section 3.4(b).

“Refinancing”: as defined in the preamble to this Agreement.

“Refinancing Amendment”: as defined in Section 3.4(f).

“Refinancing Commitments”: as defined in Section 3.4(a).

“Refinancing Equivalent Debt”: as defined in Section 3.4(g).

“Refinancing Lenders”: as defined in Section 3.4(c).

“Refinancing Loan”: as defined in Section 3.4(b).

“Refinancing Loan Request”: as defined in Section 3.4(a).

“Refinancing Tranche Closing Date”: as defined in Section 3.4(d).

“Register”: as defined in Section 11.6(b).

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Group Member in connection therewith that are not applied to prepay the Loans pursuant to Section 4.2(c) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”: a written notice executed by a Responsible Officer stating that no Specified Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through any of its Subsidiaries) intends to use all or a portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire or repair assets to be used in the Borrower’s business.

“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair assets to be used in the Borrower’ business; provided that such amount shall be increased by any amount committed to be expended prior to the relevant Reinvestment Prepayment Date but not actually expended within 90 days of such date.

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring 270 days after such Reinvestment Event or, in respect of any amount committed to be expended prior to such date, 90 days after such date and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire or repair assets to be used in the Borrower’ business with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Parties”: with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the thirty day notice period referred to in Section 4043(c) of ERISA has been waived.

“Required Lenders”: at any time, the holders of more than 50% of the sum of all Loans outstanding and all unused Commitments at such time (provided that any determination of “Required Lenders” shall be subject to the final paragraph of Section 11.1).

“Requirement of Law”: as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, including, without limitation, the Governmental Authorizations and the Communications Act.

“Responsible Officer”: the chief executive officer, president, chief financial officer, general counsel or general manager of the Borrower (unless otherwise specified), but in any event, with respect to financial matters, the chief financial officer of the Borrower (unless otherwise specified).

“Restricted Amount”: as defined in Section 4.2(a).

“Restricted Party” means a Person that is (i) listed on, or owned or controlled by a Person listed on, a Sanctions List, or a Person acting on behalf of such a Person; (ii) located in or organized under the laws of a country or territory that is the subject of country- or territory-wide Sanctions, or a Person who is owned or controlled by, or acting on behalf of such a Person; or (iii) otherwise a subject of Sanctions.

“Restricted Payments”: as defined in Section 8.6.

“Retained Amount”: as defined in Section 4.2(e).

“S&P”: Standard & Poor’s Ratings Services.

“Sale-Leaseback Transactions” as defined in Section 8.11.

“Sanctioned Country” means any country subject to a sanctions program identified by OFAC.

“Sanctions” means any trade, economic or financial sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by a Sanctions Authority.

“Sanctions Authority” means:

(a) the Security Council of the United Nations;

(b) the United States of America;

(c) the European Union;

(d) the UK; and

(e) the governments and official institutions or agencies of any of paragraphs (a) to (d) above, including OFAC, the U.S. Department of State, and Her Majesty’s Treasury.

“Sanctions List” means the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List and the Sectoral Sanctions Identification List maintained by OFAC, the Consolidated List of Financial Sanctions Targets and the Investment Ban List maintained by Her Majesty’s Treasury, or any similar list maintained by, or public announcement of a Sanctions designation made by, a Sanctions Authority, each as amended, supplemented or substituted from time to time.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Parties”: the collective reference to (a) the Administrative Agent, (b) the Collateral Agent, (c) the Lenders, (d) the Qualified Counterparties, (e) the Cash Management Banks, (f) the beneficiaries of each indemnification or reimbursement obligation undertaken by any Loan Party under any Loan Document and (g) the successors and assigns of each of the foregoing.

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Mortgages (if any), the Intellectual Property Security Agreements and all other security documents hereafter delivered to the Collateral Agent granting or perfecting a Lien on any property of any Person to secure the Obligations, in each case, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Single Employer Plan”: any Plan that is subject to Title IV of ERISA, but that is not a Multiemployer Plan.

“Solvent”: with respect to the Borrower and its Subsidiaries on the Closing Date on a consolidated basis means (i) the Fair Value and Present Fair Salable Value of the assets of the Borrower and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (ii) the Borrower and its Subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iii) the Borrower and its Subsidiaries taken as a whole will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature (all capitalized terms used in this definition other than “Borrower”, “Subsidiaries” and “Closing Date” shall have the meaning assigned to such terms in the form of solvency certificate attached hereto as Exhibit I).

“Specified Cash Management Agreement”: any Cash Management Agreement entered into by (a) the Borrower and (b) a Cash Management Bank, as counterparty.

“Specified Event of Default”: an Event of Default arising under Section 9.1(a) or (f).

“Specified Hedge Agreement”: any Hedge Agreement entered into by (a) the Borrower and (b) a Qualified Counterparty, as counterparty.

“Specified Transaction”: with respect to any period, any Material Acquisition or Material Disposition, and any Restricted Payment (and, in each case, any related incurrence, repayment or assumption of Indebtedness).

“Subordinated Indebtedness”: any unsecured Indebtedness of any Loan Party, no part of the principal of which is required to be paid (whether by way of mandatory sinking fund, mandatory redemption or mandatory prepayment), prior to the Latest Maturity Date (or such later maturity date of any Loans extended in accordance with Section 3.3 on or prior to the date of issuance or incurrence of such Indebtedness) (it being understood and agreed that any required offer to purchase such Indebtedness as a result of a change of control or asset sale shall not violate the foregoing restrictions, provided that such offer is subject to the prior payment in full in cash of the Obligations) and the payment of principal and interest of which and other obligations of any Loan Party in respect thereof are subordinated to the prior payment in full in cash of the Obligations on terms and conditions reasonably satisfactory to the Administrative Agent.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Obligation” :with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Taxes”: any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Transactions”: collectively, (a) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party, (b) the Refinancing, (c) the borrowing of the Initial Loans, (d) the use of proceeds of the Initial Loans, (e) the payment of fees and expenses related to the foregoing and (f) any other transactions related to or entered into in connection with any of the foregoing.

“Treasury Rate” means, with respect to a prepayment date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days prior to such prepayment date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) of one year from such prepayment date; provided, however, that if the period from such prepayment date to the first anniversary of the Closing Date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given.

“Type”: as to any Loan, its nature as a Base Rate Loan or a LIBOR Loan.

“Unasserted Contingent Obligations”: contingent surviving indemnity and reimbursement obligations under the Loan Documents in respect of which no claim or demand has been made.

“United States”: the United States of America.

“U.S. Person”: any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Unrestricted Cash”: at any time, the aggregate amount of cash and Cash Equivalents of the Borrower and its Subsidiaries to the extent that the use of such cash or Cash Equivalents for application to the payment of the Obligations is not prohibited by law or any contract or other agreement and such cash and Cash Equivalents are free and clear of all Liens (other than Liens in favor of the Collateral Agent and other Liens permitted under Section 8.3(n)).

“Weighted Average Yield”: with respect to any Loan or any other loan or other Indebtedness, on any date of determination, the weighted average yield to maturity, in each case, to be determined by the Administrative Agent consistent with generally accepted financial practice, after giving effect to interest rates and bases, margins, upfront or similar fees or original issue discount shared with all lenders or holders thereof, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders or holders thereof as of the date of such determination.

“Yield Differential”: as defined in Section 3.3(a).

1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, (v) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (vi) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time (subject to any applicable restrictions hereunder), (vii) any reference to any law, code, statute, treaty, rule, guideline, regulation or ordinance of a Governmental Authority shall, unless otherwise specified, refer to such law, code, statute, treaty, rule, guideline, regulation or ordinance as amended, supplemented or otherwise modified from time to time and (viii) any reference to any Internal Revenue Service form shall be construed to include any successor form.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(e) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP; provided that, if the Borrower notifies the Administrative Agent that it requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party or any Subsidiary of any Loan Party at “fair value”. Notwithstanding any other provision contained herein, obligations relating to a lease that were accounted for by a Person as an operating lease as of the Closing Date and any similar lease entered into after the Closing Date by such Person shall be accounted for as obligations relating to an operating lease and not as a Capital Lease Obligation.

(f) Neither this Agreement nor any other agreement, document or instrument referred to herein or executed and delivered in connection herewith shall be construed against any Person as the principal draftsperson hereof or thereof.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

2.1 Commitments. Subject to the terms and conditions hereof, each Initial Lender severally agrees to make a term loan (the “Initial Loan”) to the Borrower on the Closing Date in an amount not to exceed the amount of the Commitment of such Initial Lender. The Initial Loan may from time to time be LIBOR Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 4.3. Each borrowing under the Commitments shall be in an amount equal to (x) in the case of Base Rate Loans, $1,000,000 or integral multiples of $100,000 in excess thereof and (y) in the case of LIBOR Loans, $1,000,000 or integral multiples of $100,000 in excess thereof. The Commitments with respect to the Initial Loan shall automatically terminate at 5:00 P.M., New York City time, on the Closing Date.

2.2 Procedure for Borrowing. The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 11:00 A.M., New York City time, three Business Days prior to the Closing Date in the case of LIBOR Loans to be made on the Closing Date and no later than 11:00 A.M., New York City time, one Business Day prior to the Closing Date in the case of Base Rate Loans to be made on the Closing Date) requesting that the Initial Lenders make the Initial Loans on the Closing Date and specifying the amount to be borrowed. Upon receipt of such notice the Administrative Agent shall promptly notify each Initial Lender thereof. Not later than 12:00 Noon, New York City time, on the Closing Date, each Initial Lender, as applicable, shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Initial Loans to be made by such Initial Lender. The Administrative Agent shall promptly make available to the Borrower the aggregate of the amounts made available to the Administrative Agent by the Initial Lenders in immediately available funds. Until the Administrative Agent shall have notified the Borrower that the primary syndication of the Facility has been completed (and in any event no later than 90 days after the Closing Date), any Initial Loans made on the Closing Date that are LIBOR Loans shall initially have an Interest Period of one month and any Initial Loans that are converted into or continued as LIBOR Loans shall have an Interest Period of one month.

2.3 Repayment of Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the applicable Lenders the aggregate outstanding principal amount of the Initial Loans on the following dates in the amounts indicated (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 4.1 and Section 4.2):

Payment Date	Principal Amount of Initial Loans
March 31, 2015	$437,500
June 30, 2015	$437,500
September 30, 2015	$437,500
December 31, 2015	$437,500
March 31, 2016	$437,500
June 30, 2016	$437,500
September 30, 2016	$437,500
December 31, 2016	$437,500
March 31, 2017	$437,500
June 30, 2017	$437,500
September 30, 2017	$437,500
December 31, 2017	$437,500
March 31, 2018	$437,500
June 30, 2018	$437,500
Maturity Date	Remaining unpaid principal amount of the Initial Loans.

The remaining unpaid principal amount of the Initial Loans shall be due and payable in full, if not earlier in accordance with this Agreement, on the Maturity Date applicable to the Initial

Loans. The principal amount of Refinancing Loans of each Refinancing Lender shall be repaid by the Borrower as provided in the Refinancing Amendment, subject to the requirements of Section 3.4 (which installments shall, to the extent applicable, be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 4.8). To the extent not previously paid, each Refinancing Loan shall be due and payable on the Maturity Date applicable to such Refinancing Loans.

SECTION 3. FEES; DEFAULTING LENDERS; EXTENSIONS OF MATURITY

3.1 Fees.

(a) Closing Fees. The Borrower agrees to pay closing fees to each Lender that is party to this Agreement as a Lender on the Closing Date, as a yield enhancement fee for the funding of such Lender’s Initial Loans, in an amount equal to 2.00% of the stated principal amount of such Lender’s Initial Loans, payable to such Lender on the Closing Date out of the proceeds of such Lender’s Initial Loans as and when funded on the Closing Date. Such closing yield enhancement fee will be in all respects fully earned, due and payable on the Closing Date and shall not be refundable under any circumstances.

(b) The Borrower agrees to pay to the Administrative Agent, for its own account, the administrative fees payable in the amounts and at the times separately agreed upon among the Borrower and the Administrative Agent or any Affiliate thereof. All such fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent. Once paid, none of such fees shall be refundable under any circumstances.

3.2 Defaulting Lenders. If the Borrower and the Administrative Agent agree in writing in their discretion that a Lender that is a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto; provided, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to a Lender that is not a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of a Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 9 or otherwise), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; third, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fourth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 3.2 shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto

3.3 Extensions of Maturity.

(a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time (provided such offers are made not less than 90 days prior to the Maturity Date of the applicable Loans), by the Borrower to all Lenders of Loans with a like maturity date on a pro rata basis (based on the aggregate outstanding principal amount of the respective Loans with the same maturity date) and on the same terms to each such Lender, the Borrower may from time to time with the consent of any Lender that shall have accepted such offer (each such Lender, an “Extending Lender”) extend the maturity date of any Loans of such Lender only and otherwise modify the terms of such Loans of such Lender only, pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing or decreasing the interest rate or fees payable in respect of such Loans and/or modifying the amortization schedule in respect of such Loans) (each, an “Extension”, and each group of Loans as so extended, as well as the original Loans not so extended, being an “Extension Tranche”; it being understood that any Extended Loans shall constitute a separate Tranche of Loans from the Tranche of Loans from which they were converted), so long as the following terms are satisfied: (i) no Specified Event of Default shall exist at the time the notice in respect of an Extension Offer is delivered to the Lenders, and no Specified Event of Default shall exist immediately prior to or after giving effect to the effectiveness of any Extended Loans, (ii) except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to the immediately succeeding clauses (iii), (iv) and (v), be determined by the Borrower and set forth in the relevant Extension Offer), the Loans of any Extending Lender extended pursuant to any Extension (“Extended Loans”) shall have the same terms as the Tranche of Loans subject to such Extension Offer (except for covenants or other provisions contained therein applicable only to periods after the then Latest Maturity Date of such non-extended Loans); provided, that if the “effective yield” applicable to a given tranche of Extended Loans (which, for such purposes only, shall be deemed to take account any then applicable interest rate margin, interest rate benchmark floors, recurring fees and all upfront or similar fees or original issue discount (amortized over the shorter of (x) the life of such loans and (y) four years) payable to all Extending Lenders providing such Extended Loans but exclusive of any arrangement, structuring or other fees payable in connection therewith that are not shared with all Extending Lenders providing such Extended Loans) determined as of the initial extension date for such Extended Loans exceeds the “effective yield” of any Initial Loans or any other tranche of Loans (unless the terms of such tranche provide that such tranche is not subject to this provision) (determined on the same basis as provided above, with the comparative determination to be made in the reasonable judgment of the Administrative Agent consistent with generally accepted financial practice) by more than 0.50% (the amount of such excess over 0.50% being the “Yield Differential”), the Applicable Margin for such Initial Loans or such other tranche of Loans subject to a Yield Differential shall automatically be increased by the Yield Differential effective upon the making or extension of the applicable Extended Loans, (iii) the final maturity date of any Extended Loans shall be no earlier than the then Latest Maturity Date of any Loan under this Agreement at the time of extension and the amortization schedule applicable to Loans pursuant to Section 2.3 for periods prior to the Maturity Date of the Loans may not be increased with respect to such Extended

Loans, (iv) the weighted average life to maturity of any Extended Loans shall be no shorter than the remaining weighted average life to maturity of the Loans extended thereby, (v) any Extended Loans may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory prepayments hereunder, as specified in the applicable Extension Offer, (vi) if the aggregate principal amount of Loans in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Loans offered to be extended by the Borrower pursuant to such Extension Offer, then the Loans of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts with respect to which such Lenders have accepted such Extension Offer, (vii) all documentation in respect of such Extension shall be consistent with the foregoing, (viii) to the extent reasonably necessary to maintain the continuing priority of the Lien of the Mortgages as security for the Obligations, as determined by the Administrative Agent in its reasonable discretion: (1) the applicable Loan Party to any Mortgages shall have entered into, and delivered to the Collateral Agent, at the direction and in the sole discretion of the Administrative Agent a mortgage modification or new Mortgage in proper form for recording in the relevant jurisdiction and in a form reasonably satisfactory to the Administrative Agent, and (2) the Borrower shall have caused to be delivered to the Collateral Agent for the benefit of the Secured Parties an endorsement to the title insurance policy, date down(s) or other evidence reasonably satisfactory to the Administrative Agent insuring that the priority of the Lien of the Mortgages as security for the Obligations has not changed and confirming and/or insuring that since the issuance of the title insurance policy there has been no change in the condition of title and there are no intervening liens or encumbrances which may then or thereafter take priority over the Lien of the Mortgages, (ix) any Extension Offer is required to be in a minimum amount of at least $10,000,000 and (x) in connection with such Extension, the Administrative Agent shall have received legal opinions, board resolutions, secretary’s certificates and other customary closing documents reasonably requested by the Administrative Agent. Notwithstanding anything to the contrary herein, no Lender shall be obligated to consent to any Extension Offer.

(b) Extensions consummated by the Borrower pursuant to this Section 3.3 shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 4.1 or Section 4.2.

(c) The Lenders hereby irrevocably authorize the Administrative Agent and the Collateral Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary in order to establish new Extension Tranches or sub-Extension Tranches in respect of Extended Loans and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new Extension Tranches or sub-Extension Tranches, in each case on terms consistent with this Section 3.3.

(d) In connection with any Extension, the Borrower shall provide the Administrative Agent at least five Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably, to accomplish the purposes of this Section 3.3.

(e) This Section 3.3 shall supersede any provisions in Section 4.8(b) or 11.1 to the contrary.

(f) If, in connection with any proposed Extension, any Lender declines to consent to the applicable extension on the terms and by the deadline set forth in the applicable Extension Offer (each such Lender, a “Non-Extending Lender”) then the Borrower may, on notice to the Administrative Agent and the Non-Extending Lender, replace such Non-Extending Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 11.6 (with the assignment fee and any other costs and expenses to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement to one or more assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender; provided, further, that the applicable assignee shall have agreed to provide Extended Loans on the terms set forth in such Extension; and provided, further, that all obligations of the Borrower owing to the Non-Extending Lender relating to the Loans so assigned shall be paid in full by the assignee Lender to such Non-Extending Lender concurrently with such Assignment and Assumption and the Borrower shall pay to such Non-Extending Lender any premium required to be paid by Section 4.1(b). Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender, as assignor, any Assignment and Assumption necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section 3.3(f).

Following any Extension, with the written consent of the Borrower, any Non-Extending Lender may elect to have all or a portion of its Loans not so extended deemed to be an Extended Loan under the applicable Extension Tranche on any date (each date a “Designation Date”) prior to the maturity date of such Extension Tranche; provided that (i) such Lender shall have provided written notice to the Borrower and the Administrative Agent at least 10 Business Days prior to such Designation Date (or such shorter period as the Administrative Agent may agree in its reasonable discretion) and (ii) no more than three Designation Dates may occur in any one year period without the written consent of the Administrative Agent. Following a Designation Date, the Loans held by such Lender so elected to be extended will be deemed to be Extended Loans of the applicable Extension Tranche, and any existing Loans held by such Lender not elected to be extended, if any, shall continue to be Loans of the applicable Extension Tranche.

3.4 Refinancing Facilities.

(a) The Borrower may, at any time or from time to time after the Closing Date, upon written notice to Administrative Agent (a “Refinancing Loan Request”), request the establishment of one or more new Classes of term loans under this Agreement (any such new Class, “Refinancing Commitments”) established in exchange for, or to replace, repurchase, retire or refinance, in whole or in part, as selected by the Borrower, any one or more then-existing Class or Classes of Loans or Commitments (with respect to a particular Refinancing Commitment or Refinancing Loan, such existing Loans or Commitments, “Refinanced Debt”), whereupon Administrative Agent shall promptly deliver a copy of each such notice to each of the Lenders.

(b) Any Refinancing Loans made pursuant to Refinancing Commitments made on a Refinancing Tranche Closing Date shall be designated a separate Class of Refinancing Loans for all purposes of this Agreement. On any Refinancing Tranche Closing Date on which any Refinancing Commitments of any Class are effected, subject to the satisfaction of the terms and conditions in this Section 3.4, (i) each Refinancing Lender of such Class shall make a Loan to the Borrower (a “Refinancing Loan”) in an amount equal to its Refinancing Commitment of such Class and (ii) each Refinancing Lender of such Class shall become a Lender hereunder with respect to the Refinancing Commitment of such Class and the Refinancing Loans of such Class made pursuant thereto.

(c) Each Refinancing Loan Request from the Borrower pursuant to this Section 3.4 shall set forth the requested amount and proposed terms of the relevant Refinancing Loans and identify the Refinanced Debt with respect thereto. Refinancing Loans may be made by any existing Lender (but no existing Lender will have an obligation to make any Refinancing Commitment, nor will the Borrower have any obligation to approach any existing Lender to provide any Refinancing Commitment) or by any other lender (each such existing Lender or other lender providing such Commitment or Loan, a “Refinancing Lender” and, collectively, “Refinancing Lenders”); provided that (i) the Administrative Agent shall have consented (not to be unreasonably conditioned, withheld or delayed) to such existing Lender’s or lender’s making such Refinancing Loans to the extent such consent, if any, would be required under Section 11.6 for an assignment of Loans to such other lender and (ii) any Affiliate of a Lender providing a Refinancing Commitment shall be subject to the same restrictions set forth in Section 11.6 as they would otherwise be subject to with respect to any purchase by or assignment to such Affiliate of a Lender of Loans.

(d) The effectiveness of any Refinancing Amendment, and the Refinancing Commitments thereunder, shall be subject to the satisfaction on the date thereof (a “Refinancing Tranche Closing Date”) of each of the following conditions, together with any other conditions set forth in the Refinancing Amendment:

(i) after giving effect to such Refinancing Commitments, the conditions of Sections 6.1(m) and (o) shall be satisfied (it being understood that all references to “the date of such extension of credit” or similar language in such Section 6 shall be deemed to refer to the applicable Refinancing Tranche Closing Date),

(ii) each Refinancing Commitment shall be in an aggregate principal amount that is not less than $5,000,000 and shall be in an increment of 1,000,000, (provided that such amount may be less than $5,000,000, and not in an increment of $1,000,000, if such amount is equal to the entire outstanding principal amount of Refinanced Debt), and

(iii) to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of legal opinions, good standing certificates, board resolutions, officers’ certificates and/or reaffirmation agreements consistent in all material respects with those delivered on the Closing Date under Section 6 (other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent), including any supplements or amendments to the Security Documents providing for such Refinancing Commitments and Refinancing Loans to be secured thereby by the Collateral of the Loan Parties.

(e) The terms, provisions and documentation of the Refinancing Loans and Refinancing Commitments of any Class shall be as agreed between the Borrower and the applicable Refinancing Lenders providing such Refinancing Commitments, and except as otherwise set forth herein, to the extent not identical to any Class of Loans existing on the Refinancing Tranche Closing Date, shall be consistent with clauses (i) or (ii) below, as applicable, and otherwise shall be (taken as a whole) substantially identical to, or not materially more favorable (as reasonably determined by Borrower in good faith and conclusively evidenced by a certificate of the Borrower) to the Refinancing Lenders than those applicable to such Class (taken as a whole) being refinanced (except for covenants or other provisions applicable only to periods after the Maturity Date (as of the applicable Refinancing Tranche Closing Date) of such Class being refinanced, and pricing, optional prepayment, or redemption terms); provided, that if the “effective yield” applicable to a given tranche of Refinancing Loans (which, for such purposes only, shall be deemed to take account any then applicable interest rate margin, interest rate benchmark floors, recurring fees and all upfront or similar fees or original issue discount (amortized over the shorter of (x) the life of such loans and (y) four years) payable to all Refinancing Lenders providing such Refinancing Loans but exclusive of any arrangement, structuring or other fees payable in connection therewith that are not shared with all Refinancing Lenders providing such Refinancing Loans) determined as of the initial funding date for such Refinancing Loans exceeds the “effective yield” of any Initial Loans or any other tranche of Loans (unless the terms of such tranche provide that such tranche is not subject to this provision) (determined on the same basis as provided above, with the comparative determination to be made in the reasonable judgment of the Administrative Agent consistent with generally accepted financial practice) by more than the Yield Differential, the Applicable Margin for such Initial Loans or such other tranche of Loans subject to a Yield Differential shall automatically be increased by the Yield Differential effective upon the making of the applicable Refinancing Loans. In any event, the Refinancing Loans:

(i) as of the Refinancing Tranche Closing Date, shall not have a final scheduled maturity date earlier than the Maturity Date of the Refinanced Debt,

(ii) shall have a weighted average life to maturity not shorter than the remaining weighted average life to maturity of the Refinanced Debt on the date of incurrence of such Refinancing Loans (except by virtue of amortization or prepayment of the Refinanced Debt prior to the time of such incurrence),

(iii) shall not be subject to any guaranty by any person other than a Loan Party and shall not include any borrower other than a borrower hereunder,

(iv) shall provide that the permanent repayment of Loans with respect to, and termination or reduction of, Refinancing Commitments after the associated Refinancing Tranche Closing Date shall be made on a pro rata basis, or on a less than (but not greater than, except that Refinancing Commitments may participate on a greater than pro rata basis in any permanent prepayments and termination with other Commitments, other than the Commitments in effect on the Closing Date) pro rata basis, with all other

Commitments, except that the Borrower shall be permitted to permanently repay and terminate Commitments in respect of any such Class of Loans on a greater than pro rata basis as compared to any other Class of Loans with a later Maturity Date than such Class or in connection with any refinancing thereof permitted by this Agreement,

(v) shall not have a greater principal amount than the principal amount of the Refinanced Debt plus any accrued but unpaid interest and fees on such Refinanced Debt plus the amount of any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such Refinanced Debt and any defeasance costs and any reasonable fees and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with the issuance of such Refinancing Loans, and

(vi)(I) shall rank pari passu in right of payment with the Obligations under the then existing Loans and (II) shall either be (x) secured by the Collateral (and shall not be secured by any assets of the Borrower or any Subsidiary not constituting Collateral) and shall rank pari passu or junior in right of security with the Obligations or (y) unsecured, and if secured, shall be subject to an Intercreditor Agreement.

(f) Commitments in respect of Refinancing Loans shall become additional Commitments under this Agreement pursuant to an amendment (a “Refinancing Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Refinancing Lender providing such Commitments and the Administrative Agent. The Refinancing Amendment may, without the consent of any other Loan Party, Agent or Lender, effect such amendments (which may be executed and delivered solely by the Borrower and the Administrative Agent) to this Agreement and the other Loan Documents with the Borrower as may be deemed necessary or appropriate by Administrative Agent to effect the provisions of this Section 3.4, including, if applicable, amendments necessary or appropriate to effect any lien subordination and associated rights of the applicable Lenders to the extent any Refinancing Loans are to rank junior in right of security. The Borrower will use the proceeds, if any, of the Refinancing Loans in exchange for, or to extend, renew, replace, repurchase, retire or refinance, and shall permanently terminate applicable commitments under, substantially concurrently, the applicable Refinanced Debt.

(g) The Borrower may, upon written notice to the Administrative Agent, at any time or from time to time after the Closing Date issue, incur or otherwise obtain (A) secured Indebtedness in the form of one or more series of senior secured notes or loans that are secured on a pari passu basis with the Obligations (but without regard to the control of remedies) (such notes or loans, “Permitted Pari Passu Secured Refinancing Debt”), (B) secured Indebtedness in the form of one or more series of second lien (or other junior lien) secured notes or loans (such notes or loans, “Permitted Junior Secured Refinancing Debt”) and (C) unsecured Indebtedness in the form of one or more series of unsecured notes or loans (such notes or loans, “Permitted Unsecured Refinancing Debt” and together with Permitted Pari Passu Secured Refinancing Debt and Permitted Junior Secured Refinancing Debt, “Refinancing Equivalent Debt”), in each case, in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or in part, any existing Loans (“Refinanced Loans”). Any Refinancing Equivalent Debt:

(i)(1) shall not have a final scheduled maturity date earlier than the Maturity Date of the Refinanced Loans, (2) shall not have a weighted average life to maturity shorter than the remaining weighted average life to maturity of the Refinanced Loans (except by virtue of amortization or prepayment of the Refinanced Loans prior to the time of such incurrence), (3) shall not have scheduled amortization or payments of principal and not be subject to mandatory redemption, repurchase or prepayment (except with respect to change of control, asset sale, insurance and casualty and condemnation event mandatory offers to purchase or prepayment events and events of default), in each case prior to the Maturity Date of the Refinanced Loans, (4) shall not be guaranteed by persons other than Guarantors and shall not include any borrower or issuer other than the Borrower hereunder, (5) if in the form of subordinated Permitted Unsecured Refinancing Debt, shall be subject to a subordination agreement or provisions as reasonably agreed by Administrative Agent, and (6) shall not have a greater principal amount than the principal amount of the Refinanced Loans plus any accrued but unpaid interest and fees on such Refinanced Loans plus the amount of any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such Refinanced Loans and any defeasance costs and any reasonable fees and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with the issuance of such Refinancing Equivalent Debt Loans, and (7) except as otherwise set forth in this clause, shall have terms and conditions (other than with respect to pricing, optional prepayment or redemption terms) which are (taken as a whole) substantially identical to, or not materially more favorable (as reasonably determined by the Borrower in good faith and conclusively evidenced by a certificate of the Borrower) to the lenders or holders providing such Refinancing Equivalent Debt, than those applicable to the Refinanced Loans (except for covenants or other provisions applicable only to periods after the Maturity Date of the applicable Refinanced Loans at the time of the issuance or incurrence of such Refinancing Equivalent Debt);

(ii)(1) if either Permitted Pari Passu Secured Refinancing Debt or Permitted Junior Secured Refinancing Debt, shall be subject to security agreements relating to such Refinancing Equivalent Debt that are substantially the same as or more favorable to the Loan Parties than the Security Documents (with such differences as are reasonably satisfactory to Administrative Agent and Collateral Agent), (2) if Permitted Pari Passu Secured Refinancing Debt, (x) shall be secured by the Collateral on a pari passu basis with the Obligations and shall not be secured by any property or assets of either Borrower or any of their Subsidiaries other than the Collateral, and (y) shall be subject to an Intercreditor Agreement, and (3) if Permitted Junior Secured Refinancing Debt, (x) shall be secured by the Collateral on a second priority (or other junior priority) basis to the Liens securing the Obligations and shall not be secured by any property or assets of the Borrower or any of its Subsidiaries other than the Collateral, and (y) shall be subject to an Intercreditor Agreement, and

(iii) shall be incurred, and the proceeds thereof used, solely to repay, repurchase, retire or refinance substantially concurrently the Refinanced Loans and terminate all commitments thereunder.

SECTION 4. GENERAL PROVISIONS APPLICABLE TO LOANS

4.1 Optional Prepayments. (a) The Borrower may at any time after the first anniversary of the Closing Date, and from time to time thereafter prepay the Loans, in whole or in part, without premium or penalty (subject to Section 4.1(b)), upon irrevocable (provided that any such notice delivered by the Borrower may state that such notice is conditioned upon the effectiveness of any one or more events, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied) notice delivered to the Administrative Agent no later than 11:00 A.M., New York City time, three Business Days prior thereto, in the case of LIBOR Loans, and no later than 11:00 A.M., New York City time, one Business Day prior thereto, in the case of Base Rate Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of LIBOR Loans or Base Rate Loans; provided, that if a LIBOR Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 4.11. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. Unless the notice shall be properly revoked pursuant to the first sentence of this Section 4.1(a), the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of Loans pursuant to this Section 4.1 shall be in an aggregate principal amount of $1,000,000 or integral multiples of $100,000 in excess thereof. Subject to Section 4.8(b), the amount of each principal prepayment of the Loans pursuant to this Section 4.1 shall be applied (x) on a pro rata basis as between each Class of Loans and (y) to reduce the then remaining installments of Loans of the same Class on a pro rata basis, as directed by the Borrower.

(b) All mandatory repayments of principal of Loans required pursuant to Section 4.2(b) or required upon the Loans becoming due and payable in accordance with Section 9.1, in each case, prior to the first anniversary of the Closing Date, will be subject to payment by the Borrower to the Administrative Agent, for the ratable account of each Lender, of the Prepayment Premium on the principal amount so prepaid or repaid. All voluntary prepayments of principal of Loans pursuant to Section 4.1 (including, for the avoidance of doubt, any prepayment of Refinanced Debt) and all mandatory repayments of principal of Loans required pursuant to Section 4.2(b) or required upon the Loans becoming due and payable in accordance with Section 9.1, in each case, on or after the first anniversary of the Closing Date but prior to the second anniversary of the Closing Date, will be subject to payment by the Borrower to the Administrative Agent, for the ratable account of each Lender, of a prepayment premium on the principal amount so prepaid or repaid of 2.0%; provided, that, for the avoidance of doubt, the Borrower not may not make any voluntary prepayments of principal of Loans prior to the first anniversary of the Closing Date. Such fees shall be due and payable upon the date of any voluntary prepayment or any mandatory prepayment of principal of Loans required pursuant to Section 4.2(b) or required upon the Loans becoming due and payable in accordance with Section 9.1.

4.2 Mandatory Prepayments. (a) If, for any fiscal year of the Borrower commencing with the fiscal year ending June 24, 2016, there shall be Excess Cash Flow for such fiscal year, the Borrower shall, on the relevant Excess Cash Flow Application Date, apply an amount equal to (i) the ECF Percentage of such Excess Cash Flow minus (ii) the aggregate amount of all optional prepayments of the Loans during such fiscal year, toward the prepayment of the Loans as set forth in Section 4.2(d). Each such prepayment shall be made on a date (an “Excess Cash Flow Application Date”) no later than five days after the earlier of (i) the date on which the financial statements referred to in Section 7.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Administrative Agent and (ii) the date such financial statements are actually delivered to the Administrative Agent. Notwithstanding anything to the contrary in this Agreement, all prepayments required pursuant to this clause (a) attributable to Subsidiaries of the Borrower are subject to permissibility under local law (e.g., financial assistance, corporate benefit, restrictions on up-streaming of cash intra-group and the fiduciary and statutory duties of the directors of the relevant subsidiaries) and shall not be required to be paid until such time as such Subsidiary may upstream or transfer such amount to the Borrower (it being understood that such restriction shall not apply to any Subsidiary organized under the laws of any state of the United States or the District of Columbia). Further, if the Borrower and its Subsidiaries would incur a tax liability if all or a portion of the funds required to make a mandatory prepayment under this clause (a) were upstreamed or transferred as a distribution or dividend by a foreign Subsidiary to the Borrower (a “Restricted Amount”), the amount the Borrower will be required to mandatorily prepay shall be reduced by the Restricted Amount until such time as it may upstream or transfer such Restricted Amount without incurring such tax liability.

(b) If any Indebtedness (other than Excluded Indebtedness) shall be issued or incurred by any of the Borrower or any of its Subsidiaries, the Borrower shall apply, on the date of such issuance or incurrence, an amount equal to 100% of the Net Cash Proceeds thereof toward the prepayment of the Loans as set forth in Section 4.2(d).

(c) If the Borrower or any of its Subsidiaries shall receive Net Cash Proceeds (or Net Cash Proceeds shall be received on behalf of the Borrower or any of its Subsidiaries) (including cash proceeds subsequently received (as and when received) in respect of noncash consideration initially received) in excess of $5,000,000 in the aggregate during the term of this Agreement from any Asset Sale, or from any Recovery Event then, unless a Reinvestment Notice shall be delivered within 10 days in respect thereof, the Borrower shall promptly (but in no event later than the next Business Day) after such 10th day deliver to the Administrative Agent an amount equal to such Net Cash Proceeds toward the prepayment of the Loans as set forth in Section 4.2(d); provided, that, notwithstanding the foregoing, on each Reinvestment Prepayment Date, the Borrower shall apply an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event toward the prepayment of the Loans as set forth in Section 4.2(d); provided, however, that notwithstanding anything to the contrary contained herein, Net Cash Proceeds received from a Disposition of any Capital Stock of MineSet (other than a Disposition of 100% of the Capital Stock of MineSet) must be used by the Borrower to acquire or repair assets to be used or used directly in MineSet’s business.

(d) Subject to Section 4.8(b), amounts to be applied in connection with prepayments made pursuant to this Section 4.2 shall be applied (x) on a pro rata basis as between each Class of Loans and (y) to reduce on a pro rata basis the remaining scheduled installments of principal (including the final scheduled installment on the Maturity Date of the Loans (or such later maturity date of any Loans extended in accordance with Section 3.3)) due in respect of each Class of Loans. The application of any prepayment pursuant to Section 4.2 shall be made, first, to Base Rate Loans and, second, to LIBOR Loans. Each prepayment of the Loans pursuant to Section 4.2 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid. If a LIBOR Loan is prepaid pursuant to Section 4.2 on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 4.11.

(e) Notwithstanding anything herein to the contrary, any Lender may elect, by notice to the Administrative Agent at or prior to the time and in the manner specified by the Administrative Agent, prior to the date that is three Business Days following the date any prepayment of Loans is made by the Borrower pursuant to this Section 4.2, to decline all of any prepayment of its Loans pursuant to clauses (a) or (c) of this Section 4.2, in which case the aggregate amount of the prepayment that would have been applied to prepay such Loans but was so declined shall be re-offered to those Lenders who have initially accepted such prepayment (such re-offer to be made (x) on a pro rata basis across each Class of Loans, (y) to each such Lender of a particular Class based on the percentage which such Lender’s Loans of that Class represents of the aggregate Loans of all such Lenders of that Class who have initially accepted such prepayment and (z) within three Business Days of the date such prepayment was declined). In the event of such a re-offer, the relevant Lenders may elect, by notice to the Administrative Agent at or prior to the time and in the manner specified by the Administrative Agent, to decline all of the amount of such prepayment that is re-offered to them, in which case the aggregate amount of the prepayment that would have been applied to prepay such Loans pursuant to such re-offer but was so declined (any such amount, a “Retained Amount”) shall be remitted by the Administrative Agent to the Borrower to be used for any other purpose permitted by this Agreement.

(f) The Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 4.2, a certificate signed by a Responsible Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment.

4.3 Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert LIBOR Loans to Base Rate Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 1:00 P.M., New York City time, on the Business Day preceding the proposed conversion date; provided that any such conversion of LIBOR Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert Base Rate Loans to LIBOR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 1:00 P.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor); provided that no Base Rate Loan may be converted into a LIBOR Loan when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof.

(b) Any LIBOR Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans;

provided that no LIBOR Loan may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuations; and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof.

(c) The conversions and continuations of Loans pursuant to this Section 4.3 shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of (i) a borrowing of Base Rate Loans shall be in an amount equal to $1,000,000 or integral multiples of $100,000 in excess thereof (or equal to the remaining principal balance of the Loans) and (ii) the LIBOR Loans comprising each LIBOR Tranche shall be in an amount equal to $1,000,000 or integral multiples of $100,000 in excess thereof.

4.4 Limitations on LIBOR Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of LIBOR Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that no more than ten LIBOR Tranches shall be outstanding at any one time.

4.5 Interest Rates and Payment Dates. (a) Each LIBOR Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the LIBO Rate determined for such day plus the Applicable Margin.

(b) Each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin.

(c) Upon the occurrence and during the continuance of a Specified Event of Default or, at the request of the Required Lenders, any other Event of Default, all outstanding and overdue Loans and other overdue amounts payable hereunder shall bear interest at a rate per annum equal to (i) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2%, and (ii) in the case of any such other amounts, the rate then applicable to Base Rate Loans plus 2%, in each case from the date such Event of Default occurred until such Event of Default is no longer continuing.

(d) Interest shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

4.6 Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans the rate of interest on which is calculated on the basis of clause (a) of the definition of Base Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a LIBO Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 4.6(a).

4.7 Inability to Determine Interest Rate. If prior to the first day of any Interest Period: (a) the Administrative Agent shall have determined that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period, or (b) the Administrative Agent shall have received notice from the Required Lenders that the LIBO Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders in good faith) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter. If such notice is given (w) in the event of a determination described in the preceding sentence with respect to the LIBO Rate component of the Base Rate, the utilization of the LIBOR Rate component in determining the Base Rate shall be suspended, (x) any LIBOR Loans requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to LIBOR Loans shall be continued as Base Rate Loans and (z) any outstanding LIBOR Loans shall be converted, on the last day of the then-current Interest Period, to Base Rate Loans, in each case until the Administrative Agent revokes such notice. Until such notice has been withdrawn by the Administrative Agent, no further LIBOR Loans shall be made or continued as such, nor shall the Borrower have the right to convert Loans to LIBOR Loans.

4.8 Pro Rata Treatment; Application of Payments; Payments. (a) Each borrowing by the Borrower from the Lenders hereunder and any reduction of the Commitments of the Lenders shall be made on a pro rata basis.

(b) Each payment (including each prepayment) by the Borrower (other than payments made under Section 4.9 or 4.10) on account of principal of, and interest and fees on, a Class of Loans shall be made pro rata according to the respective outstanding principal amounts of the Loans of such Class then held by the Lenders of such Class. Optional prepayments and, subject to Section 4.2(e), mandatory prepayments shall be applied ratably among Classes of Loans. Amounts repaid or prepaid on account of the Loans may not be reborrowed.

(c) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 2:00 p.m., New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the LIBOR Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a LIBOR Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(d) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may (but shall not be required to), in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the applicable date of borrowing, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such date of borrowing, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans, on demand, from the Borrower.

(e) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the applicable Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

4.9 Requirements of Law. (a) Notwithstanding any other provision of this Agreement, if any Change in Law:

(i) shall subject any Lender to any Tax of any kind whatsoever with respect to this Agreement or any Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for (A) Non-Excluded Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the LIBO Rate hereunder; or

(iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender in good faith deems to be material, of making, converting into, continuing or maintaining LIBOR Loans, or to reduce any amount receivable hereunder, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined that any Change in Law regarding capital adequacy shall have the effect of reducing the rate of return on such Lender’s capital or on the capital of any Person controlling such Lender as a consequence of its obligations hereunder to a level below that which such Lender or such Person could have achieved but for such Change in Law (taking into consideration such Lender’s or such Person’s policies with respect to capital adequacy) by an amount deemed by such Lender in good faith to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor accompanied by a certificate showing calculation thereof in reasonable detail, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Person for such reduction.

(c) A certificate as to any additional amounts payable (with reasonably detailed backup calculations) pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder. The protection of this Section 4.9 shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.

4.10 Taxes. (a) Except as required by any Requirement of Law, any and all payments made by or on behalf of the Borrower or any other Loan Party under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes. If any Requirement of Law requires the deduction or withholding of any Tax from any such payment, then (x) the Borrower or such other Loan Party, as the case may be, shall make such deductions or withholdings and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with such Requirement of Law, and (y) if such Tax is a Non-Excluded Tax, the amounts so payable to the Administrative Agent or any Lender, as the case may be, shall be increased so that after making all such required deductions or withholdings (including deductions and withholdings attributable to additional amounts payable under this Section), the Administrative Agent or such Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made.

(b) In addition, the Borrower and each other Loan Party, as the case may be, shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with any Requirement of Law.

(c) Whenever any Non-Excluded Taxes or Other Taxes are paid by the Borrower or any other Loan Party to a Governmental Authority pursuant to this Section 4.10, as promptly as practicable thereafter the relevant Loan Party shall deliver to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment, or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) The Loan Parties shall jointly and severally indemnify the Administrative Agent or any Lender, as the case may be, within 10 days after demand therefor, for the full amount of any Non-Excluded Taxes (including Non-Excluded Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the Administrative Agent or such Lender, as applicable, or required to be withheld or deducted from a payment to the Administrative Agent or such Lender, as applicable, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 4.10(e)(ii)(A), (ii)(B), (ii)(C) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B) any Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E or W-8BEN, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E or W-8BEN, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E or W-8BEN, as applicable; or

(4) to the extent a Non-U.S. Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit

D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner;

(C) any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Requirement of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f) If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower, or with respect to which the Borrower has paid additional amounts, pursuant to this Section 4.10, it shall pay the amount of such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 4.10 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Administrative Agent or such Lender, as applicable, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, as applicable, shall repay the amount paid over to it pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that the Administrative Agent or such Lender, as applicable, is required to repay such refund to such Governmental Authority; provided, further, that in no event will the Administrative Agent or the Lender be required to pay any amount to the Borrower pursuant to this paragraph (f) to the extent such payment would place the Administrative Agent or the Lender, as applicable, in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(g) For purposes of this Section 4.10, if a Lender is treated as a domestic partnership for U.S. federal income tax purposes, any withholding or payment of U.S. withholding Tax by such Lender in respect of any such Lender’s partners with respect to any payments made by or on behalf of the Borrower or any other Loan Party under this Agreement shall be considered a withholding or payment of such Tax by the Borrower or such other Loan Party, as the case may be.

(h) The obligations under this Section 4.10 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder or under any other Loan Document.

4.11 Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any direct, actual out-of-pocket loss, cost or expense (other than loss of anticipated profits) that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of LIBOR Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from LIBOR Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement, (c) the making of a prepayment of or conversion from LIBOR Loans on a day that is not the last day of an Interest Period with respect thereto or (d) any other default by the Borrower in the repayment of LIBOR Loans when and as required pursuant to the terms of this Agreement. A certificate (including reasonably detailed backup calculations) as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder or under any other Loan Document.

4.12 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 4.9 or 4.10(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the objective of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender in good faith, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage; and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 4.9 or 4.10(a).

4.13 Replacement of Lenders. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 4.9 or payment of additional amounts pursuant to Section 4.10(a) (such Lender, an “Affected Lender”) or (b) is a Non-Consenting Lender, with a replacement Eligible Assignee; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) in the case of an Affected Lender, prior to any such replacement, such Lender shall have declined or is unable to take any action under Section 4.12 so as to eliminate the continued need for payment of amounts owing pursuant to Section 4.9 or 4.10(a) and such replacement will result in an elimination of, or reduction in, such reimbursement or payment of additional amounts thereafter, (iv) the replacement Eligible Assignee shall purchase, at par, all Loans and other amounts (excluding the amounts described in clause (xi) below but including accrued but unpaid interest to the date of purchase) owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 4.11 if any LIBOR Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender or an Approved Fund or Affiliate of a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 11.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 4.9 or 4.10(a), as the case may be, (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender, (x) in the case of a Non-Consenting Lender, the replacement Eligible Assignee shall consent at the time of such assignment to each matter in respect of which the replaced Lender was a Non-Consenting Lender and (xi) in the event that a Non-Consenting Lender is replaced at any time prior to the second anniversary of the Closing Date, the Borrower shall pay to such Non-Consenting Lender an amount equal to the fee or premium described in Section 4.1(b). Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender, as assignor, any Assignment and Assumption necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section 4.13.

4.14 Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(b) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain the Register pursuant to Section 11.6(b), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(c) The failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made by such Lender in accordance with the terms of this Agreement.

(d) The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender a promissory note of the Borrower evidencing any Loans of such Lender, substantially in the form of Exhibit E with appropriate insertions as to date and principal amount.

4.15 Illegality. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any LIBOR Loan or to give effect to its obligations as contemplated hereby with respect to any LIBOR Loan, then, by written notice to the Borrower and to the Administrative Agent, (i) such Lender may declare that LIBOR Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods) and Base Rate Loans will not thereafter (for such duration) be converted into LIBOR Loans, whereupon any request for LIBOR Loans (or to convert Base Rate Loans into LIBOR Loans or to continue LIBOR Loans for an additional Interest Period) shall, as to such Lender only, be deemed a request for Base Rate Loans (or a request to continue Base Rate Loans as such or to convert LIBOR Loans into Base Rate Loans, as the case may be), unless such declaration shall be subsequently withdrawn; and (ii) such Lender may require that all outstanding LIBOR Loans made by it be converted to Base Rate Loans, in which event all such LIBOR Loans shall be automatically converted to Base Rate Loans as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under clause (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the LIBOR Loans that would have been made by such Lender or the converted LIBOR Loans of such Lender shall instead be applied to repay the Base Rate Loans made by such Lender in lieu of, or resulting from the conversion of, such LIBOR Loans.

(b) For purposes of this Section 4.15, a notice to the Borrower by any Lender shall be effective as to each LIBOR Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such LIBOR Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

SECTION 5. REPRESENTATIONS AND WARRANTIES

To induce the Agents and the Lenders to enter into this Agreement and to make the Loans, the Borrower hereby represents and warrants to each Agent and each Lender that as of the date hereof:

5.1 Financial Condition. (a) The unaudited pro forma consolidated balance sheet and cash flows of the Borrower and its Subsidiaries as of September 26, 2014 and the unaudited pro forma consolidated income statements for the twelve-month period ending as of such date, in each case as provided to the Agents on or prior to the date hereof (the “Pro Forma Financial Statements”) have been prepared giving effect (as if such events had occurred on such date) to (i) the Loans to be made under this Agreement on the Closing Date and the use of proceeds thereof and (ii) the payment of fees and expenses in connection with the foregoing. The Pro Forma Financial Statements have been prepared in good faith based on assumptions which the Borrower believed to be reasonable assumptions at the time such Pro Forma Financial Statements were prepared and at the Closing Date (it being understood that such assumptions may or may not prove to be correct), and present fairly, in all material respects, on a pro forma basis the estimated financial position of the Borrower and its Subsidiaries as at and for each of the dates and periods set forth above, assuming that the events specified in the preceding sentence had actually occurred at such date, subject to year-end closing adjustments.

(b) The audited consolidated balance sheets of the Borrower and its Subsidiaries as of June 29, 2012, June 28, 2013 and June 27, 2014, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from Deloitte LLP, present fairly, in all material respects, the consolidated financial condition of the Borrower and its Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of the Borrower and its Subsidiaries for each fiscal quarter ended after the last balance sheet delivered pursuant to the first sentence of this Section 5.1(b) and at least 45 days prior the Closing Date and the related unaudited consolidated statements of income and cash flows for the period ended on such date present fairly, in all material respects, the consolidated financial condition of the Borrower and its Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the period then ended (subject to normal year-end audit adjustments). All such financial statements referred to in the prior sentences, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). The most recent financial statements referred to in this paragraph (b) disclose in accordance with GAAP or other applicable accounting standards all material Guarantee Obligations, material contingent liabilities and material liabilities for taxes, and any material long-term leases and material unusual forward or long-term commitments, including any material interest rate and foreign currency swap or exchange transaction or other obligation in respect of derivatives, of the Borrower and its Subsidiaries. During the period from June 27, 2014 to and including the date hereof there has been no Disposition by any Group Member of any material part of the business or property of the Group Members taken as a whole.

5.2 No Change. Since June 27, 2014, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

5.3 Corporate Existence; Compliance with Law. Each Loan Party (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its Property and to conduct the business in which it is currently engaged, except to the extent that the failure to have such power, authority or legal right could not be reasonably expected to have a Material Adverse Effect, (c) is duly qualified as a foreign entity and, to the extent applicable under the laws of such jurisdiction, in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, other than in any such jurisdiction where the failure to be so qualified and in good standing could not reasonably be expected to have a Material Adverse Effect and (d) is in compliance with the terms of its Organizational Documents. Each Group Member is in compliance with all Requirements of Law and all Governmental Authorizations except to the extent that the failure to comply with all Governmental Authorizations and Requirements of Law could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.4 Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational and other action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required to be obtained or made by or on behalf of any Loan Party in connection with the Transactions or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 5.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 5.19. Each Loan Document required to be delivered on or prior to the Closing Date has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not (i) violate (A) the Organizational Documents of any Loan Party, (B) any Requirement of Law or any Governmental Authorization of or applicable to any Group Member in any respect that could reasonably be expected to have a Material Adverse Effect or (C) any material Contractual Obligation of any Group Member and (ii) result in, or require, the creation or imposition of any Lien (other than the Liens created by the Security Documents and other than Liens permitted under Section 8.3) on any of their respective properties or revenues pursuant to its Organizational Documents, any Requirement of Law, any Governmental Authorization or any such material Contractual Obligation.

5.6 Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to the Transactions, any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

5.7 No Default. No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

5.8 Ownership of Property; Liens. Each Group Member has title in fee simple to, or a valid leasehold or subleasehold interest in, all its material real property, and good title to, or a valid leasehold interest in, license of, or right to use, all its other material tangible property, and no such tangible property is subject to any Lien except as permitted by Section 8.3. Schedule 5.8 lists, as of the Closing Date, each parcel of owned real property of any Loan Party that has a fair market value in excess of $1,000,000. The real property of each Loan Party, taken as a whole, (i) is in good operating order, condition and repair (ordinary wear and tear excepted), and (ii) constitutes all the real property which is required for the business and operations of each Loan Party as presently conducted, in each case except as could not reasonably be expected to have a Material Adverse Effect.

5.9 Intellectual Property. Each Group Member owns, or has the legal right to use, all Intellectual Property necessary for the conduct of its business as currently conducted, free and clear of all Liens (other than as permitted by Section 8.3), except for such Intellectual Property for which the failure to own or have such legal right to use could not reasonably be expected to have a Material Adverse Effect. Except as could not reasonably be expected to have a Material Adverse Effect, the conduct of, and the use of Intellectual Property in, the business of the Group Members does not infringe, misappropriate, dilute, or otherwise violate the intellectual property or other rights of any other Person. Except as could not reasonably be expected to have a Material Adverse Effect, (x) to the knowledge of the Borrower, no Person is infringing, misappropriating, diluting, or otherwise violating any Intellectual Property of any Group Member, and (y) there has been no such claim asserted or threatened against any third party by any Group Member.

5.10 Taxes. Except as could not, in each case, reasonably be expected to result in a liability in excess of $7,500,000, (a) each of the Borrower and its Subsidiaries has, or caused to have been, duly and timely filed all tax returns that are required to be filed and has, or caused to have been, paid to the proper Governmental Authority prior to delinquency all taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any tax, fee or other charge the amount or validity of which is currently being contested diligently in good faith by appropriate proceedings and with respect to which adequate reserves in conformity with GAAP have been provided on the books of the Borrower and its Subsidiaries), (b) all such filed tax returns are correct, accurate and true in all material respects, (c) there are no tax Liens on any property of the Borrower or any of its Subsidiaries other than statutory Liens for current taxes or other governmental charges not yet due and payable, and (d) no claim, audit, or administrative or judicial proceeding is pending, being conducted or proposed in writing with respect to any such tax, fee or other charge.

5.11 Federal Regulations. No Loan Party will use any part of the proceeds of any Loans for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U 1, as applicable, referred to in Regulation U. No Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purposing of “buying” or “carrying” “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect.

5.12 Labor Matters. Except as could not, in each case, reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act, as amended, or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

5.13 ERISA. (i) No Reportable Event has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan that is subject to Title IV of ERISA; (ii) no Single Employer Plan has had a failure to satisfy the minimum funding standard of Sections 412 and 430 of the Code or Sections 302 or 303 of ERISA (whether or not waived in accordance with Section 412(c) of the Code or Section 302(c) of ERISA), nor has there been a failure to timely make any required installment payments under Section 430(j) of the Code with respect to any Single Employer Plan or a failure to timely make any required contribution to a Multiemployer Plan during such five-year period; (iii) except as would not reasonably be expected to result in a Material Adverse Effect, each Plan has complied with the applicable provisions of ERISA and the Code; (iv) no termination of a Single Employer Plan has occurred and no proceedings have been instituted to terminate or appoint a trustee to administer any Single Employer Plan, during such five-year period; (v) no Lien in favor of the PBGC or a Plan has arisen during such five-year period, (vi) except as would not reasonably be expected to result in a Material Adverse Effect, the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits; (vii) neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan and neither the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made; (viii) no Multiemployer Plan is in Reorganization or Insolvent pursuant to Sections 4241 or 4245, respectively, of ERISA; and (ix) no action, suit, proceeding, hearing, government audit or investigation with respect to the administration, operation or the investment of assets of any Plan (other than routine claims for benefits and other immaterial matters) is pending or, to the knowledge of the Borrower, threatened, that would reasonably be expected to result in a Material Adverse Effect.

5.14 Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

5.15 Subsidiaries. Schedule 5.15 sets forth as of the Closing Date the name and jurisdiction of formation or incorporation of each Subsidiary and, as to each such Subsidiary, states the authorized and issued capitalization of such Subsidiary, the beneficial and record owners thereof and the percentage of each class of Capital Stock issued by such Subsidiary owned by any Loan Party. There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options or stock appreciation rights granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of any Subsidiary, except as created by the Loan Documents. Except as listed on Schedule 5.15, as of the Closing Date, no Group Member owns any interests in any joint venture, partnership or similar arrangements with any Person.

5.16 Use of Proceeds. The proceeds of the Loans shall be used as described in the recitals to this Agreement.

5.17 Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a) the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and, to the knowledge of the Borrower, have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;

(b) no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

(c) to the knowledge of the Borrower, Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;

(d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business, in each case except as specifically disclosed on Schedule 5.17(d);

(e) to the knowledge of the Borrower, there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws, in each case except as specifically disclosed on Schedule 5.17(e);

(f) the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

(g) no Group Member has assumed any liability of any other Person under Environmental Laws.

5.18 Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document or any other document, certificate or written statement furnished by or on behalf of any Group Member to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, when taken as a whole, contained as of the date such statement, information, document or certificate was so furnished, any material misstatement of fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which such statements were made; provided, however, that with respect to the financial projections and pro forma financial information contained in the materials referenced above, the Borrower represents only that the same were prepared in good faith based upon good faith estimates and assumptions believed by the management of such Group Member to be reasonable at the time made and at the time the same was made available to the Administrative Agent or the Lenders or any of them and at the Closing Date (it being understood that (i) such financial projections are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond the control of the applicable Group Member, (ii) no assurance can be given that any such financial projections will be realized and (iii) actual results during the period or periods covered by such financial projections may differ significantly from the projected results and such differences may be material).

5.19 Security Documents. (a) The Guarantee and Collateral Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Guarantee and Collateral Agreement) (except, as to enforcement, as may be limited by applicable domestic or foreign bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing) and the proceeds thereof and (i) when the Pledged Equity Interests (as defined in the Guarantee and Collateral Agreement and to the extent a certificate represents such interests) are delivered to the Collateral Agent, the Lien created under the Guarantee and Collateral Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Group Member in such Pledged Equity Interests, in each case prior and superior in right to any other Person (subject to non-consensual Liens permitted under Section 8.3 imposed by any Requirement of Law), and (ii) when financing statements in appropriate form are filed in the offices specified on Schedule 5.19(a), the Lien created under the Guarantee and Collateral Agreement will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral to the extent such Lien may be perfected by the filing of a financing statement, in each case prior and superior in right to any other Person, in each case, other than with respect to Liens permitted by Section 8.3.

(b) Upon the recordation of one or more Intellectual Property Security Agreements with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, together with the financing statements in appropriate form filed in the offices specified on Schedule 5.19(a), the Lien created under the Guarantee and Collateral Agreement in favor of the Collateral Agent for the ratable benefit of the Secured Parties, shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in Collateral consisting of the Intellectual Property in which a security interest may be perfected by filing in the United States, in each case prior and superior in right to any other Person (other than with respect to Liens permitted by Section 8.3) (it being understood that subsequent recordings in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, may be necessary to perfect a Lien on registered United States trademarks and patents, United States trademark and patent applications or United States registered copyrights acquired or created by the Loan Parties after the date hereof).

5.20 Solvency. The Borrower and its Subsidiaries, taken as a whole, are, and after giving effect to the Transactions and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be, Solvent.

5.21 Anti-Terrorism Laws. (a) Neither the Borrower nor any of its Subsidiaries, nor any directors, officers or employees of the Borrower or any of its Subsidiaries is any of the following (each a “Blocked Person”): (i) is a Restricted Party or to its knowledge is engaging in or within the last five years has engaged in any transaction or conduct that could result in it becoming a Restricted Party; (ii) to its knowledge is or within the last five years has been subject to any claim, proceeding, formal notice or investigation involving a Sanctions violation or alleged violation; (iii) to its knowledge is engaging or within the last five years has engaged in any transaction that evades or avoids, or has the purpose of evading or avoiding, or breaches or attempts to breach, directly or indirectly, any Sanctions applicable to it; or (iv) except pursuant to the valid license disclosed on Schedule 5.21 hereto (such license, the “Permitted License”), has knowingly engaged or is engaging, directly or indirectly, in any trade, business or other activities with or for the benefit of any Restricted Party.

(b) Neither the Borrower nor any of its Subsidiaries nor any of their respective Affiliates: (i) is, or is owned or controlled by (A) an agency or instrumentality of, or an entity owned or controlled by, the government of a Sanctioned Country, (B) an entity located in a Sanctioned Country, or (C) an individual who is a citizen or resident of, or located in, a Sanctioned Country, in each case, to the extent that the agency, instrumentality, entity, or individual is subject to a sanctions program administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”); (ii) is located, incorporated, organized, or resident in a Sanctioned Country; or (iii) has any business affiliation or commercial dealings with or investments in any Sanctioned Country in violation of any Sanctions applicable to it.

5.22 Governmental Authorizations.

(a) Each Group Member (i) has duly and timely filed all material reports, registrations and other material filings, if any, which are required to be filed by it or any of its Subsidiaries under any applicable law, rule or regulation of any Governmental Authority, the non-filing of which could reasonably be expected to have a Material Adverse Effect and (ii) is in compliance with all such laws, rules, regulations and ordinances, to the extent the non-compliance with which could reasonably be expected to have a Material Adverse Effect.

(b) Each Group Member has (i) all Governmental Authorizations from all Governmental Authorities required to conduct their current business except as could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) such Governmental Authorizations are in full force and effect, except as could not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (iii) no default or breach exists thereunder except for, in each instance, such defaults or breaches as could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) The Borrower has no knowledge of any notice of apparent liability, violation, forfeiture, adverse judgment, or other order or complaint issued by or before any Governmental Authority, or of any action, investigation or other proceeding pending or threatened by or before any Governmental Authority, which could reasonably be expected to have a Material Adverse Effect.

5.23 Insurance. The Borrower and its respective Subsidiaries have insurance in such amounts and covering such risks and liabilities as are in accordance with Section 7.5. Such insurance is in full force and effect and all premiums have been duly paid.

5.24 FCPA. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA. The operations of the Borrower and its Subsidiaries are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Borrower and its Subsidiaries conduct business, the rules and regulations thereunder and any applicable related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Borrower or any of its Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of the Borrower, threatened.

SECTION 6. CONDITIONS PRECEDENT

6.1 Conditions to Extension of Credit. The agreement of each Lender to make the extension of credit requested to be made by it hereunder is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a) Loan Documents. The Administrative Agent shall have received (i) this Agreement executed and delivered by each Agent, the Borrower and each Person that is a Lender as of the Closing Date, (ii) the Guarantee and Collateral Agreement executed and delivered by the Borrower and each Guarantor that is a party thereto, (iii) the Intercompany Note, executed and delivered by each applicable Group Member, and (iv) any Notes requested by any Lender.

(b) Corporate Documents. The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation or organization, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State, or appropriate authority, of the state of its organization, and a certificate as to the good standing or status of each Loan Party as of a recent date, from such Secretary of State; (ii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws or operating agreement of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors or manager, as applicable, of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation or other constitutive documents of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing or status furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document on behalf of such Loan Party; and (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above.

(c) Pro Forma Financial Statement; Financial Statements. The Administrative Agent shall have received (i) the Pro Forma Financial Statement and other financial statements described in Section 5.1 reasonably satisfactory in form to the Administrative Agent and (ii) a projected consolidated balance sheet of the Borrower and its Subsidiaries, the related consolidated income statements and statements of projected cash flow, in each case prepared on a quarterly basis for the first year after the Closing Date and on an annual basis for each year thereafter during the term of this Agreement, and a description of the material underlying assumptions applicable thereto.

(d) Approvals. (i) All governmental, shareholder and third party approvals necessary in connection with the Transactions shall have been obtained and be in full force and effect and (ii) no Requirement of Law shall be applicable to any Group Member that restrains, prevents or imposes conditions upon the Transactions or the Loan Documents.

(e) Perfection Certificate; Lien Searches. The Administrative Agent shall have received a Perfection Certificate with respect to the Loan Parties dated the Closing Date and duly executed by a Responsible Officer of the Borrower. The Administrative Agent shall have received the results of a recent Lien and judgment search in each relevant jurisdiction with respect to the Borrower and each other Loan Party, and such search shall reveal no Liens on any of the assets of the Borrower or any of such other Loan Parties except for Liens permitted by Section 8.3 or discharged on or prior to the Closing Date pursuant to documentation reasonably satisfactory to the Administrative Agent.

(f) Fees. The Lenders and the Agents shall have received all fees required to be paid, and all reasonable and documented out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document for which invoices have been presented at least one day prior to the Closing Date (including the reasonable and documented fees and expenses of legal counsel).

(g) Closing Date Certificate. The Administrative Agent shall have received a Closing Date certificate in the form of Exhibit F, executed as of the Closing Date by a Responsible Officer of the Borrower.

(h) Legal Opinions. The Administrative Agent shall have received, on behalf of itself, the Collateral Agent and the Lenders, the executed legal opinion of Gibson, Dunn & Crutcher LLP, special counsel to the Loan Parties (i) dated the Closing Date, (ii) addressed to the Administrative Agent, the Collateral Agent and the Lenders, (iii) covering such matters relating to the Loan Documents and the Transactions as the Administrative Agent shall reasonably request and (iv) in form and substance reasonably satisfactory to the Administrative Agent. The Borrower hereby requests such counsel to deliver such opinions.

(i) Pledged Equity Interests; Stock Powers; Pledged Notes. The Collateral Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock or other transfer power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(j) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement and any Intellectual Property Security Agreement) required by the Security Documents or under law or reasonably requested by the Collateral Agent to be filed, registered or recorded in order to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 8.3), shall be in proper form for filing, registration or recordation.

(k) Solvency Certificate. The Administrative Agent shall have received a solvency certificate in the form of Exhibit I, executed as of the Closing Date by the chief financial officer of the Borrower.

(l) Patriot Act. The Administrative Agent and the Lenders shall have received at least three Business Days prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, as reasonably requested at least five Business Days prior to the Closing Date by the Administrative Agent and the Lenders.

(m) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (or in all respects if qualified by materiality or “Material Adverse Effect”) on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (or in all respects if qualified by materiality or “Material Adverse Effect”) as of such earlier date.

(n) Refinancing. Prior to or substantially simultaneously with the effectiveness of this Agreement on the Closing Date, the Borrower shall have terminated the Existing Credit Agreement and the Administrative Agent shall have received customary payoff or release letters in respect thereof.

(o) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(p) Borrowing Notice. The Administrative Agent shall have received a notice of borrowing as required by this Agreement with respect to such extension of credit.

The borrowing hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in clauses (m) and (o) of this Section 6.1 have been satisfied.

SECTION 7. AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal and interest on each Loan, all fees and all other expenses or amounts payable (other than Unasserted Contingent Obligations) under any Loan Document shall have been paid in full, unless the Required Lenders shall otherwise consent in writing, the Borrower shall and shall cause its Subsidiaries to:

7.1 Financial Statements. Furnish to the Administrative Agent (which shall promptly make available to each Lender):

(a) as soon as available, but in any event on or prior to the date 90 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and the Borrower’s Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit (other than any exception that is expressly solely with respect to, or expressly resulting solely from an upcoming maturity date under Indebtedness occurring within one year from the time such opinion is delivered), by Deloitte LLP, or other independent certified public accountants of nationally recognized standing; and

(b) as soon as available, but in any event on or prior to the date 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and the Borrower’s Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition of the Borrower and its consolidated Subsidiaries in conformity with GAAP for such period (subject to normal year-end audit adjustments and the absence of footnotes).

All such financial statements described in clauses (a) and (b) above shall fairly present in all material respects the financial condition of the Borrower and its consolidated Subsidiaries in conformity with GAAP and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

7.2 Certificates; Other Information. Furnish to the Administrative Agent or the Collateral Agent (as applicable) (in each case which shall promptly make available to each Lender (or, in the case of clause (g), to the relevant Lender)):

(a) concurrently with the delivery of any financial statements pursuant to clauses (a) and (b) of Section 7.1, a Compliance Certificate, which shall include (i) to the extent not previously disclosed and delivered to the Administrative Agent and the Collateral Agent, (A) a listing of any Intellectual Property which is the subject of a registration or application in the United States (including Intellectual Property included in the Collateral which was theretofore unregistered and becomes the subject of a registration or application, but excluding any unpublished patent applications) acquired or created by any Loan Party since the date of the most recent list delivered pursuant to this clause (i) (or, in the case of the first such list so delivered, since the Closing Date), and (B) one or more Intellectual Property Security Agreements evidencing the security interest created in such Intellectual Property registered or applied for in the United States suitable for recordation in the United States Patent and Trademark Office or the United States Copyright Office, as applicable (other than registered domain names and United States intent-to-use trademark applications that are included in the Excluded Collateral (as defined in the Guarantee and Collateral Agreement)) and the Borrower undertakes to file such Intellectual Property Security Agreements with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, (ii) a rolling 13-week cash flow forecast for the Borrower and its Subsidiaries that is in form acceptable to the Administrative Agent, reflecting actual results from the prior period compared to budget (other than with respect to the initial 13-week cash flow forecast so delivered) and projected results for the subsequent 13-week period and (iii) solely with respect to any Compliance Certificate delivered concurrently with the delivery of annual financial statements pursuant to Section 7.1(a), a supplement to the Perfection Certificate reflecting any changes to the schedules thereto during such fiscal year or confirming that there has been no change in such information since the date of the Perfection Certificate or latest supplement thereto;

(b) as soon as available, and in any event no later than 75 days after the end of each fiscal year of the Borrower, a detailed budget for the Borrower and the Borrower’s Subsidiaries for the fiscal year following such fiscal year then ended (the “Budget Year”) shown on a quarterly basis (including a projected balance sheet of the Borrower and the Borrower’s Subsidiaries the related statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such Budget Year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer of the Borrower stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;

(c) within 15 Business Days after the end of each fiscal month of the Borrower, a certificate of a Responsible Officer of the Borrower setting forth a reasonably detailed calculation of each component of Adjusted Current Assets as at the end of such fiscal month;

(d) within five (5) days after the same are sent, copies of all financial statements and reports that the Borrower sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all annual, regular or periodic and special reports and registration statements which the Loan Parties may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934;

(e) promptly, any final “management” letter submitted by the accountants to management of any Group Member in connection with their annual audit; and

(f) promptly, such additional information regarding the business, financial or corporate affairs of any Group Member as any Lender may from time to time reasonably request, including, without limitation, with respect to the Patriot Act.

Documents required to be delivered pursuant to Section 7.1(a) or (b) or Section 7.2(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website; (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/SyndTrak or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); or (iii) on which such document is included in, or consists of, any report filed electronically with the SEC’s EDGAR system; provided that in each case the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting or filing of any such documents.

7.3 Payment of Taxes. (a) Duly and timely file, or cause to be duly and timely filed, all federal and state income and other material tax returns that are required to be filed by it.

(b) Pay and discharge or cause to be paid and discharged prior to delinquency all taxes shown to be due and payable on all federal and state income and other material tax returns required to be filed and all other material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member.

7.4 Maintenance of Existence; Compliance. (a) (i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary in the normal conduct of its business, including, without limitation, all necessary Governmental Authorizations, except, in each case, as otherwise permitted by Section 8.4 or Section 8.5 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations, Organizational Documents and Requirements of Law (including, without limitation, ERISA and the Code) except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.5 Maintenance of Property; Insurance. (a) Keep all tangible property necessary in its business in good working order and condition, ordinary wear and tear excepted, except as would not reasonably be expected to have a Material Adverse Effect, and (b) maintain with financially sound and reputable insurance companies insurance (i) on all its material tangible property in at least such amounts and against at least such risks (but including in any event general liability) consistent with past practices of the Borrower and the prudent business judgment of the Borrower and (ii) on such real property that is encumbered by any Mortgage and located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the Flood Program, written in an amount not less than the outstanding principal amount of the Indebtedness secured by such Mortgage that is reasonably allocable to such real property or the maximum limit of coverage made available with respect to the particular type of property under the Flood Program, whichever is less, with a term ending not later than the maturity of the Indebtedness secured by such Mortgage. The Borrower will furnish to the Administrative Agent, upon request, information in reasonable detail as to the insurance so maintained and, subject to Section 7.14 with respect to insurance in existence as of the Closing Date, ensure that such insurance shall be endorsed or otherwise amended to include a customary lender’s loss payable endorsement (in the case of property insurance) and to name the Collateral Agent as additional insured (in the case of liability insurance).

7.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in conformity with all Requirements of Law and in a manner to allow financial statements to be prepared in material conformity with GAAP of all material dealings and transactions in relation to its business and activities and (b) permit representatives of the Administrative Agent, the Collateral Agent or any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records (in all cases subject to applicable law and Section 11.15) at reasonable times and intervals upon reasonable notice to the Borrower and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants; provided that, excluding any such visits and inspections during the continuation of an Event of Default, the Administrative Agent shall not exercise such rights more often than two times during any calendar year and only one such time shall be at the Borrower’s expense.

7.7 Notices. Promptly (and in any event within five days after the relevant event, except in the case of clause (d)) give notice to the Administrative Agent (which shall promptly make available a copy of such notice to each Lender) of:

(a) after a Responsible Officer of the Borrower knows thereof, the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, could reasonably be expected to have a Material Adverse Effect;

(c) any litigation or proceeding affecting any Group Member which relates to any Loan Document;

(d) the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Single Employer Plan, (ii) a failure to meet the minimum funding standards of the Code and ERISA or to timely make any required contribution to a Plan that is subject to Title IV of ERISA, (iii) the creation of any Lien in favor of the PBGC or a Plan, (iv) any withdrawal from, or the termination, Reorganization or Insolvency of, any Single Employer Plan or Multiemployer Plan that would reasonably be expected to result in any liability of any one or more Group Members in an aggregate amount exceeding $5,000,000, (v) the institution of proceedings or the delivery of written correspondence by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Single Employer Plan or Multiemployer Plan or (vi) any other event set forth in Section 9.1(g) that would reasonably be expected to result in any liability of any one or more Group Members in an aggregate amount exceeding $5,000,000;

(e) any adverse notice or report regarding any Governmental Authorization that could reasonably be expected to have a Material Adverse Effect;

(f) any other development or event that has had or could reasonably be expected to have a Material Adverse Effect; and

(g) the acquisition by any Loan Party of any owned real property that has a fair market value in excess of $1,000,000.

Each notice pursuant to this Section 7.7 shall be accompanied by a statement of a Responsible Officer of the relevant Loan Party setting forth details of the occurrence referred to therein and stating what action the relevant Loan Party proposes to take with respect thereto.

7.8 Environmental Laws. (a) Comply with, and ensure compliance in all material respects by all tenants and subtenants of any Group Member, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and ensure that all tenants and subtenants of any Group Member obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except, in each case, to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

7.9 Additional Collateral, etc. (a) With respect to any property of a type constituting Collateral acquired after the Closing Date by any Loan Party (other than (w) any property described in paragraph (b), (c) or (d) below, (x) any property subject to a Lien expressly permitted by Section 8.3(g) (solely to the extent the terms of such Indebtedness relating to such Lien prohibit the granting of a Lien to secure the Obligations), (y) any property acquired by any Excluded Subsidiary and (z) any Foreign Intellectual Property) as to which the Collateral Agent, for the benefit of the Secured Parties, does not have a perfected Lien, within 30 days of such acquisition (or such longer period as may be reasonably acceptable to the Collateral Agent) (i) execute and deliver to the Collateral Agent such amendments to the applicable Security Document or such other documents as the Collateral Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in such property (it being understood that in no event shall (x) security agreements or pledge agreements governed under the laws of any jurisdiction outside the United States, or (y) landlord, mortgagee or bailee waivers, estoppels or collateral access letters be required), (ii) take all actions necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such property (in the case of property other than Capital Stock, subject to Liens permitted under Section 8.3 and in the case of Capital Stock, subject to non-consensual Liens imposed by any Requirement of Law) (provided that in no event shall more than 65% of the total outstanding voting Capital Stock and 100% of the total outstanding non-voting Capital Stock of any Subsidiary that is a Foreign Subsidiary be required to be so pledged), including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the applicable Security Document or by law and, in the case of United States registered or applied-for Intellectual Property (other than registered domain names and United States intent-to-use trademark applications that are included in the Excluded Collateral (as defined in the Guarantee and Collateral Agreement) and other than unpublished patent applications), the recordation of an Intellectual Property Security Agreement evidencing the security interest created in such United States Intellectual Property suitable for recordation in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and (iii) if requested by the Collateral Agent, deliver to the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agent.

(b) With respect to any fee interest in any real property having a fair market value (together with improvements thereof) of at least $1,000,000 owned by any Loan Party (other than any such real property subject to a Lien expressly permitted by Section 8.3(g) (solely to the extent the terms of such Indebtedness relating to such Lien prohibit the granting of a Lien to secure the Obligations)) and acquired after the Closing Date, within 90 days (or such longer period as may be reasonably acceptable to the Collateral Agent) after the acquisition thereof: (i) execute and deliver a first priority Mortgage, subject to Liens permitted under Section 8.3, in favor of the Collateral Agent, for the benefit of the Secured Parties, covering such real property, (ii) provide the Secured Parties with (w) a mortgagee title insurance policy (or marked commitments to issue the same) issued by one or more title companies reasonably acceptable to the Collateral Agent and in form and substance reasonably acceptable to the Collateral Agent covering such real property in an amount equal to the fair market value of such owned real property (or such other lesser amount as shall be reasonably acceptable to the Collateral Agent), (x) a new ALTA survey thereof (or a “no-change” affidavit certifying to the applicable title company that there have been no changes to such real property that would preclude such title company from omitting the standard pre-printed survey exception to the title insurance policy), (y) any consents, affidavits or estoppels reasonably deemed necessary or advisable by the Collateral Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Collateral Agent and (z) a completed flood certificate addressed to the Collateral Agent and otherwise in compliance with the Flood Program and, if the flood certificate states that such real property is located in an area having special flood hazards and in which flood insurance has been made available under the Flood Program, proof of flood insurance covering such real property, (iii) deliver to the Collateral Agent legal opinions with respect to the enforceability of the mortgage and, if requested by the Collateral Agent, deliver to the Collateral Agent legal opinions relating to other matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agent, (iv) evidence satisfactory to the Collateral Agent that such Loan Party has paid to the title company or to the appropriate Governmental Authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of the title insurance policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgage for such owned real property in the appropriate real estate records and (v) if requested by the Collateral Agent, an appraisal of such owned real property in form and substance reasonably acceptable to the Collateral Agent.

(c) With respect to any new wholly-owned Subsidiary (other than an Excluded Subsidiary) created or acquired after the Closing Date by any Group Member (other than by any Group Member that is an Excluded Subsidiary) or any wholly-owned Subsidiary that ceases to be an Excluded Subsidiary (a “re-designated subsidiary”), within 30 days of such creation or acquisition or ceasing to be an Excluded Subsidiary (or such longer period as may be reasonably acceptable to the Collateral Agent) (i) execute and deliver to the Collateral Agent such Security Documents as the Administrative Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest (subject to non-consensual Liens permitted under Section 8.3 imposed by any Requirement of Law) in the Capital Stock of such new Subsidiary or re-designated subsidiary, as applicable, that is owned by any Loan Party, (ii) deliver to the Collateral Agent any certificates representing such Capital Stock, together with undated stock or other transfer powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, (iii) cause such new Subsidiary or re-designated subsidiary, as applicable, (A) to become a party to the applicable Security Documents, (B) to take such actions necessary or advisable to grant to the Collateral Agent for the benefit of the Secured Parties a perfected first priority security interest (in the case of property other than Capital Stock, subject to Liens permitted under Section 8.3 and in the case of Capital Stock, subject to non-consensual Liens permitted under Section 8.3 imposed by any Requirement of Law) in all or substantially all, or any portion of the Property of such new Subsidiary or re-designated subsidiary, as applicable, as the Administrative Agent shall determine, in its reasonable discretion, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Collateral Agent, (iv) deliver to the Collateral Agent, for each such Subsidiary board resolutions and other secretary’s certificates reasonably requested by the Administrative Agent and consistent with those delivered on the Closing Date under Section 6.1, and (v) if requested by the Collateral Agent, deliver to the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agent.

(d) With respect to any new Excluded Subsidiary created or acquired after the Closing Date by any Loan Party (other than by any Group Member that is an Excluded Subsidiary), within 30 days of such creation or acquisition (or such longer period as may be reasonably acceptable to the Collateral Agent) (i) execute and deliver to the Collateral Agent such Security Documents as the Collateral Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest (subject to non-consensual Liens permitted under Section 8.3 imposed by any Requirement of Law) in the Capital Stock of such new Subsidiary that is owned by any such Loan Party (provided that in no event shall more than 65% of the total outstanding voting Capital Stock and 100% of the total outstanding non-voting Capital Stock of any such new Subsidiary that is a Foreign Subsidiary be required to be so pledged), (ii) deliver to the Collateral Agent any certificates representing such Capital Stock, together with undated stock or other transfer powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, as the case may be, and take such other action as may be reasonably necessary to perfect the Collateral Agent’s security interest therein, and (iii) if requested by the Collateral Agent, deliver to the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agent.

7.10 Further Assurances. From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent or the Collateral Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents to the extent provided herein or therein, or of more fully perfecting or renewing the rights of the Administrative Agent, the Collateral Agent and the Secured Parties with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by any Loan Party which may be deemed to be part of the Collateral) pursuant hereto or thereto. Except with respect to Foreign Intellectual Property, upon the exercise by the Administrative Agent, the Collateral Agent or any Secured Party of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent, the Collateral Agent or such Secured Party may be required to obtain from the Borrower or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

7.11 [Reserved].

7.12 [Reserved].

7.13 Use of Proceeds. Use the proceeds of the Loans only for the purposes described in the recitals to this Agreement. The Borrower and its Subsidiaries shall not (i) use, lend, contribute or otherwise make available any part of the proceeds of any transaction contemplated by this Agreement directly or indirectly: (A) for the purpose of financing any trade, business or other activities involving, or for the benefit of, any Restricted Party; or (B) in any other manner that would reasonably be expected to result in any person being in breach of any Sanctions or becoming a Restricted Party; (ii) to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or breaches or attempts to breach, directly or indirectly, any Sanctions applicable to it; or (iii) to fund all or part of any payment in connection with a Loan Document out of proceeds derived from business or transactions with a Restricted Party, or from any action which is in breach of any Sanctions. The Borrower and its Subsidiaries shall ensure that appropriate controls and safeguards are in place designed to prevent any action being taken that would be contrary to the foregoing language.

7.14 Post Closing Covenants. Execute and deliver the documents and complete the tasks set forth on Schedule 7.14, in each case within the time limits specified on such schedule and subject to extensions permitted by such schedule.

7.15 Quarterly Conference Calls. Within 30 days (which may be extended for reasonable cause at the Borrower’s and the Administrative Agent’s reasonable discretion) after delivery of the financial statements required by Section 7.1(a) or (b), the Borrower shall hold a conference call to which the Administrative Agent, the Collateral Agent, and the Lenders shall be invited, subject to appropriate confidentiality requirements, to discuss such financial statements, the results of operations for the relevant reporting period and other matters reasonably requested by a participant on such conference call.

SECTION 8. NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal and interest on each Loan, all fees and all other expenses or amounts payable (other than Unasserted Contingent Obligations) under any Loan Document shall have been paid in full, unless the Required Lenders shall otherwise consent in writing, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

8.1 Issuance of Preferred Stock. Issue any preferred stock or other preferred Capital Stock or become liable in respect of any obligation (contingent or otherwise) to purchase, redeem, retire, acquire or make any other payment in respect of any Capital Stock of any Group Member, other than any Qualified Capital Stock.

8.2 Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document and any Permitted Refinancing thereof;

(b) Indebtedness of any Subsidiary to the Borrower or to any other Subsidiary, or of the Borrower to any Subsidiary; provided that (i) except for such Indebtedness existing on the Closing Date of any Group Member that has commenced liquidation proceedings permitted by this Agreement and for which a liquidator has been appointed to wind up its assets, all such Indebtedness shall be evidenced by the Intercompany Note, (ii) all such Indebtedness owing by a Loan Party to a non-Loan Party shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the Intercompany Note (except for such Indebtedness existing on the Closing Date of any Group Member that has commenced liquidation proceedings permitted by this Agreement and for which a liquidator has been appointed to wind up its assets) and (iii) any such Indebtedness of any non-Loan Party owing to any Loan Party shall be subject to the limitations set forth in Section 8.8(e);

(c) guaranties by the Borrower of Indebtedness of a Subsidiary or guaranties by a Subsidiary of Indebtedness of the Borrower or another Subsidiary with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 8.2; provided, that (i) if the Indebtedness that is being guarantied is unsecured and/or subordinated to the Obligations, the guaranty shall also be unsecured and/or subordinated to the Obligations and (ii) in the case of guaranties by a Loan Party of the obligations of a non-Loan Party, such guaranties shall be permitted by Section 8.8;

(d) Indebtedness outstanding on the date hereof and listed on Schedule 8.2 and any Permitted Refinancing thereof;

(e) Indebtedness incurred to finance the acquisition of fixed or capital assets (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 8.3(g), and Permitted Refinancings of such Indebtedness, in an aggregate principal amount not to exceed $7,500,000 at any one time outstanding;

(f) Hedge Agreements permitted under Section 8.12;

(g) Indebtedness in respect of (i) open accounts extended by suppliers on normal trade terms in connection with purchases of goods and services, (ii) performance, bid, surety, indemnity, appeal bonds, completion guarantees and other obligations of like nature and (iii) guarantees and/or obligations as an account party in respect of the face amount of letters of credit in respect thereof, in each case securing obligations not constituting Indebtedness for borrowed money (including worker’s compensation claims, environmental remediation and other environmental matters and obligations in connection with self-insurance or similar requirements) provided in the ordinary course of business;

(h) Indebtedness arising from the endorsement of instruments in the ordinary course of business;

(i) Indebtedness of a Person existing at the time such Person became a Subsidiary of the Borrower (such Person, an “Acquired Person”), together with all Indebtedness assumed by the Borrower or any of its Subsidiaries in connection with any acquisition permitted under Section 8.8, but only to the extent that (i) such Indebtedness was not created or incurred in contemplation of such Person becoming a Subsidiary of the Borrower or such acquisition, (ii) any Liens securing such Indebtedness attach only to the assets of the Acquired Person and (iii) the aggregate principal amount of such Indebtedness does not exceed $7,500,000 at any one time outstanding;

(j) Earn-Out Obligations in connection with Permitted Acquisitions and Indebtedness of the type described in clause (b) of such definition in respect of any other Investment or Disposition expressly permitted hereunder, in each case constituting indemnification obligations or obligations in respect of purchase price or other similar adjustments, in an aggregate principal amount not to exceed $5,000,000 at any one time outstanding;

(k) additional unsecured Indebtedness in an aggregate principal amount not to exceed $5,000,000 at any time outstanding;

(l) Indebtedness representing deferred compensation to employees of the Borrower or any of the Subsidiaries incurred in the ordinary course of business;

(m) Indebtedness in respect of netting services, overdraft protections and similar arrangements in each case for deposit accounts incurred in the ordinary course of business in connection with cash management activities;

(n) to the extent constituting Indebtedness, judgments, decrees, attachments or awards not constituting an Event of Default under Section 9.1(h);

(o) Indebtedness of any Subsidiary of the Borrower organized under the laws of Japan in an aggregate amount not to exceed $10,000,000; provided, that such Subsidiary shall distribute to the Borrower, no later than the last day of the first full month after such Subsidiary receives the Net Cash Proceeds of such Indebtedness, 100% of such Net Cash Proceeds;

(p) Indebtedness of any Subsidiary that is a Foreign Subsidiary in the nature of receivables securitizations and/or factoring arrangements entered into on customary terms, including limited recourse of the obligee thereof to relevant securitization or factoring entity and the receivables being securitized and/or factored (and customary replacements or substitutions thereof), in an aggregate amount not to exceed $10,000,000 at any time outstanding; provided, that such Subsidiary shall distribute to the Borrower, no later than the last day of the first full month after such Subsidiary receives the Net Cash Proceeds of such Indebtedness, 100% of such Net Cash Proceeds;

(q) Indebtedness owed to any Person providing property, casualty, liability, or other insurance to any Group Member, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year,

(r) Indebtedness incurred in respect of credit cards, credit card processing services, debit cards, stored value cards, purchase cards (including so-called “procurement cards” or “P-cards”), or cash management services, in each case, incurred in the ordinary course of business; and

(s) any (i) Permitted Pari Passu Secured Refinancing Debt and any Permitted Refinancing thereof (or successive Permitted Refinancings thereof), (ii) any Permitted Junior Secured Refinancing Debt and any Permitted Refinancing thereof (or successive Permitted Refinancings thereof), and (iii) any Permitted Unsecured Refinancing Debt and any Permitted Refinancing thereof (or successive Permitted Refinancings thereof), in each case incurred in accordance with this Agreement.

8.3 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except for:

(a) Liens for taxes, assessments and other governmental charges or levies not yet delinquent or that are being diligently contested in good faith by appropriate proceedings and with respect to which adequate reserves in conformity with GAAP have been provided on the books of the applicable Group Member;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 60 days or that are bonded or that are being contested in good faith by appropriate proceedings;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) easements, rights-of-way, restrictions, encroachments, reservations and other similar encumbrances incurred in the ordinary course of business and other immaterial exceptions to title that do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of any Group Member;

(f) Liens in existence on the date hereof listed on Schedule 8.3, securing Indebtedness permitted by Section 8.2(d); provided that no such Lien is extended to cover any additional property after the Closing Date and the amount of Indebtedness secured thereby is not increased except pursuant to any Permitted Refinancing thereof;

(g) Liens securing Indebtedness of any Group Member incurred pursuant to Section 8.2(e) to finance the acquisition of fixed or capital assets; provided that (i) such Liens shall be created substantially simultaneously with the financing of the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and the products and proceeds thereof (and accessions thereto) and (iii) the amount of Indebtedness secured thereby is not increased; provided, however, notwithstanding anything in clause (ii) above, individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(h) Liens created pursuant to the Security Documents;

(i) any interest or title of a lessor and any Lien created by any such lessor under any lease or occupancy agreement entered into by any Group Member;

(j) licenses or sub-licenses with respect to Intellectual Property, leases or subleases granted to third parties in the ordinary course of business that do not materially detract from the value of any Collateral or materially interfere with the ordinary course of business of any Group Member;

(k) Liens securing judgments not constituting an Event of Default under Section 9.1(h);

(l) the filing of UCC financing statements solely as a precautionary measure in connection with operating leases and consignment arrangements;

(m) Liens (x) securing Indebtedness of the type permitted by Section 8.2(i) and (y) on property acquired by any Group Member at the time such property is so acquired (whether or not the Indebtedness secured thereby shall have been assumed); provided that (i) such Lien is not created in contemplation of such acquisition, (ii) such Lien attaches only to the assets of the relevant Acquired Person or does not extend to any other property of any Group Member following such acquisition, and (iii) the aggregate principal amount of the Indebtedness secured by such Liens does not exceed $4,000,000 at any time;

(n) Liens (i) of a collection bank arising under Section 4-210 of the UCC on items in the course of collection; and (ii) that are contractual rights of set-off or, in the case of clause (n)(ii)(1) or (n)(ii)(2), other bankers’ Liens (1) in favor of a banking institution arising as a matter of law encumbering deposits or otherwise relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (2) relating to pooled deposit or sweep accounts of any Group Member to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of such Person or (3) relating to purchase orders and other agreements not for the incurrence of Indebtedness entered into with customers of such Person in the ordinary course of business;

(o) other Liens so long as the aggregate outstanding principal amount of the obligations secured thereby does not exceed $3,000,000 at any one time;

(p) Liens incurred and deposits made in the ordinary course of business securing liability for premiums or reimbursement or indemnification obligations (including obligations in respect of letters of credit or bank guarantees) for the benefit of insurance carriers providing insurance to any Group Member;

(q) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(r) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by any Group Member in the ordinary course of business permitted by this Agreement;

(s) Liens solely on any cash earnest money deposits made by any Group Member in connection with any letter of intent or purchase agreement permitted hereunder;

(t) leases in respect of real property on which facilities owned or leased by any Group Member are located and other Liens affecting the interest of any landlord (and any underlying landlord) of any real property leased by any Group Member, including without limitation any assignments of insurance or condemnation proceeds provided to landlords pursuant to the terms of any lease and Liens and rights reserved in any lease for rent or for compliance with the terms of such lease;

(u) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 8.8 to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 8.5, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(v) Liens on property of any Foreign Subsidiary which property does not constitute Collateral, which Liens secure Indebtedness of such Foreign Subsidiary permitted under Section 8.2;

(w) Liens on property constituting Collateral of the Loan Parties securing obligations issued or incurred under (including any Guarantee Obligation thereof permitted under Section 8.2(c)) (i) any Permitted Pari Passu Secured Refinancing Debt and the documentation related thereto and any Permitted Refinancing thereof (or successive Permitted Refinancings thereof), (ii) any Permitted Junior Secured Refinancing Debt and the documentation related thereto and any Permitted Refinancing thereof (or successive Permitted Refinancings thereof), and (iii) any Permitted Unsecured Refinancing Debt and the documentation related thereto and any Permitted Refinancing thereof (or successive Permitted Refinancings thereof), in each case, to the extent required by the documentation in respect of such notes or loans, as applicable; provided that at the time of incurrence thereof such obligations are permitted to be secured pursuant to the definitions of Permitted Junior Secured Refinancing Debt, Permitted Pari Passu Secured Refinancing Debt or Permitted Refinancing, as applicable; and

(x) Liens arising by operation of law in favor of issuers of letters of credit in the documents presented under a letter of credit.

8.4 Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(a) any Subsidiary may be merged or consolidated with or into the Borrower or any Guarantor, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to the Borrower or any Guarantor; provided, in the case of such a merger, the Borrower or such Guarantor, as applicable, shall be the continuing or surviving Person, and (ii) any Subsidiary that is not a Guarantor may be merged with or into any other Subsidiary that is not a Guarantor or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to any Subsidiary that is not a Guarantor;

(b) Permitted Acquisitions and other Investments permitted by Section 8.8;

(c) a merger, dissolution, liquidation, consolidation or Disposition of any Subsidiary, the purpose of which is to effect transactions permitted under Section 8.5 (but only if in each case no Event of Default would be caused as a result thereof) shall be permitted; and

(d) any Immaterial Subsidiary may liquidate or dissolve or wind up its affairs at any time.

8.5 Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Group Member, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except for:

(a) the Disposition of surplus, obsolete or worn out property in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of the Borrower and its Subsidiaries;

(b) Disposition of inventory in the ordinary course of business;

(c) Dispositions expressly permitted by Section 8.1, Section 8.4 (other than Section 8.4(c)), Section 8.6 or Section 8.8;

(d) Dispositions of property to the Borrower or a Subsidiary; provided that if the transferor of such property is a Loan Party (i) the transferee thereof must be a Loan Party, (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in a Subsidiary that is not a Loan Party in accordance with Section 8.8 or (iii) to the extent constituting a Disposition to a Subsidiary that is not a Loan Party, such Disposition is for fair value and the consideration for which is paid in cash;

(e) Dispositions of cash or Cash Equivalents in the ordinary course of business in transactions not otherwise prohibited by this Agreement;

(f) licenses and sub-licenses with respect to Intellectual Property, leases or subleases granted to or from third parties in the ordinary course of business that do not materially detract from the value of any Collateral or materially interfere with the ordinary conduct of the business of any Group Member;

(g) the abandonment, expiration or other Disposition of any Intellectual Property that in the reasonable judgment of any Group Member is not material to the business of such Group Member or otherwise of material value;

(h) sales, transfers and dispositions of accounts receivable in connection with the compromise, settlement or collection thereof consistent with past practice;

(i) Dispositions resulting from casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Group Member;

(j) the Disposition of other property having a fair market value not to exceed $3,000,000 in the aggregate for the term of this Agreement for not less than the fair market value of such property; provided that (i) 75% of the consideration received in connection therewith consists of cash or Cash Equivalents and (ii) the proceeds of such Disposition are applied in accordance with Section 4.2(c);

(k) Dispositions of property made in the ordinary course of business by a Group Member to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property by such Group Member or (ii) the proceeds of such Disposition are promptly applied by such Group Member to the purchase price of such replacement property;

(l) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(m) [Reserved];

(n) the sale or other transfer of accounts receivable in connection with the securitization thereof and/or factoring arrangements, which sale is non-recourse to the extent customary in securitizations and/or factoring arrangements and consistent with past practice and, to the extent constituting Indebtedness, within the limits set forth in Section 8.2(p);

(o) Dispositions of equity interests of any of Foreign Subsidiary in order to qualify members of the board of directors or equivalent governing body of any such Foreign Subsidiary if required by applicable law and in such amounts as required by applicable law; and

(p) Dispositions of the assets listed on (i) Schedule 8.5(a) and (ii) Schedule 8.5(b).

8.6 Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distributions in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), except:

(a) Restricted Payments made by any Subsidiary of the Borrower to the Borrower or to any of the Borrower’s other Subsidiaries and to the other holders (if any) of Capital Stock of the Person making such Restricted Payment (on a no more than pro rata basis to such other holders);

(b) Restricted Payments made to (i) purchase the Borrower’s Capital Stock from present or former officers or employees of any Group Member upon the death, disability or termination of employment of such officer or employee, and (ii) purchase, redeem or otherwise acquire any Capital Stock of the Borrower from employees, officers and directors of any Group Member, pursuant to the terms of any employee stock option, incentive stock, restricted stock or other similar plan; provided, that the aggregate amount of payments under this clause (b) (which, in the case of any payments made pursuant to clause (i), shall be net of any proceeds received by the Borrower after the date hereof in connection with resales of any Capital Stock so purchased) shall not exceed $1,000,000 in the aggregate during the term of this Agreement;

(c) repurchases of Capital Stock of any Group Member (i) deemed to occur upon the cashless exercise of stock options or warrants if such Capital Stock represents a portion of the exercise price of such options or warrants or (ii) in an aggregate amount not to exceed an amount equal to (x)(A) so long as (1) the Consolidated Total Leverage Ratio (on a Pro Forma Basis after giving effect to the making of such Restricted Payment), as of the last day of the most recently ended four consecutive fiscal quarter period for which the financial statements required to be delivered pursuant to Section 7.1(a) or 7.1(b), and the related certificate required to be delivered pursuant to Section 7.2(a), have been received by the Administrative Agent, would not be greater than 1.50:1.00 and (2) such repurchase of Capital Stock is made on or after the second anniversary of the Closing Date, $5 million, and (B) otherwise, $0 plus (y) if the Fixed Charge Coverage Ratio (on a Pro Forma Basis after giving effect to the making of such Restricted Payment), as of the last day of the most recently ended four consecutive fiscal quarter period for which the financial statements required to be delivered pursuant to Section 7.1(a) or 7.1(b), and the related certificate required to be delivered pursuant to Section 7.2(a), have been received by the Administrative Agent, would not be less than 3.00:1.00, the Excess Cash Flow Amount at such time;

(d) dividend payments or other distributions to the extent payable in the Capital Stock of such Person (so long as no Event of Default would result therefrom, including as a result of the dividend or distribution of Capital Stock other than Qualified Capital Stock not otherwise permitted by Section 8.2, or dividend payments or distributions that would cause a Change of Control); and

(e) to the extent constituting Restricted Payments, the Borrower and its Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 8.4.

8.7 Financial Covenant. Permit the Adjusted Current Ratio, determined as at the last day of any fiscal quarter specified below, to be less than the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter Ending	Adjusted Current Ratio
June 26, 2015	1.50:1.00
September 25, 2015	1.50:1.00
December 25, 2015	1.50:1.00
March 25, 2016	1.50:1.00
June 24, 2016 and thereafter	2.50:1.00

; provided that if, as at the last day of any fiscal quarter specified above, the aggregate amount of Unrestricted Cash of the Borrower and its Subsidiaries that is held in accounts subject to a control agreement in form and substance reasonably satisfactory to the Administrative Agent is less than $10,000,000, the Adjusted Current Ratio determined as at the last day of such fiscal quarter shall automatically be deemed to be less than the ratio set forth above opposite such fiscal quarter.

8.8 Investments. Make any advance, loan, extension of credit (by way of guaranty, pledging of assets or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business line or unit of, or a division of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a) extensions of trade credit in the ordinary course of business;

(b) Investments in cash and Cash Equivalents;

(c) Guarantee Obligations expressly permitted by Section 8.2;

(d) loans and advances to employees of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount not to exceed $500,000 in the aggregate at any one time outstanding;

(e) intercompany Investments by (i) any Group Member in any Loan Party; provided that in the case of an Investment made by a non-Loan Party in a Loan Party in the form of Indebtedness owing by such Loan Party, such Indebtedness is permitted to be incurred pursuant to Section 8.2 and (ii) in any Group Member that is not a Loan Party to any other Group Member that is not a Loan Party;

(f) intercompany Investments by any Loan Party in any Subsidiary, that, prior to such Investment, is not a Guarantor (including, without limitation, Guarantee Obligations with respect to obligations of any such Subsidiary, loans made to any such Subsidiary and Investments resulting from mergers with or sales of assets to any such Subsidiary) in an aggregate amount (valued at cost) not to exceed, together with any Investment pursuant to paragraph (h) of this Section that results in the creation or acquisition of a Subsidiary that is not a Guarantor or the acquisition of assets by any Subsidiary that is not a Guarantor, $3,000,000 outstanding at any time;

(g) Investments in the ordinary course of business consisting of endorsements for collection or deposit;

(h) Permitted Acquisitions;

(i) Investments consisting of Hedge Agreements permitted by Section 8.12;

(j) Investments existing as of the Closing Date and set forth in Schedule 8.8 and any extension or renewal thereof; provided that the amount of any such Investment is not increased at the time of such extension or renewal except as otherwise permitted by this Section 8.8;

(k) Investments received in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, suppliers or customers arising in the ordinary course of business;

(l) Investments received as consideration in connection with Dispositions permitted under Section 8.5;

(m) other Investments in an aggregate amount (valued at cost) not to exceed $5,000,000 in any calendar year and $10,000,000 outstanding at any time;

(n) Investments constituting (i) accounts receivable arising or (ii) deposits made in connection with the purchase price of goods or services, and lease, utility and other similar deposits, in each case in the ordinary course of business;

(o) advances of payroll payments to employees of the Borrower or its Subsidiaries in the ordinary course of business; and

(p) existing Investments of a Subsidiary of the Borrower acquired after the Closing Date or of a Person merged or consolidated with or into a Subsidiary of the Borrower in accordance with Section 8.4 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation.

8.9 Optional Payments and Modifications of Certain Debt Instruments and Organizational Documents. (a)(i) Amend or otherwise change the terms of any Subordinated Indebtedness, if the effect of such amendment or change is (x) in violation of the terms of the subordination agreement pursuant to which such Subordinated Indebtedness is incurred or (y) to change the subordination provisions of such Subordinated Indebtedness (or of any guaranty thereof), or (ii) prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (including through a sinking fund or similar deposit), or make any payment in violation of any subordination terms of, any Subordinated Indebtedness except for (x) any Permitted Refinancing of any Subordinated Indebtedness permitted by Section 8.2 and (y) Subordinated Indebtedness owed to the Borrower or any of its Subsidiaries (subject to the subordination provisions set forth in the Intercompany Note).

(b) Amend, modify, waive or otherwise change, consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Organizational Document of any Group Member or any Pledged Company in a manner that would (x) prohibit any Lien on Collateral that is otherwise contemplated by the Loan Documents or (y) restrict the rights and remedies of the Lenders under the Loan Documents.

8.10 Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees (collectively for purposes of this Section 8.10,

“transactions”), with any Affiliate other than (a) transactions by or among any of the Group Members and not involving any other Affiliate; provided, that, in any such transaction involving Loan Parties and Group Members that are not Loan Parties, such transaction either is fair to the Loan Parties, taken as a whole, from a financial point of view in the good faith judgment of the Borrower or is not materially less favorable, taken as a whole, to the Loan Parties, taken as a whole, than could reasonably be expected to be obtained from a Person that is not an Affiliate, (b) transactions by or among Group Members, on the one hand, with an Affiliate or Affiliates that are not Group Members, on the other hand, on terms not materially less favorable, taken as a whole, to the Group Members, taken as a whole, than could be obtained in an arm’s-length transaction with a Person that is not an Affiliate thereof, (c) the Transactions and the payment of fees and expenses related to the Transactions, (d) payments and/or pass-through of costs between Loan Parties with respect to payroll and other operating expenses and costs shared between such Loan Parties consistent with past practice with adjustments to take into account increases in costs and changes in the businesses of such Loan Parties in the Borrower’s reasonable discretion, (e) employment, incentive, benefit and severance arrangements between Group Members and their respective officers and employees in the ordinary course of business, customary fees paid to directors, and customary indemnities provided to directors, (f) transactions pursuant to permitted agreements in existence on the Closing Date and set forth on Schedule 8.10, or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect, (g) the performance by any Group Member of its obligations under the terms of any of its Organizational Documents, and (h) Indebtedness, Restricted Payments and Investments expressly permitted pursuant to Sections 8.2, 8.6 and 8.8, respectively, and transactions expressly permitted pursuant to Section 8.4.

8.11 Sales and Leasebacks. Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (each, a “Sale-Leaseback Transaction”) unless (a) the sale or transfer of such property is permitted by Section 8.5 and (b) any Capital Lease Obligations or Liens arising in connection therewith are permitted by Section 8.2 and Section 8.3, as the case may be.

8.12 Hedge Agreements. Enter into any Hedge Agreement, except (a) Hedge Agreements entered into in the ordinary course of business consistent with prudent business practice and not for speculative purposes to hedge or mitigate risks to which any Group Member has actual exposure (other than those in respect of Capital Stock) and (b) Hedge Agreements entered into in the ordinary course of business consistent with prudent business practice and not for speculative purposes in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of any Group Member.

8.13 Changes in Fiscal Periods. Permit the Borrower to change its fiscal year or change the Borrower’s method of determining fiscal quarters; provided, however, that the Borrower may change its method of determining fiscal quarters such that the last day of a fiscal quarter coincides with the last day of the third calendar month of such quarter, rather than the last Friday of the thirteenth week of such quarter.

8.14 Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits, limits or imposes any condition upon the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure the Obligations other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any Indebtedness permitted under Section 8.2(e), (g), (i), (k) and (o), in each case solely to the extent any such negative pledge relates to the property financed by, securing or otherwise the subject of such Indebtedness, (c) customary provisions restricting assignment of or grant of a security interest in any agreement entered into in the ordinary course of business, (d) customary joint venture agreements relating to purchase options, rights of first refusal or call or similar rights of a third party that owns Capital Stock in such joint venture, (e) any agreement or instrument of a Person, or relating to Indebtedness (including any Guarantee Obligations in respect thereof) or Capital Stock of a Person, which Person is acquired by the Borrower or its Subsidiaries after the Closing Date (except to the extent that such agreement or instrument was incurred to finance, or otherwise in connection with or in contemplation of, such acquisition); provided that any such agreement or instrument and the prohibitions, limitations and impositions set forth therein shall be applicable only to the relevant Person so acquired and its assets and shall not be applicable to any other Person or any other assets, (f) any agreement or instrument (a “Refinancing Agreement”) effecting a Permitted Refinancing of Indebtedness incurred or outstanding pursuant or relating to, or that otherwise extends, renews, refunds, refinances or replaces, any agreement or instrument referred to in Sections 8.14(a), 8.14(e), this Section 8.14(f) or Section 8.14(i) (an “Initial Agreement”) or that is, or is contained in, any amendment, supplement or other modification to an Initial Agreement or Refinancing Agreement (a “Refinancing Amendment”); provided, however, that the encumbrances and restrictions contained in any such Refinancing Agreement or Refinancing Amendment taken as a whole are not less favorable to the Lenders than the encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such Refinancing Agreement or Refinancing Amendment relates, (g) (i) any agreement, permit, license or instrument that restricts in a customary manner the assignment or transfer thereof, or the subletting, assignment or transfer of any property, right or asset subject thereto or (ii) any agreement with customers or suppliers entered into in the ordinary course of business that impose restrictions with respect to cash or other deposits, (h) restrictions by reason of any applicable law, rule, regulation or order, or required by any regulatory authority having jurisdiction over any Group Member or any of their businesses, (i) customary net worth, restrictions on cash or other deposits and customary anti-assignment provisions of any lease, license or other contract, (j) any provisions existing under, by reason of or with respect to, any Contractual Obligation of any Foreign Subsidiary and applicable only to Foreign Subsidiaries, and (k) agreements existing on the Closing Date (and any amendment, restatement, refinancing, replacement or other modification thereof so long as any change to the provisions relevant to this Section 8.14 are not more adverse to the interests of the Lenders in any material respect).

8.15 Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any Subsidiary of the Borrower, (b) make loans or advances to, or other Investments in, the Borrower or any Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Subsidiary of the

Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions or conditions with respect to a Subsidiary of the Borrower imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary; provided that such restrictions or conditions apply only to the Subsidiary that is to be Disposed or the assets that are to be Disposed and such Disposition is permitted hereunder, (iii) with respect to clause (c) above, customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (iv) with respect to clause (c) above, restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted to be incurred under this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (v) with respect to clause (c) above, customary joint venture agreements relating to purchase options, rights of first refusal or call or similar rights of a third party that owns Capital Stock in such joint venture, (vi) obligations binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary of the Borrower after the Closing Date, so long as such restriction was not entered into in connection or in contemplation of such Person becoming a Subsidiary, or any permitted amendment, renewal, extension or refinancing of any such restriction so long as the terms of any such amendment, renewal, extension or refinancing, taken as a whole, are not more restrictive than such restriction; provided that any such restriction shall only be applicable to the relevant Subsidiary so acquired and shall not be applicable to any other Person, (vii) Indebtedness of a Subsidiary of the Borrower which is not a Loan Party which is permitted by Section 8.2, (viii) customary restrictions in leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto, (ix) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, (x) restrictions by reason of any applicable law, rule, regulation or order, or required by any regulatory authority having jurisdiction over any Group Member or any of their businesses, (xi) any Contractual Obligation existing on the Closing Date (and any amendment, restatement, refinancing, replacement or other modification thereof so long as any change to the provisions relevant to this Section 8.15 are not more adverse to the interests of the Lenders in any material respect), (xii) any provisions existing under, by reason of or with respect to, any Contractual Obligation of any Foreign Subsidiary and applicable only to Foreign Subsidiaries and (xiii) any Contractual Obligation that is reasonably determined by the Borrower not to materially adversely affect the ability of the Borrower to perform its obligations under the Loan Documents.

8.16 Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related, complementary or ancillary thereto (or a reasonable extension or expansion thereof); it being agreed, for the avoidance of doubt, that any sales or software or hardware and related services shall be permitted lines of business under this Section 8.16.

SECTION 9. EVENTS OF DEFAULT

9.1 Events of Default. If any of the following events shall occur and be continuing:

(a) the Borrower shall fail to pay (or to have paid on their behalf) any principal of any Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect (or in any respect if qualified by materiality or “Material Adverse Effect”) on or as of the date made or deemed made; or

(c) any Loan Party shall default in the observance or performance of any agreement contained in Section 7.4(a)(i) (with respect to the Borrower only), Section 7.7(a) or Section 8 of this Agreement; or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after the earlier of (i) notice to the Borrower from the Administrative Agent or the Required Lenders or (ii) knowledge thereof by any Responsible Officer of the Borrower; or

(e) any Group Member (i) defaults in making any payment of any principal or interest of any Material Indebtedness other than Indebtedness owed to another Group Member on the scheduled or original due date with respect thereto beyond the period of grace, if any, provided in the instrument or agreement under which such Material Indebtedness was created; or (ii) defaults in the observance or performance of any other agreement or condition relating to any such Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Material Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Material Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Material Indebtedness constituting a Guarantee Obligation) to become payable; provided, that this clause (ii) shall not apply to secured Material Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Material Indebtedness; or

(f) (i) the Borrower or any of its Subsidiaries (other than any Immaterial Subsidiary) shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any of its Subsidiaries (other than any Immaterial Subsidiary) shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any of its Subsidiaries (other than any

Immaterial Subsidiary) any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any of its Subsidiaries (other than any Immaterial Subsidiary) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any of its Subsidiaries (other than any Immaterial Subsidiary) shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower or any of its Subsidiaries (other than any Immaterial Subsidiary) shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) any failure to meet the minimum funding standards of Sections 412 and 430 of the Code and Sections 302 and 303 of ERISA or any failure to make by its due date a required installment of a material amount under Section 430(j) of the Code with respect to any Plan or any failure to make any required contribution of a material amount to a Multiemployer Plan or any filing pursuant to Section 412(c) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (ii) any Group Member shall engage in any non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (iii) a determination that any Single Employer Plan is, or is expected to be, in “at risk” status (as defined in Section 430 of the Code or Section 303 of ERISA), (iv) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee would reasonably be expected to result in the termination of such Plan for purposes of Title IV of ERISA, (v) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (vi) a determination that any Multiemployer Plan is in “critical” or “endangered” status under Section 432 of the Code or Section 305 of ERISA, or (vii) any Group Member or any Commonly Controlled Entity shall incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan; and in each case in clauses (i) through (vii) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect; or

(h) one or more judgments or decrees shall be entered against any Group Member and the same shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof and any such judgments or decrees either (i) is for the payment of money, individually or in the aggregate (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage), of $10,000,000 or more or (ii) is for injunctive relief and could reasonably be expected to have a Material Adverse Effect, or

(i) any material provision of any of the Loan Documents shall cease, for any reason, to be in full force and effect in accordance with its terms, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby, or any Loan Party or any Affiliate of any Loan Party shall so assert except (i) as a result of the release of any

Loan Party or the lease, sale or other disposition of other Collateral in a transaction permitted under the Loan Documents, (ii) as a result of the Collateral Agent’s failure to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Security Documents or (iii) with respect to Collateral of de minimis value; or

(j) the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason (other than pursuant to the terms thereof), to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(k) any Subordinated Indebtedness or any guarantees thereof, individually or in the aggregate, in excess of $10,000,000, shall cease, for any reason, to be validly subordinated to the Obligations or any Loan Party or any Affiliate of any Loan Party or the agent in respect of the Subordinated Indebtedness shall so assert; or

(l) there shall have occurred a Change of Control;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, any or all of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding, and the Administrative Agent and the Collateral Agent shall have the right to take all or any actions and exercise any remedies available under the Loan Documents or applicable law or in equity.

SECTION 10. THE AGENTS

10.1 Appointment. Each Lender hereby irrevocably designates and appoints each Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes such Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers and actions as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender or other Secured Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this

Agreement or any other Loan Document or otherwise exist against any Agent. The provisions of this Section 10 are solely for the benefit of the Agents and the Lenders and neither the Borrower nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” (or any other similar term) herein or in any other Loan Documents with reference to the Agents is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

10.2 Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by such Agent. Each Agent and any such sub agent of such Agent may perform any and all of its duties and exercise its rights and powers by or through its respective Related Parties and those of such Person’s Affiliates. The exculpatory provisions of this Section 10 shall apply to any such sub agent and to the Related Parties of such Person and that of such Person’s Affiliates of each Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the Facility as well as their activities as the Agents. No Agent shall be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub agents.

10.3 Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates shall (i) be liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct), (ii) be responsible in any manner to any of the Lenders or any other Secured Party for or have a duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with this Agreement, any other Loan Document, any Specified Hedge Agreement or any Specified Cash Management Agreement, (B) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, any Specified Hedge Agreement, any Specified Cash Management Agreement or the occurrence of any Default or Event of Default, (D) the validity, enforceability, effectiveness or genuineness of any Loan Document, any Specified Hedge Agreement, any Specified Cash Management Agreement or any other agreement, instrument or document, or (E) the satisfaction of any condition set forth in Section 6 or elsewhere in any Loan Document, any Specified Hedge Agreement or any Specified Cash Management Agreement, other than to confirm receipt of items expressly required to be delivered to such Agent, (iii) have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that such Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan

Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under United States Bankruptcy Code, state bankruptcy law or similar law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any United States Bankruptcy Code, state bankruptcy law or similar law or (iv) not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as an Agent or any of its Affiliates in any capacity. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement or any other Loan Document, any Specified Hedge Agreement or any Specified Cash Management Agreement, or to inspect the properties, books or records of any Loan Party or any other Person.

10.4 Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or other writing (including any electronic message, Internet or intranet website posting or other distribution) or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by such Agent and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Agents shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans and all other Secured Parties. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, each Agent may presume that such condition is satisfactory to such Lender unless such Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.

10.5 Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Secured Parties.

10.6 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement, any Specified Hedge Agreement or any Specified Cash Management Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender or any other Secured Party, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, any Specified Hedge Agreement or any Specified Cash Management Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any Affiliate of a Loan Party that may come into the possession of such Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

10.7 Indemnification. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 11.5 to be paid by it to any Agent Related Party (or any sub-agent thereof), each Lender severally agrees to pay to such Agent Related Party (or any such sub-agent thereof) such Lender’s Aggregate Exposure Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that (a) the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against any Agent Related Party (or any such sub-agent thereof) and (b) no Lender shall be liable for the payment of any portion of such unreimbursed expense or indemnified loss, claim, damage, liability or related expense that is found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct (and no action taken in accordance with the directions of the Required Lender shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section). The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

10.8 Agent in Its Individual Capacity. Each Person serving as an Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Person were not an Agent and, with respect to its Loans and

Commitments, each such Person shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender”, “Lenders”, “Secured Party” and “Secured Parties” shall include each Agent in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary of the Borrower or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

10.9 Successor Agents. Either Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 45 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a financial institution with an office in New York, New York, or an Affiliate of any such financial institution. If no successor Agent has been appointed pursuant to the immediately preceding sentence by the 45th day after the date such notice of resignation was given by such Agent, such Agent’s resignation shall nonetheless become effective (and such Agent shall be discharged from its duties and obligations hereunder (except that in the case of any collateral security held by the retiring Agent on behalf of the Secured Parties under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security as nominee until such time as a successor Agent is appointed)) and the Required Lenders shall thereafter perform all the duties of such Agent hereunder and/or under any other Loan Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent and/or Collateral Agent, as the case may be. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder (if not already discharged therefrom as provided above). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Section 10 and Section 11.5 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Agent.

10.10 Agents Generally. Except as expressly set forth herein, no Agent shall have any duties or responsibilities hereunder in its capacity as such.

10.11 Lead Arranger. Notwithstanding any other provision of this Agreement or any other Loan Document, the Lead Arranger is named as such for recognition purposes only, and in its capacity as such shall have no duties, responsibilities or liabilities with respect to this Agreement or any other Loan Document; it being understood and agreed that the Lead Arranger shall be entitled to all indemnification and reimbursement rights in favor of the Agents provided herein and in the other Loan Documents. Without limitation of the foregoing, the Lead Arranger in its capacity as such shall not, by reason of this Agreement or any other Loan Document, have any fiduciary relationship in respect of any Lender, Loan Party or any other Person.

10.12 Insolvency or Liquidation Proceedings. In case of the pendency of any Insolvency or Liquidation Proceeding or any other judicial proceeding relative to any Loan Party, each Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether such Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention or otherwise in such proceeding or otherwise (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Secured Parties and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Secured Parties and the Agents and their respective agents and counsel and all other amounts due to the Secured Parties and Agents under Section 11.5) allowed in such judicial proceeding and (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same and, in either case, any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each other Secured Party to make such payments to such Agent and, in the event that such Agent shall consent to the making of such payments directly to the Secured Parties, to pay to such Agent any amount due for the reasonable compensation, expenses, disbursements and advances of such Agent and its agents and counsel, and any other amounts due such Agent under Section 11.5.

10.13 Tax Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Non-Excluded Taxes attributable to such Lender (but only to the extent that no Loan Party has already indemnified the Administrative Agent for such Non-Excluded Taxes and without limiting the obligation of the Borrower and the other Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.6(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with this Agreement or any other Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 10.13.

10.14 Cash Management Banks and Qualified Counterparties. No Cash Management Bank or Qualified Counterparty that obtains the benefits of the Security Documents or any Collateral by virtue of the provisions hereof or of the Security Documents shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Section 10 to the contrary, the Administrative Agent and the Collateral Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to,

Obligations arising under Specified Cash Management Agreements and Specified Hedge Agreements unless the Administrative Agent or the Collateral Agent, as applicable, has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent or the Collateral Agent, as applicable, may request, from the applicable Cash Management Bank or Qualified Counterparty, as the case may be.

10.15 Intercreditor Agreements. The Administrative Agent or the Collateral Agent, as applicable, is hereby irrevocably authorized by each of the Lenders, without requiring further action by the Lenders (and shall, upon the written request of the Borrower), to (and to execute any documents or instruments necessary to) enter into any Intercreditor Agreements and any other intercreditor arrangements contemplated by the terms hereof, and the parties hereto acknowledge that such intercreditor agreements are binding upon them. Each Lender (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of any Intercreditor Agreements, (b) hereby authorizes and instructs the Administrative Agent and the Collateral Agent to enter into any Intercreditor Agreements and to subject the Liens on the Collateral securing the Obligations to the provisions thereof and (c) without any further consent of the Lenders, hereby authorizes and instructs the Administrative Agent and the Collateral Agent to negotiate, execute and deliver on behalf of the Secured Parties any intercreditor agreement or any amendment (or amendment and restatement) to the Security Documents. In addition, each Lender hereby authorizes the Administrative Agent and the Collateral Agent, without requiring further action by the Lenders, to enter into (i) any amendments to Intercreditor Agreements, and (ii) any other intercreditor arrangements, in the case of clauses (i), and (ii) to the extent required to give effect to the establishment of intercreditor rights and privileges as contemplated and required or permitted by Section 8.3 of this Agreement. Each Lender acknowledges and agrees that any of the Administrative Agent and the Collateral Agent (or one or more of their respective Affiliates) may (but are not obligated to) act as the “senior representative” or like term for the holders of Indebtedness pursuant to Refinancing Loans under the security agreements with respect thereto or any Intercreditor Agreement. Each Lender waives any conflict of interest, now contemplated or arising hereafter, in connection therewith and agrees not to assert against any Agent or any of its affiliates any claims, causes of action, damages or liabilities of whatever kind or nature relating thereto.

10.16 Security Documents. (a) Each Secured Party hereby further authorizes the Administrative Agent or the Collateral Agent, as applicable, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of Secured Parties with respect to the Collateral and the Security Documents; provided that neither the Administrative Agent nor the Collateral Agent shall owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of Obligations with respect to any Specified Cash Management Agreement or Specified Hedge Agreement. Subject to Section 11.1, without further written consent or authorization from any Secured Party, the Administrative Agent or the Collateral Agent, as applicable, may execute any documents or instruments necessary to (i) in connection with a sale or disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which the Required Lenders (or such other Lenders as may be required to give such consent under Section 11.1) have otherwise consented or (ii) release any Guarantor from the Security Documents or with respect to which the Required Lenders (or such other Lenders as may be required to give such consent under Section 11.1) have otherwise consented.

(b) Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent, Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the guaranty of the Guarantors, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Collateral Agent, and (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.

SECTION 11. MISCELLANEOUS

11.1 Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that amendments pursuant to Section 3.3 may be effected without the consent of the Required Lenders to the extent provided therein; provided, further, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or (except as provided in Section 3.3) extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Loan, reduce the stated rate of any interest or forgive or reduce any interest or fee payable hereunder (except in connection with the waiver of the applicability of any post-default increase in interest rates, which waiver shall be effective with the consent of the Required Lenders) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 11.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders or consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, in each case without the written consent of all Lenders; (iv) release all or substantially all of the Collateral or release all or substantially all of the value of the guarantees provided by the Guarantors in the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders; (v) amend, modify or waive any provision of Section 4.8, Section 11.7(a) or Section 11.19 of this Agreement or Section 6.4 of the Guarantee and Collateral Agreement or amend, modify or waive the provisions of Section 4.2(d) governing the application of prepayments to remaining scheduled installments of principal due on the Loans, in each case without the written consent of all Lenders; (vi) amend, modify or waive any provision of Section 10 without the written consent of each Agent adversely affected thereby; (vii) amend, modify or waive any provision of Section 11.6 to further restrict any Lender’s ability to assign or otherwise transfer its obligations hereunder without the written consent of all Lenders; (viii) amend, modify or waive (A) any provision of any Loan Document so as to alter the ratable treatment of Obligations under Specified Hedge Agreements with the other Obligations or (B) the definition of “Qualified Counterparty,” “Specified Hedge Agreement,” or “Obligations,” in each case in a manner adverse to any Qualified Counterparty with Obligations then outstanding without the written consent of any such Qualified Counterparty; (ix) amend, modify or waive (A) any provision of any Loan Document so as to alter the ratable treatment of Obligations under Specified Cash Management Agreements with the other Obligations or (B) the definition of “Cash Management Bank,” “Specified Cash Management Agreement,” or “Obligations,” in each case in a manner adverse to any Cash Management Bank with Obligations then outstanding without the written consent of any such Cash Management Bank or (x) alter the required application of any repayments or prepayments as between Classes pursuant to Sections 4.1, 4.2 or 4.8(b) without the consent of Lenders holding more than 50.0% of the aggregate exposure of all Lenders, as applicable, of each Class which is being allocated a lesser repayment or prepayment as a result thereof; provided, that, Required Lenders may waive, in whole or in part, any prepayment so long as the application, as between Classes, of any portion of such prepayment which is still required to be made is not altered. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding anything herein or in any other Loan Document to the contrary, this Agreement and the other Loan Documents may be amended (x) to cure any ambiguity, mistake, omission, defect, or inconsistency or (y) to provide for any amendments as may be necessary or appropriate, in the opinion of Administrative Agent, to effect the provisions of Sections 3.3 and 3.4, in each case with the written consent of the relevant Loan Parties and the Administrative Agent but without the consent of any Lender.

Notwithstanding anything herein or in any other Loan Document to the contrary, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof (collectively, the “Additional Extensions of Credit”) to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

Notwithstanding anything herein or in any other Loan Document to the contrary, during such period as a Lender is a Defaulting Lender, to the fullest extent permitted by applicable law, such Lender will not be entitled to vote in respect of amendments and waivers hereunder and the Commitment and the outstanding Loans or other extensions of credit of such Lender hereunder will not be taken into account in determining whether the Required Lenders or all of the Lenders or each directly affected Lender, as required, have approved any such amendment or waiver (and the definition of “Required Lenders” will automatically be deemed modified accordingly for the duration of such period); provided, that any such amendment or waiver that would increase or extend the term of the Commitment of such Defaulting Lender, extend the date fixed for the payment of principal or interest or fees owing to such Defaulting Lender hereunder, reduce the principal amount of any obligation owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender or of any fee payable to such Defaulting Lender hereunder, or alter the terms of this paragraph, will require the consent of such Defaulting Lender.

In the case of any amendment, waiver, supplement or modification to any of the Loan Documents for which the consent of the Required Lenders (or each Lender or each directly affected Lender, as the case may be) is required, each Lender that consents to such amendment, waiver, supplement or modification shall be entitled to the same fees or other compensation or consideration in connection therewith (whether in cash, securities, warrants, other Capital Stock or otherwise), as a percentage of its outstanding Loans, that is paid to other Lenders (as a percentage of such other Lenders’ Loans) consenting to such amendment, waiver, supplement or modification.

11.2 Notices; Electronic Communications. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and except for electronic communication provided below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(b) if to the Borrower, to it at Silicon Graphics International Corp., 900 North McCarthy Blvd, Milipitas, California 95038, Attention: Chief Financial Officer, with a copy to: Silicon Graphics International Corp., 900 North McCarthy Blvd, Milipitas, California 95038, Attention: General Counsel;

(c) if to the Administrative Agent or the Collateral Agent, to it at Morgan Stanley Senior Funding, Inc., 1585 Broadway, New York, NY 10036, Attention: Stephen B. King, Facsimile: 212-507-4687, E-mail: msagency@ms.com; and

(d) if to a Lender, to it at its address (or fax number) set forth on Schedule 1.1 or in the Assignment and Assumption pursuant to which such Lender shall have become a party hereto.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications, to the extent provided in the immediately following paragraph, shall be effective as provided in said paragraph.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2, 3 and 4 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Sections 2, 3 and 4 by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notices may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.

Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto (provided that any Lender may change its address or facsimile number by notice solely to the Administrative Agent and the Borrower).

The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available.” The Administrative Agent and its Administrative Agent Parties do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by Administrative Agent or any of its Administrative Agent Parties in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Administrative Agent Parties have any liability to the Borrower or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material that any Loan Party provides to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent or any Lender by means of electronic communications pursuant to this Section 11.2, including through the Platform.

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (i) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address. Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on the Platform and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower, its Affiliates or their respective securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat the Borrower Materials as not containing any material non-public information with respect to the Borrower, its Affiliates or their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent the Borrower Materials constitute Information, they shall be treated as set forth in Section 11.15); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor;” and (z) the Administrative Agent shall be entitled to treat the Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the following Borrower Materials shall be marked “PUBLIC”, unless the Borrower notifies the Administrative Agent promptly that any such document contains material non-public information: (1) the Loan Documents and (2) notification of changes in the terms thereof.

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower, its Affiliates or their respective securities for purposes of United States Federal or state securities laws.

11.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

11.5 Indemnification; Expenses. The Borrower agrees (a) to pay or reimburse each Agent for all its reasonable and documented out of pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable and documented fees, charges and disbursements of one primary counsel (with exceptions for conflicts of interest) and one local counsel in each relevant jurisdiction to such Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter as such Agent shall deem appropriate, (b) to pay or reimburse each Lender and Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the reasonable and documented fees, charges and disbursements of one primary counsel (with exceptions for conflicts of interest) and one local counsel in each relevant jurisdiction to the Lenders and Agents, (c) to pay, indemnify, and hold each Lender and Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and Agent and their respective Affiliates and their respective officers, directors, employees, advisors, affiliates, agents, successors, partners, representatives and assigns (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents (regardless of whether such Person or any Loan Party is or is not a party to any such actions or suits and regardless of whether the Indemnitee is the plaintiff or defendant in such actions or suits) and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable and documented fees and expenses of one primary counsel (with exceptions for conflicts of interest) and one local counsel in each relevant jurisdiction in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”); provided, that the Borrower shall not have any obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities (x) are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee (or such Indemnitee’s affiliates, controlling persons, directors, officers, employees, partners, representatives, advisors or agents), (y) are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the material breach of the obligations of such Indemnitee (or such Indemnitee’s affiliates, controlling persons, directors, officers, employees, partners, representatives, advisors or agents) under the Loan Documents or (z) arises out of, or in connection with, any proceeding between or among Indemnitees that does not involve an act or omission by the Borrower or its Subsidiaries (other than claims against any Agent or the Lead Arranger in its capacity or in fulfilling its role as Agent or Lead Arranger or any similar role hereunder (excluding its role as a Lender)). Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 11.5 shall be payable not later than 10 days after written demand therefor. Notwithstanding the foregoing, this Section 11.5 shall not apply to Taxes other than any Taxes that represent Indemnified Liabilities arising from any non-Tax claim. The agreements in this Section 11.5 shall survive repayment of the Loans and all other amounts payable hereunder.

11.6 Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (each such consent not to be unreasonably withheld, delayed or conditioned) of:

(A) the Borrower; provided that no consent of the Borrower shall be required for an (x) assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if a Specified Event of Default has occurred and is continuing, any other Eligible Assignee or (y) any assignment prior to the completion of the primary syndication of the Facility (as determined by the Lead Arranger); and provided, further that such consent of the Borrower shall have been deemed to have been given if the Borrower has not responded within ten Business Days of a request for such consent; and

(B) the Administrative Agent.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, an assignment effected by the Lead Arranger (or any of its Affiliates) in connection with the primary syndication of the Commitments or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent; provided that (1) no such consent of the Borrower shall be required if a Specified Event of Default has occurred and is continuing, (2) that such consent of the Borrower shall have been deemed to have been given if the Borrower has not responded within ten Business Days of a request for such consent and (3) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (which may be waived by the Administrative Agent in its sole discretion) (it being understood that payment of only one processing fee shall be required in connection with simultaneous assignments to two or more Approved Funds); and

(C) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 4.9, 4.10, 4.11 and 11.5; provided, that such Lender continues to comply with the requirements of Section 4.10(e)). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive (absent manifest error), and the Borrower, the Administrative Agent, the Collateral Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Collateral Agent and any Lender at the Administrative Agent’s office, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed administrative questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section (unless waived by the Administrative Agent in its sole discretion) and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless and until it has been recorded in the Register as provided in this paragraph. The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date.”

(vi) On or prior to the Assignment Effective Date, the assigning Lender shall surrender any outstanding Notes held by it all or a portion of which are being assigned. Any Notes surrendered by the assigning Lender shall be returned by the Administrative Agent to the Borrower marked “cancelled”.

(vii) With respect to any assignment after the completion of the primary syndication of the Facility (as determined by the Lead Arranger), the Borrower shall not be obligated to make any greater payment under Section 4.9 or Section 4.10 than the Borrower would have been obligated to make in the absence of any such assignment, unless the Borrower has expressly consented in writing to waive the benefit of this provision at the time of such assignment or such entitlement to receive a greater payment results from a Change in Law that occurs after the assignee becomes a Lender.

(c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (other than a natural Person or a Defaulting Lender) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrower, the Administrative Agent, the Collateral Agent and the other

Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, (D) no participation shall be permitted to be made to the Borrower, any of its Subsidiaries, any of their respective Affiliates, nor any officer or director of any such Person and (E) such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) (a) requires the consent of each Lender directly affected thereby pursuant to the second proviso to the second sentence of Section 11.1 and (b) directly affects such Participant or (2) requires the consent of all Lenders pursuant to the second proviso to the second sentence of Section 11.1. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.9, 4.10 and 4.11 (subject to the requirements and limitations therein, including the requirements of Section 4.10(e) (it being understood that the documentation required under Section 4.10(e) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.7(b) as though it were a Lender; provided such Participant shall be subject to Section 11.7(a) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii) The Borrower shall not be obligated to make any greater payment under Section 4.9 or 4.10 than the Borrower would have been obligated to make in the absence of any participation sold to such Participant, unless the Borrower has expressly consented in writing to waive the benefit of this provision at the time of the sale of such participation or such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Any Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 4.10 unless such Participant agrees, for the benefit of the Borrower, to comply with Sections 4.12 and 4.13 as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other Person, and may sell or securitize such obligations, and this Section shall not apply to any such pledge or assignment of a security interest or to any such sale or securitization; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In addition, notwithstanding anything to the contrary contained herein, any Lender that is a Fund may (without the consent of or notice to the Administrative Agent or the Borrower) grant a security interest in all or any portion of the Loans owing to it and the Notes (if any) held by it to the trustee or other representative of holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee or other representative actually becomes a Lender in compliance with the other provisions of this Section, (i) no such pledge shall release the pledging Lender from any of its obligations under this Agreement and (ii) such trustee or other representative shall not be entitled to exercise any of the rights of a Lender under this Agreement and the Notes (if any) even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(e) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(f) No assignment or participation made or purported to be made to any Eligible Assignee or Participant shall be effective without the prior written consent of the Borrower if it would require the Borrower to make any filing with any Governmental Authority or qualify any Loan or Note under the laws of any jurisdiction, in each case as a result of any such Eligible Assignee or Participant electing to securitize obligations of such Eligible Assignee or Participant, as applicable, and the Borrower shall be entitled to request and receive such information and assurances as they may reasonably request from any such Eligible Assignee or Participant to determine whether any such filing or qualification is required or whether any assignment or participation is otherwise in accordance with applicable law.

11.7 Sharing of Payments; Set-off. (a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 9.1(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase or benefits shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates who is owed Obligations is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of any Loan Party against any of and all the obligations of any Loan Party now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 3.2 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and its Affiliates under this Section 11.7(b) are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application made by the Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission (e.g., “.pdf” or “tif” format) shall be effective as delivery of a manually executed counterpart hereof.

11.9 Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

11.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the other Loan Parties, the Agents and the Lenders with respect to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. There are no promises, undertakings, representations or warranties by any Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or therein.

11.11 GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW RULES THAT WOULD RESULT IN THE APPLICATION OF A DIFFERENT GOVERNING LAW.

11.12 Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan, the courts of the United States for the Southern District of New York sitting in the Borough of Manhattan, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover any special, exemplary, punitive or consequential damages.

Notwithstanding the foregoing, nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Collateral Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against any Loan Party or their respective properties in the courts of any jurisdiction.

11.13 No Fiduciary Duty. The Administrative Agent, the Collateral Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their affiliates. Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Loan Party, its stockholders or its affiliates, on the other. The Loan Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its stockholders or its Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Loan Party, its management, stockholders, creditors or any other Person. Each Loan Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Loan Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Loan Party, in connection with such transactions or the process leading thereto.

11.14 Releases of Guarantees and Liens. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, each of the Administrative Agent and the Collateral Agent is hereby irrevocably authorized by each Secured Party (without requirement of notice to or consent of any Secured Party except as expressly required by Section 11.1) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document (including, without limitation, the release of any Guarantor from its obligations if such Person ceases to be a Subsidiary of the Borrower or becomes an Excluded Subsidiary as a result of a transaction permitted hereunder) or that has been consented to in accordance with Section 11.1 or (ii) under the circumstances described in paragraph (b) below; provided that, notwithstanding anything to the contrary contained herein or in any other Loan Document, MineSet shall only be released from its obligations as a Guarantor under the Loan Documents if (x) MineSet ceases to be a Subsidiary of the Borrower and (y) the Outstanding Amount of the Loans is less than $40,000,000.

(b) At such time as the Discharge of the Obligations (as defined in the Guarantee and Collateral Agreement) has occurred, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent, the Collateral Agent and each Loan Party under the Security Documents (including the guarantee set forth therein) shall terminate, all without delivery of any instrument or performance of any act by any Person; provided, however, that the Collateral Agent shall execute and deliver to the Borrower, at the Borrower’s expense, all UCC termination statements, releases and similar documents reasonably requested by the Borrower to evidence such termination.

11.15 Confidentiality. Each of the Administrative Agent, the Collateral Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ officers, directors, employees and agents, including accountants, legal counsel, numbering, administration and settlement service providers and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested or required by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as or no less restrictive than those of this Section 11.15, to (i) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Loan Documents or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any Subsidiary of the Borrower or any of their respective obligations, (f) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder, (g) with the consent of the Borrower or (h) to the extent such Information becomes publicly available other than as a result of a breach of this Section 11.15. “Information” shall mean all information received from the Borrower and related to the Borrower or its business, other than any such information that was available to the Administrative Agent, the Collateral Agent or any Lender on a non-confidential basis prior to its disclosure by the Borrower; provided that, in the case of Information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 11.15 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord its own confidential information.

11.16 WAIVERS OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT, BREACH OF DUTY, COMMON LAW, STATUTE OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. EACH PARTY HERETO FURTHER REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES IT JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

11.17 Patriot Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it may be required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act.

11.18 No Third Party Beneficiaries. Nothing in this Agreement or the other Loan Documents, express or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective permitted successors and assigns, the Indemnitees, Participants to the extent expressly contemplated hereby and Agent Related Parties) any legal or equitable right, remedy, obligation, liability or claim under or by reason of this Agreement or the other Loan Documents.

11.19 Application of Proceeds. The Administrative Agent shall apply any amounts received from the Collateral Agent pursuant to Section 6.4 of the Guarantee and Collateral Agreement or any other comparable provision of any other Security Document in the following order:

(i) to the Administrative Agent and the Collateral Agent, to pay incurred and unpaid fees and expenses thereof under the Loan Documents;

(ii) to the Lenders, to pay incurred and unpaid fees and expenses of the Lenders under the Loan Documents (the amounts so applied to be distributed among the Lenders pro rata in accordance with the amounts of the Obligations to be distributed pursuant to this clause (ii) owed to them on the date of any such distribution);

(iii) to the Lenders, to pay any outstanding interest under the Loan Documents then due and owing and remaining unpaid (the amounts so applied to be distributed among the Lenders pro rata in accordance with the amounts of the Obligations to be distributed pursuant to this clause (iii) owed to them on the date of any such distribution);

(iv) to the Lenders, to pay all other Obligations under the Loan Documents then due and owing and remaining unpaid (the amounts so applied to be distributed among the Lenders pro rata in accordance with the amounts of the Obligations to be distributed pursuant to this clause (iv) owed to them on the date of any such distribution);

(v) to the Lenders, to prepay all other Obligations under the Loan Documents (the amounts so applied to be distributed among the Lenders pro rata in accordance with the amounts of the Obligations to be distributed pursuant to this clause (v) owed to them on the date of any such distribution); and

(vi) any balance of any such amounts remaining after application as described above shall be paid over to the Borrower or to whomsoever may be lawfully entitled to receive the same.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

SILICON GRAPHICS INTERNATIONAL CORP, as the Borrower

By:	/s/ Robert J. Nikl
Name: Robert J. Nikl
Title: Chief Financial Officer

MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent, Collateral Agent and Lender

By:	/s/ Reagan Philipp
Name: Reagan Philipp
Title: Authorized Signatory

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto in the amount[s] and equal to the percentage interest[s] identified below of all the outstanding rights and obligations under the applicable credit facility identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

[1]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[2]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower: Silicon Graphics International Corp.

4.	Administrative Agent: Morgan Stanley Senior Funding, Inc., as the administrative agent under the Credit Agreement

5.	Credit Agreement: Credit Agreement, dated as of January 27, 2015 (as amended, restated, supplemented or otherwise modified from time to time), among Silicon Graphics International Corp., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Morgan Stanley Senior Funding, Inc., as Administrative Agent and Collateral Agent

6.	Assigned Interest[s]:

Facility Assigned	Assignor[s][1]	Assignee[s][2]	Aggregate Amount of Commitment/Loans for all Lenders[3]	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/ Loans[4]
			$	$		%

			$	$		%

			$	$		%

[7.	Trade Date: ][5]

[1]	List each Assignor, as appropriate.
[2]	List each Assignee, as appropriate.
[3]	Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[4]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[5]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date:                     , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][6]

[NAME OF ASSIGNOR]

By:
Name:
Title:

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE[S][7]

[NAME OF ASSIGNEE]

By:
Name:
Title:

By:
Name:
Title:

[6]	Add additional signature blocks as needed.
[7]	Add additional signature blocks as needed.

Consented to and Accepted:

MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent

By:
Name:
Title:

[Consented to:

SILICON GRAPHICS INTERNATIONAL CORP., as the Borrower

By:
Name:
Title: ][8]

[8]	To be added only if the consent of Borrower is required by the terms of the Credit Agreement.

ANNEX 1 TO

ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.	Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its respective Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its respective Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 11.6 of the Credit Agreement (subject to such consents, if any, as may be required under Section 11.6 of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 7.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Non-U.S. Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

This Compliance Certificate is delivered to you pursuant to Section 7.2(a) of the Credit Agreement, dated as of January 27, 2015 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Silicon Graphics International Corp., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to the Credit Agreement (the “Lenders”), and Morgan Stanley Senior Funding, Inc., as administrative agent (in such capacity, and together with its successors and assigns in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, and together with its successors and assigns in such capacity, the “Collateral Agent”). Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings so defined.

1. I am the duly elected, qualified and acting [            ]9 of the Borrower.

2. I have reviewed and are familiar with the contents of this Certificate.

3. I have reviewed the terms of the Credit Agreement and the other Loan Documents and have made or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of each Loan Party during the accounting period covered by the financial statements attached hereto as Attachment 1 (the “Financial Statements”). Such review confirmed that each Loan Party during the accounting period covered by the Financial Statements has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in the Credit Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it. Such review did not disclose the existence during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence, as of the date of this Certificate, of a Default or Event of Default[, except as set forth below].

4. [Attached hereto as Attachment 2 is all information necessary for calculating Excess Cash Flow for the accounting period covered by the Financial Statements.]10

5. [Attached hereto as Attachment 3 is all the information necessary or calculating the Adjusted Current Ratio for the accounting period covered by the Financial Statements]11.

6. [Attached hereto as Attachment 4 is (i) a listing of any Intellectual Property which is the subject of a registration or application in the United States (including Intellectual Property included in the Collateral which was theretofore unregistered and has become the subject of a

[9]	Insert title of Responsible Officer.
[10]	Insert only in Compliance Certificates accompanying audited, annual financial statements.
[11]	Insert only in Compliance Certificates covering periods in which compliance with Section 8.7 of the Credit Agreement is required.

registration or application, but excluding any unpublished patent applications) acquired or created by any Loan Party since the date of the most recent list delivered pursuant to Section 7.2(a)(ii) of the Credit Agreement (or in the case of the first such list, since the Closing Date) and (ii) one or more Intellectual Property Security Agreements evidencing the security interest created in such Intellectual Property registered or applied for in the United States suitable for recordation in the United States Patent and Trademark Office or the United States Copyright Office, as applicable (other than registered domain names, United States intent-to-use trademark applications that are included in the Excluded Collateral (as defined in the Guarantee and Collateral Agreement)) and the Borrower undertakes to file such Intellectual Property Security Agreements with the United States Patent and Trademark Office or the United States Copyright Office, as applicable.]12

7. [Attached hereto as Attachment 5 is a supplement to the Perfection Certificate reflecting any changes to the schedules thereto during the relevant fiscal year.] [I hereby confirm that there has been no change in the information to be set forth on the schedules to the Perfection Certificate since the date of the Perfection Certificate or the latest supplement thereto delivered to the Administrative Agent.]13

8. Attached hereto as Attachment 6 is a rolling 13-week cash flow forecast for the Borrower and its Subsidiaries as required by Section 7.2(a) of the Credit Agreement.

IN WITNESS WHEREOF, I execute this Certificate this              day of                     , 20    .

SILICON GRAPHICS INTERNATIONAL CORP.

By:
Title:

[12]	Include to the extent not previously disclosed to the Administrative Agent and Collateral Agent.
[13]	Insert the appropriate sentence in Compliance Certificates accompanying audited, annual financial statements.

ATTACHMENT 1

TO COMPLIANCE CERTIFICATE

[Attach Financial Statements]

ATTACHMENT 2

TO COMPLIANCE CERTIFICATE

The information described herein is as of                     , 20    , and pertains to the period from                     , 20    , to                     , 20    ,

[Set forth Excess Cash Flow Calculations]

ATTACHMENT 3

TO COMPLIANCE CERTIFICATE

The information described herein is as of                     , 20    , and pertains to the period from                     , 20    , to                     , 20    ,

[Set forth Adjusted Current Ratio Calculations]

ATTACHMENT 4

TO COMPLIANCE CERTIFICATE

[Attach a listing of Intellectual Property and an Intellectual Property Security Agreement]

ATTACHMENT 5

TO COMPLIANCE CERTIFICATE

[Attach updated Perfection Certificate]

ATTACHMENT 6

TO COMPLIANCE CERTIFICATE

[Attach 13-Week Cash Flow Forecast]

EXHIBIT C

FORM OF GUARANTEE AND COLLATERAL AGREEMENT

[PROVIDED UNDER SEPARATE COVER]

C-1

GUARANTEE AND COLLATERAL AGREEMENT

made by

SILICON GRAPHICS INTERNATIONAL CORP.

and the other signatories hereto

in favor of

MORGAN STANLEY SENIOR FUNDING, INC.,

as Collateral Agent

Dated as of January 27, 2015

TABLE OF CONTENTS

SECTION 1.	DEFINED TERMS
1.1	Definitions	5
1.2	Other Definitional Provisions	13

SECTION 2.	GUARANTEE
2.1	Guarantee of Borrower Obligations	14
2.2	Limitation on Borrower Obligations Guaranteed	14
2.3	Nature of Guarantee; Continuing Guarantee; Waivers of Defenses Etc.	15
2.4	Rights of Reimbursement, Contribution and Subrogation	17
2.5	Payments	18
2.6	Subordination of Other Obligations	18
2.7	Financial Condition of Borrowers and other Guarantors	19
2.8	Duration of Guaranty, Discharge of Guaranty Upon Sale of Guarantor	19
2.9	Reinstatement	19

SECTION 3.	GRANT OF SECURITY INTEREST; CONTINUING LIABILITY UNDER COLLATERAL

SECTION 4.	REPRESENTATIONS AND WARRANTIES
4.1	Representations in Credit Agreement	21
4.2	Title; No Other Liens	21
4.3	Valid, Perfected First Priority Liens	21
4.4	Name; Jurisdiction of Organization, Etc.	22
4.5	Inventory and Equipment	22
4.6	Special Collateral; Excluded Collateral	23
4.7	Investment Property	23
4.8	Receivables	24
4.9	Intellectual Property	25
4.10	Letter of Credit Rights	26
4.11	Commercial Tort Claims	26

SECTION 5.	COVENANTS
5.1	Delivery and Control of Instruments, Chattel Paper, Negotiable Documents, Investment Property and Deposit Accounts	27
5.2	Maintenance of Perfected Security Interest; Further Documentation	27
5.3	Changes in Locations, Name, Jurisdiction of Incorporation, etc.	28
5.4	[Reserved]	28
5.5	Investment Property	28
5.6	Voting and Other Rights with Respect to Pledged Securities	30
5.7	Receivables	30
5.8	Intellectual Property	31

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SECTION 6.	REMEDIAL PROVISIONS
6.1	Certain Matters Relating to Receivables	33
6.2	Communications with Obligors; Grantors Remain Liable	33
6.3	Proceeds to be Turned Over To Agent	34
6.4	Application of Proceeds	34
6.5	Code and Other Remedies	34
6.6	Intellectual Property	36
6.7	Effect of Securities Laws	37
6.8	Deficiency	37

SECTION 7.	POWER OF ATTORNEY AND FURTHER ASSURANCES
7.2	Authorization of Financing Statements	40
7.3	Further Assurances	40

SECTION 8.	THE COLLATERAL AGENT
8.1	Authority of Agent	41
8.2	Duty of Agent	42
8.3	Exculpation of the Agent	42
8.4	Delegation of Duties	44
8.5	Foreclosure, etc.	44
8.6	Cash Management Banks and Qualified Counterparties	44

SECTION 9.	MISCELLANEOUS
9.1	Amendments in Writing	45
9.2	Notices	45
9.3	No Waiver by Course of Conduct; Cumulative Remedies	45
9.4	Enforcement Expenses; Indemnification	45
9.5	Successors and Assigns	46
9.6	Set-Off	46
9.7	Counterparts	46
9.8	Severability	47
9.9	Section Headings	47
9.10	Integration	47
9.11	GOVERNING LAW	47
9.12	Submission to Jurisdiction; Waivers	47
9.13	Acknowledgments	48
9.14	Additional Grantors	48
9.15	Releases	48
9.16	WAIVER OF JURY TRIAL	49
9.17	No Fiduciary Duty	49
9.18	Secured Parties	49
9.19	Keepwell	50

ii

SCHEDULES

Schedule 1	Notice Addresses
Schedule 2	Investment Property
Schedule 3	Filings and Other Actions Required for Perfection
Schedule 4	Jurisdictions of Organization and Chief Executive Offices
Schedule 5	Inventory and Equipment Locations
Schedule 6	Intellectual Property
Schedule 7	Excluded Assets
Schedule 8	Letter-of-Credit Rights
Schedule 9	Commercial Tort Claims

EXHIBITS

Exhibit A-1	Form of Copyright Security Agreement
Exhibit A-2	Form of Patent Security Agreement
Exhibit A-3	Form of Trademark Security Agreement

ANNEX

Annex 1	Form of Assumption Agreement

iii

GUARANTEE AND COLLATERAL AGREEMENT, dated as of January 27, 2015, among each of the signatories hereto designated as a Grantor on the signature pages hereto (together with any other entity that may become a party hereto as a Grantor as provided herein, the “Grantors”), MORGAN STANLEY SENIOR FUNDING, INC., as Collateral Agent (in such capacity and together with its successors and assigns in such capacity, the “Agent”) for (i) the banks and other financial institutions or entities (the “Lenders”) from time to time parties to the Credit Agreement, dated as of January 27, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among SILICON GRAPHICS INTERNATIONAL CORP., a Delaware corporation (the “Borrower”), the Lenders, MORGAN STANLEY SENIOR FUNDING, INC., as administrative agent, and the Agent, and (ii) the other Secured Parties (as hereinafter defined).

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, the Borrower is a member of an affiliated group of companies that includes each other Grantor;

WHEREAS, the proceeds of the extensions of credit under the Credit Agreement will be used by the Borrower solely (a) to cause the Refinancing, (b) to pay fees and expenses incurred in connection with the Transactions and (c), to the extent of any excess, to fund working capital requirements and other general corporate purposes of the Borrower and its Subsidiaries;

WHEREAS, the Borrower and the other Grantors are engaged in related businesses, and each Grantor will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement and, to the extent applicable, the providing of financial accommodation under the Specified Hedge Agreements and the Specified Cash Management Agreements; and

WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Borrower under the Credit Agreement and, to the extent applicable, of the Qualified Counterparties to provide financial accommodation under the Specified Hedge Agreements and the Specified Cash Management Agreements, that the Grantors shall have executed and delivered this Agreement to the Agent for the ratable benefit of the Secured Parties.

NOW, THEREFORE, in consideration of the premises and to induce the Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder and to induce the Qualified Counterparties to enter into the Specified Hedge Agreements and the Specified Cash Management Agreements and provide financial accommodation, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, each Grantor hereby agrees with the Agent, for the ratable benefit of the Secured Parties, as follows:

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SECTION 1. DEFINED TERMS

1.1 Definitions. (a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement, and the following terms which are defined in the UCC are used herein as so defined (and if defined in more than one article of the UCC shall have the meaning specified in Article 9 thereof): Accounts, As-Extracted Collateral, Certificated Security, Chattel Paper, Commercial Tort Claim, Commodity Account, Commodity Contract, Commodity Intermediary, Documents, Electronic Chattel Paper, Entitlement Order, Equipment, Farm Products, Financial Asset, Fixtures, General Intangibles, Goods, Health-Care-Insurance Receivable, Instruments, Inventory, Letter-of-Credit Rights, Manufactured Homes, Money, Payment Intangibles, Securities Account, Securities Intermediary, Security, Security Entitlement, Supporting Obligations, Tangible Chattel Paper and Uncertificated Security.

(b) The following terms shall have the following meanings:

“After-Acquired Intellectual Property” shall have the meaning set forth in Section 5.8(c).

“Agreement” shall mean this Guarantee and Collateral Agreement, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Borrower Obligations”: the collective reference to the “Obligations” (as such term is defined in the Credit Agreement) of the Borrower.

“Collateral” shall have the meaning set forth in Section 3.

“Collateral Account” shall mean any collateral account established by the Agent as provided in Section 6.1 or 6.3.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Contracts”: all contracts, leases and other agreements entered into by any Grantor pursuant to which such Grantor has the right (i) to receive moneys due and to become due to it thereunder or in connection therewith, (ii) to damages arising thereunder and (iii) to perform and to exercise all remedies thereunder.

“Controlling Parties” shall mean, prior to the termination of all Commitments and the Discharge of Credit Agreement Obligations , the Required Lenders, and, thereafter, the Majority Holders.

“Copyright Licenses” shall mean all agreements providing for the grant to or from a Grantor of any license or right in, under or to any Copyright.

“Copyrights” shall mean all right, title and interest in and to all copyrightable works of authorship, all United States and foreign copyrights (whether or not the underlying works of authorship have been published), including but not limited to copyrights in software and databases, all designs (including but not limited to all industrial designs, “Protected Designs”

5

within the meaning of 17 U.S.C. 1301 et. Seq. and Community designs), and all “Mask Works” (as defined in 17 U.S.C. 901 of the U.S. Copyright Act), whether registered or unregistered, and with respect to any and all of the foregoing: (i) all registrations and applications for registration thereof including, without limitation, the registrations and applications listed on Schedule 6, (ii) all extensions, renewals, and restorations thereof, (iii) all rights to sue or otherwise recover for any past, present and future infringement or other violation thereof, (iv) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages and proceeds of suit, now or hereafter due and/or payable with respect thereto, and (v) all other rights accruing thereunder or pertaining thereto throughout the world.

“Deposit Account” shall mean all “deposit accounts” as defined in Article 9 of the UCC and all other accounts maintained with any financial institution (other than Securities Accounts or Commodity Accounts), and shall include, without limitation, all of the accounts listed on Schedule 2 hereto under the heading “Deposit Accounts” together, in each case, with all funds held therein and all certificates or instruments representing any of the foregoing.

“Discharge of Credit Agreement Obligations” shall have the meaning set forth in Section 8.1(b).

“Discharge of the Obligations” shall mean the payment in full in cash of all Obligations and the satisfactory performance of all other obligations under the Loan Documents (other than (i) those expressly stated to survive termination, (ii) Unasserted Contingent Obligations, and (iii) obligations and liabilities under Specified Cash Management Agreements and Specified Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Qualified Counterparty, including, without limitation, cash collateralization, shall have been made) and all Commitments shall have terminated or expired.

“Equity Interests” (i) shall mean with respect to any Person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting) of the equity of such Person, including, if such person is a partnership, partnership interests (whether general or limited), if such Person is a limited liability company, membership interests, and, if such Person is a trust, all beneficial interests therein, and shall also include any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, such corporation, partnership, limited liability company or trust, whether outstanding on the date hereof or issued on or after the date hereof and (ii) shall include, without limitation, all Pledged Stock, Pledged Partnership Interests and Pledged LLC Interests.

“Excluded Assets” shall mean (i) any permit, lease, license, Instrument, General Intangible, property rights, contract or agreement to which any Grantor is a party or any of its rights or interests thereunder if and only to the extent that the grant of a security interest hereunder (a) is prohibited by or a violation of any law, rule or regulation applicable to such Grantor or (b) shall constitute or result in a breach of a term or provision of, or the termination or a default under the terms of, such permit, lease, license, Instrument, General Intangible, property rights, contract or agreement (other than to the extent that any such law, rule, regulation, term or provision would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction or any other applicable law (including any debtor relief law or

6

principle of equity)); provided, however, that the Collateral shall include (and such security interest shall attach and the definition of Excluded Assets shall not then include) immediately at such time as the contractual or legal prohibition shall no longer be applicable and to the extent severable, and shall attach immediately to any portion of such permit, lease, license, contract or agreement not subject to the prohibitions specified in clauses (a) or (b) above; provided, further, that the exclusions referred to in clause (i) of this definition shall not include any Proceeds of such permit, lease, license, Instrument, General Intangible, property rights, contract or agreement, (ii) property owned by any Grantor that is subject to a purchase money Lien or Capital Lease Obligation or similar arrangement permitted under the Credit Agreement if the agreement pursuant to which such Lien is granted (or the document providing for such Capital Lease Obligation or similar arrangement) prohibits, or requires the consent of any Person other than the Grantors which has not been obtained as a condition to, the creation of any other Lien on such property, (iii) any “intent-to-use” application for registration of a Trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing and acceptance of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law (“Intent-to-Use Applications”), (iv) any trucks, trailers, tractors, service vehicles, automobiles, construction and earth moving equipment, rolling stock or other registered mobile equipment or other Equipment of any nature covered by certificates of title law of any jurisdiction and all tires and other appurtenances to any of the foregoing, (v) Excluded Foreign Subsidiary Voting Stock, (vi) Letter of Credit Rights and Commercial Tort Claims individually with a value of less than $500,000, individually or in the aggregate, in each case, that do not constitute Proceeds of Collateral, (vii) those assets over which the granting of security interests in such assets would result in material adverse tax consequences as reasonably determined by the Borrower and the Agent (it being understood that the Lenders shall not require the Borrower or any of its Subsidiaries to enter into any security agreements or pledge agreements governed by foreign law), (viii) assets to the extent the granting or perfecting of a security interest in such assets would result in costs or other consequences to the Borrower or any of its Subsidiaries as reasonably determined by the Borrower and the Agent that are excessive in view of the benefits that would be obtained by the Secured Parties, (ix) any margin stock (within the meaning of Regulation U issued by the FRB), (x) all leasehold interests in real property (other than fixtures) and all fee interests in real property (other than fixtures) with a fair market value of less than $1,000,000, (xi) Equity Interests in any person other than a wholly-owned Subsidiary to the extent the pledge of such Equity Interests is not permitted by the terms of such person’s Organizational Documents or any joint venture documents; provided that the Equity Interests of MineSet shall not be deemed to be an Excluded Asset pursuant to this clause (xi) for so long as MineSet is a Guarantor, (xii) any property acquired after the Closing Date (including property acquired through acquisition or merger of another entity) if at the time of such acquisition the granting of a security interest therein or the pledge thereof is prohibited by any contract or other agreement permitted under the Credit Agreement to the extent and for so long as such contract or other agreement prohibits such security interest or pledge (and so long as such prohibition is not incurred in contemplation of such acquisition); provided, however, that the Collateral shall include (and such security interest shall attach and the definition of Excluded Assets shall not then include) immediately at such time as the contractual prohibition shall no

7

longer be applicable and, to the extent severable, shall attach immediately to any portion of such property or asset not subject to the prohibitions specified in this clause (xii); provided, further, that the exclusions referred to in clause (xii) of this definition shall not include any Proceeds of such property or asset; and (xiii) Schedule 8.5(b) to the Credit Agreement.

“Excluded Deposit Account”: collectively, (a) Deposit Accounts established solely for the purpose of funding payroll, payroll taxes, withholding taxes, workman’s compensation and other compensation and benefits to employees, (b) Zero Balance Accounts and (c) Deposit Accounts with amounts on deposit that, when aggregated with the amounts on deposit in all other Deposit Accounts for which control agreements have not been obtained (other than those specified in clauses (a) and (b)), do not exceed $750,000 in the aggregate at any time.

“Excluded Foreign Subsidiary Voting Stock” shall mean any voting Equity Interests of a Foreign Subsidiary in excess of 65% of the total outstanding voting Equity Interests of such Foreign Subsidiary.

“Guarantor Obligations” shall mean, with respect to any Guarantor, all obligations and liabilities of such Guarantor with respect to the Facility which may arise under or in connection with this Agreement (including Section 2) or any other Loan Document or Specified Hedge Agreement or Specified Cash Management Agreement to which such Guarantor is a party, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, reasonable attorney’s fees and legal expenses) as expressly provided for in the foregoing documents (including all expense reimbursement and indemnity obligations arising or incurred as provided in the Loan Documents or any Specified Hedge Agreement or any Specified Cash Management Agreement after the commencement of any bankruptcy case or insolvency, reorganization, liquidation or like proceeding, whether or not a claim for such obligations is allowed in such case or proceeding).

“Guarantors” shall mean the collective reference to each Grantor other than the Borrower.

“Insurance” shall mean (i) all insurance policies covering any or all of the Collateral (regardless of whether the Agent is the loss payee thereof) and (ii) any key man life insurance policies.

“Intellectual Property” shall mean all rights, priorities and privileges relating to intellectual property or other similar proprietary rights, whether arising under United States, multinational or foreign laws, including, without limitation, (i) Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks, Trademark Licenses, Trade Secrets and Trade Secret Licenses, (ii) all other intangible rights, (iii) all rights to sue or otherwise recover for any past, present and future infringement, dilution, misappropriation, or other violation or impairment thereof, including the right to receive all Proceeds therefrom, including without limitation license fees, royalties, income payments, claims, damages and proceeds of suit, now or hereafter due and/or payable with respect thereto, and (iv) all rights corresponding thereto throughout the world.

8

“Intellectual Property Security Agreements” shall mean, collectively, the Copyright Security Agreement substantially the form of Exhibit A-1, the Patent Security Agreement substantially in the form of Exhibit A-2, and the Trademark Security Agreement substantially in the form of Exhibit A-3.

“Investment Property” shall mean the collective reference to (i) all “investment property” as such term is defined in Section 9-102(a)(49) of the UCC on the date hereof including, without limitation, all Certificated Securities and Uncertificated Securities, all Security Entitlements, all Securities Accounts, all Commodity Contracts and all Commodity Accounts and (ii) whether or not constituting “investment property” as so defined, all Pledged Notes, all Pledged Equity Interests, all Pledged Security Entitlements and all Pledged Commodity Contracts; provided, however, that Investment Property shall not include Excluded Assets.

“Issuers” shall mean the collective reference to each issuer of Pledged Equity Interests.

“Majority Holders” shall have the meaning set forth in Section 8.1(b).

“Material Intellectual Property” shall mean any Intellectual Property included in the Collateral that is material to the business of the Grantors and their Subsidiaries, taken as a whole, or is otherwise of material value.

“Obligations” shall mean (x) the Borrower Obligations and (y) the Guarantor Obligations.

“Obligee Guarantor” shall have the meaning set forth in Section 2.6.

“Patent Licenses” shall mean all agreements providing for the grant to or from a Grantor of any license or right in, under or to any Patent.

“Patents” shall mean all right, title and interest in and to all patentable inventions and designs, all United States, foreign, and multinational patents, certificates of invention, and similar industrial property rights, and applications for any of the foregoing, including, without limitation, (i) each patent and patent application listed on Schedule 6, (ii) all reissues, substitutes, divisions, continuations, continuations-in-part, extensions, renewals, and reexaminations thereof, (iii) all inventions and improvements described and claimed therein, (iv) all rights to sue or otherwise recover for any past, present and future infringement or other violation thereof, (v) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages, and proceeds of suit and other payments, now or hereafter due and/or payable with respect thereto, and (vi) all other rights accruing thereunder or pertaining thereto throughout the world.

“Perfected IP” shall have the meaning set forth in Section 5.8(d).

“Permitted Liens” shall mean Liens permitted to exist pursuant to Section 8.3 of the Credit Agreement.

“Pledged Commodity Contracts” shall mean all Commodity Contracts listed on Schedule 2 and all other Commodity Contracts to which any Grantor is party from time to time.

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“Pledged Debt Securities” shall mean all debt securities now owned or hereafter acquired by any Grantor, including, without limitation, the debt securities listed on Schedule 2, together with any other certificates, options, rights or security entitlements of any nature whatsoever in respect of the debt securities of any Person that may be issued or granted to, or held by, any Grantor while this Agreement is in effect; provided, however, that “Pledged Debt Securities” shall not include Excluded Assets.

“Pledged Equity Interests” shall mean all Equity Interests, and shall include Pledged LLC Interest, Pledged Partnership Interest and Pledged Stock; provided, however, that “Pledged Equity Interests” shall not include Excluded Assets.

“Pledged LLC Interests” shall mean all membership interests and other interests of any Grantor now owned or hereafter acquired in any limited liability company including, without limitation, all limited liability company interests listed on Schedule 2 hereto under the heading “Pledged LLC Interests” and the certificates, if any, representing such limited liability company interests and any interest of such Grantor on the books and records of such limited liability company and any securities entitlements relating thereto and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such limited liability company interests and any other warrant, right or option or other agreement to acquire any of the foregoing, all management rights, all voting rights, any interest in any capital account of a member in such limited liability company, all rights as and to become a member of the limited liability company, all rights of the Grantor under any shareholder or voting trust agreement or similar agreement in respect of such limited liability company, all of the Grantor’s right, title and interest as a member to any and all assets or properties of such limited liability company, and all other rights, powers, privileges, interests, claims and other property in any manner arising out of or relating to any of the foregoing; provided, however, that Pledged LLC Interests shall not include Excluded Assets.

“Pledged Notes” shall mean all promissory notes now owned or hereafter acquired by any Grantor including, without limitation, those listed on Schedule 2 and the Intercompany Note; provided, however, that “Pledged Notes” shall not include Excluded Assets.

“Pledged Partnership Interests” shall mean all partnership interests and other interests of any Grantor now owned or hereafter acquired in any general partnership, limited partnership, limited liability partnership or other partnership including, without limitation, all partnership interests listed on Schedule 2 hereto under the heading “Pledged Partnership Interests” and the certificates, if any, representing such partnership interests, and any interest of such Grantor on the books and records of such partnership and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such partnership interests and any other warrant, right or option to acquire any of the foregoing, all management rights, all voting rights, any interest in any capital account of a partner in such partnership, all rights as and to become a partner of such partnership, all of the Grantor’s rights, title and interest as a partner to any and all assets or properties of such partnership, and all other rights, powers, privileges, interests, claims and other property in any manner arising out of or relating to any of the foregoing; provided, however, that Pledged Partnership Interests shall not include Excluded Assets.

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“Pledged Stock” shall mean all shares of capital stock now owned or hereafter acquired by such Grantor, including, without limitation, all shares of capital stock described on Schedule 2 hereto under the heading “Pledged Stock”, and the certificates, if any, representing such shares and any interest of such Grantor in the entries on the books of the issuer of such shares and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares and any other warrant, right or option to acquire any of the foregoing provided, however, that Pledged Stock shall not include Excluded Assets.

“Pledged Securities” shall mean the collective reference to the Pledged Debt Securities, the Pledged Notes and the Pledged Equity Interests regardless of whether constituting Securities under the UCC.

“Pledged Security Entitlements” shall mean all security entitlements with respect to the financial assets listed on Schedule 2 and all other security entitlements of any Grantor.

“Proceeds” shall mean all “proceeds” as such term is defined in Section 9-102(a)(64) of the UCC and, in any event, shall include, without limitation, all dividends or other income from the Pledged Securities, collections thereon or distributions or payments with respect thereto.

“Qualified ECP Guarantor” shall mean, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Receivable” shall mean all Accounts and any other any right to payment for goods or other property sold, leased, licensed or otherwise disposed of or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper or classified as a Payment Intangible and whether or not it has been earned by performance. References herein to Receivables shall include any Supporting Obligation or collateral securing such Receivable.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Specified Assets” means the following property of the Grantors:

(1) Fixtures, Money and Cash Equivalents (other than Cash Equivalents constituting Investment Property to the extent a security interest is perfected by the filing of a financing statement under the UCC);

(2) Specified IP Assets;

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(3) Uncertificated Securities (to the extent a security interest is not perfected by the filing of a financing statement);

(4) Collateral for which the perfection of Liens thereon requires filings in or other actions under the laws of jurisdictions outside the United States, any State, territory or dependency thereof or the District of Columbia (except to the extent the such filings or other actions have been made or taken);

(5) Collateral for which the perfection of Liens thereon requires landlord, mortgagee or bailee waivers, estoppels or collateral access letters;

(6) goods included in Collateral received by any Person for “sale or return” within the meaning of Section 2-326 of the UCC of the applicable jurisdiction, to the extent of claims of creditors of such Person;

(7) Excluded Deposit Accounts;

(8) Proceeds of Accounts, Receivables or Inventory which do not themselves constitute Collateral or which do not constitute identifiable Cash Proceeds or which have not yet been transferred to or deposited in the Collateral Account (if any); and

(9) the Equity Interests in any Immaterial Subsidiary.

“Specified IP Assets” shall mean all Collateral consisting of Intellectual Property for which the creation or perfection of Liens thereon requires execution of documents, filings in or other actions under the laws of jurisdictions outside of the United States of America, any State thereof or the District of Columbia.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Trademark Licenses” shall mean all agreements providing for the grant to or from a Grantor of any license or right in, under or to any Trademark.

“Trademarks” shall mean all right, title and interest in and to all domestic, foreign and multinational trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade dress, trade styles, logos, Internet domain names and other indicia of origin or source identification, whether registered or unregistered, and, with respect to any and all of the foregoing, (i) all registrations and applications for registration thereof including, without limitation, the registrations and applications listed on Schedule 6, (ii) all extensions and renewals thereof, (iii) all of the goodwill of the business connected with the use of and symbolized by any of the foregoing, (iv) all rights to sue or otherwise recover for any past, present and future infringement, dilution, or other violation thereof, (v) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages, proceeds of suit, now and other payments hereafter due and/or payable with respect thereto, and (vi) all other rights accruing thereunder or pertaining thereto throughout the world.

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“Trade Secret Licenses” shall mean all agreements providing for the grant to or from a Grantor of any license or right in, under or to any Trade Secret.

“Trade Secrets” shall mean all right, title and interest in and to (i) all trade secrets and all confidential or proprietary information, including know-how, processes (including manufacturing and production processes and techniques), data and databases, technology and software, inventions, research and development information, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information, in each case, to the extent recognized and protected as a trade secret under the applicable laws of the relevant jurisdiction, and with respect to any and all of the foregoing (i) all rights to sue or otherwise recover for any past, present and future misappropriation or other violation thereof, (ii) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages, proceeds of suit and other payments, now or hereafter due and/or payable with respect thereto, and (iii) all other rights accruing thereunder or pertaining thereto throughout the world.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of, or remedies with respect to, any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such perfection, priority or remedies.

“United States Patent and Trademark Office” shall mean the United States Patent and Trademark Office and any substitute or successor agency therefor.

“United States Copyright Office” shall mean the United States Copyright Office and any substitute or successor agency therefor.

“Zero Balance Account”: any Deposit Account that at the end of any given Business Day contains a balance of zero due to automatic transfers of amounts held in such Deposit Account into other Deposit Accounts subject to a control agreement.

1.2 Other Definitional Provisions. (a) The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule, Exhibit and Annex references are to this Agreement unless otherwise specified. References to any Schedule, Exhibit or Annex shall mean such Schedule, Exhibit or Annex as amended or supplemented from time to time in accordance with this Agreement.

(b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(c) Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

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(d) The expressions “payment in full,” “paid in full” and any other similar terms or phrases when used herein with respect to the Obligations shall mean the unconditional, final and irrevocable payment in full in cash, in immediately available funds, of all of the Obligations.

(e) The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

(f) All references herein to provisions of the UCC shall include all successor provisions under any subsequent version or amendment to any Article of the UCC.

SECTION 2. GUARANTEE

2.1 Guarantee of Borrower Obligations. Each of the Guarantors hereby, jointly and severally, absolutely, unconditionally and irrevocably, guarantees, as primary obligor and not merely as surety, to the Agent, for the benefit of the Secured Parties and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by each other Guarantor, when due (whether at the stated maturity, by acceleration or otherwise) of the Borrower Obligations. Each Guarantor shall be liable under its guarantee set forth in this Section 2.1, without any limitation as to amount, for all present and future Borrower Obligations, including specifically all future increases in the outstanding amount of the Loans or other Borrower Obligations and other future increases in the Borrower Obligations, whether or not any such increase is committed, contemplated or provided for by the Loan Documents, the Specified Cash Management Agreements or the Specified Hedge Agreements on the date hereof. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all Borrower Obligations (including, without limitation, interest, fees, costs and expenses) that would be owed by any other obligor on the Borrower Obligations but for the fact that they are unenforceable against such other obligor or not allowable due to the existence of an Insolvency or Liquidation Proceeding involving such other obligor because it is the intention of the Guarantors and Secured Parties that the Borrower Obligations which are guaranteed by the Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve the Borrower or any Guarantor of any portion of such Borrower Obligations.

2.2 Limitation on Borrower Obligations Guaranteed. (a) Notwithstanding any other provision hereof, the right of recovery against each Guarantor under Section 2 hereof shall not exceed $1.00 less than the lowest amount which would render such Guarantor’s obligations under Section 2 hereof void or voidable under applicable law, including, without limitation, the Uniform Fraudulent Conveyance Act, Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to the guarantee set forth herein and the obligations of each Guarantor hereunder. To effectuate the foregoing intention, the Agent and the Guarantors hereby irrevocably agree that the Borrower Obligations of each Guarantor under the guarantee set forth in Section 2 hereof at any time shall be limited to the maximum amount as

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will result in the Borrower Obligations of such Guarantor under the guarantee set forth in Section 2 hereof not constituting a fraudulent transfer or conveyance after giving full effect to the liability under the guarantee set forth in Section 2 hereof and its related contribution rights but before taking into account any liabilities under any other guarantee by such Guarantor. For purposes of the foregoing, all guarantees of such Guarantor other than the guarantee under Section 2 hereof will be deemed to be enforceable and payable after the guarantee under Section 2 hereof. To the fullest extent permitted by applicable law, this Section 2.2(a) shall be for the benefit solely of creditors and representatives of creditors of each Guarantor and not for the benefit of such Guarantor or the holders of any Equity Interest in such Guarantor.

(b) Each Guarantor agrees that Borrower Obligations may at any time and from time to time be incurred or permitted in an amount exceeding the maximum liability of such Guarantor under Section 2.2(a) without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of any Secured Party hereunder.

2.3 Nature of Guarantee; Continuing Guarantee; Waivers of Defenses Etc.. (a) Each Guarantor understands and agrees that the guarantee contained in this Section 2 shall be construed as a continuing guarantee of payment and performance and not merely of collectability. Each Guarantor waives, to the maximum extent permitted by applicable law, diligence, presentment, protest, demand for payment and notice of dishonor, default or nonpayment to or upon the Borrower or any of the other Guarantors with respect to the Borrower Obligations. Without limiting the generality of the foregoing, this guarantee and the obligations of Guarantors hereunder and the Liens granted hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, setoff, defense, counterclaim, discharge or termination for any reason (other than a defense of payment or performance).

(b) Each Guarantor agrees that the Borrower Obligations of each Guarantor hereunder are independent of the Borrower Obligations of each other Guarantor or any other guarantee of the Borrower Obligations and when making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, any Secured Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any other Guarantor or any other Person or against any collateral security or guarantee for the Borrower Obligations or any right of offset with respect thereto, and any failure by any Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of any Secured Party against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

(c) No payment made by the Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by any Secured Party from the Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in

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reduction of or in payment of the Borrower Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Borrower Obligations or any payment received or collected from such Guarantor in respect of any of the Obligations) remain liable for the Borrower Obligations until the Discharge of the Obligations.

(d) Without limiting the generality of the foregoing, each Guarantor and Grantor agrees that its obligations under the guarantee contained in this Section 2, and any Lien granted hereunder, shall not be affected by, and shall remain in full force and effect without regard to, and hereby waives, to the maximum extent permitted by applicable law, all rights, claims or defenses (other than a defense of payment or performance) that it might otherwise have (now or in the future) with respect to each of the following (whether or not such Guarantor has knowledge thereof):

(i) the validity or enforceability of the Credit Agreement or any other Loan Document or any Specified Hedge Agreement or Specified Cash Management Agreement, any of the Borrower Obligations or any guarantee or right of offset with respect thereto at any time or from time to time held by any Secured Party;

(ii) any renewal, extension or acceleration of, or any increase in the amount of the Borrower Obligations, or any amendment, supplement, modification or waiver of, or any consent to departure from, the Loan Documents or any Specified Hedge Agreement or Specified Cash Management Agreement;

(iii) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under any Loan Documents, any Specified Hedge Agreement or any Specified Cash Management Agreements, at law, in equity or otherwise) with respect to the Borrower Obligations or any agreement relating thereto, or with respect to any other guarantee of or security for the payment of the Borrower Obligations;

(iv) any change, reorganization or termination of the corporate structure or existence of the Borrower or any Guarantor or any of their Subsidiaries and any corresponding restructuring of the Borrower Obligations;

(v) settlement, compromise, release, or discharge, or acceptance of or refusal of any offer of payment or performance with respect to, or substitutions for, the Borrower Obligations or subordination of the Borrower Obligations to any other obligations;

(vi) any failure to perfect or maintain the perfection or priority of any security for the Borrower Obligations (including without limitation, the Collateral) to the extent provided herein or any release of any or all such security;

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(vii) exercise remedies with respect to any security for the Borrower Obligations (including, without limitation, the Collateral) at such time and in such order and in such manner as the Agent and the Secured Parties may decide and whether or not every aspect thereof is commercially reasonable and whether or not such action constitutes an election of remedies and even if such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy that any Guarantor would otherwise have; and

(viii) any other circumstance whatsoever which may or might in any manner or to any extent vary the risk of any Guarantor or Grantor as an obligor in respect of the Borrower Obligations or which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower or any Guarantor or Grantor for the Borrower Obligations, or of such Guarantor under the guarantee contained in this Section 2, whether in an Insolvency or Liquidation Proceeding or in any other instance.

(e) In addition each Guarantor further waives any and all other defenses, set-offs or counterclaims (other than a defense of payment or performance) which may at any time be available to or be asserted by it, the Borrower, any Guarantor or Person against any Secured Party, including, without limitation, failure of consideration, breach of warranty, statute of frauds, statute of limitations, accord and satisfaction and usury.

2.4 Rights of Reimbursement, Contribution and Subrogation. In case any payment is made on account of the Borrower Obligations by any Guarantor or is received or collected on account of the Borrower Obligations from any Guarantor or its property:

(a) If such payment is made by a Guarantor or from its property in respect of the Borrower Obligations of another Guarantor, such Guarantor shall be entitled, subject to and upon (but not before) a Discharge of the Obligations, (A) to demand and enforce reimbursement for the full amount of such payment from such other Guarantor and (B) to demand and enforce contribution in respect of such payment from each other Guarantor which has not paid its fair share of such payment, as necessary to ensure that (after giving effect to any enforcement of reimbursement rights provided hereby) each Guarantor pays its fair share of the unreimbursed portion of such payment. For this purpose, the fair share of each Guarantor as to any unreimbursed payment shall be determined based on an equitable apportionment of such unreimbursed payment among all Guarantors based on the relative value of their assets and any other equitable considerations deemed appropriate by the court. For purposes of the foregoing, all guarantees of any Guarantor other than the guarantee under Section 2 hereof will be deemed to be enforceable and payable after the guaranty under Section 2 hereof.

(b) If and whenever (after Discharge of the Obligations) any right of reimbursement or contribution becomes enforceable by any Guarantor against any other Guarantor whether under Sections 2.2(a) or otherwise, such Guarantor shall be entitled, subject to and upon Discharge of the Obligations, to be subrogated (equally and ratably with all other

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Guarantors entitled to reimbursement or contribution from any other Guarantor as set forth in this Section 2.4) to any security interest that may then be held by the Agent upon any Collateral granted to it in this Agreement. Any right of subrogation of any Guarantor shall be enforceable solely after a Discharge of the Obligations and solely against the Guarantors, and not against the Secured Parties, and neither the Agent nor any other Secured Party shall have any duty whatsoever to warrant, ensure or protect any such right of subrogation or to obtain, perfect, maintain, hold, enforce or retain any Collateral for any purpose related to any such right of subrogation. If subrogation is demanded by any Guarantor, then, after Discharge of the Obligations, the Agent shall deliver to the Guarantors making such demand, or to a representative of such Guarantor or of the Guarantors generally, an instrument satisfactory to the Agent transferring, on a quitclaim basis without any recourse, representation, warranty or any other obligation whatsoever, whatever security interest the Agent then may hold in whatever Collateral may then exist that was not previously released or disposed of or acquired by the Agent.

(c) All rights and claims arising under this Section 2.4 or based upon or relating to any other right of reimbursement, indemnification, contribution or subrogation that may at any time arise or exist in favor of any Guarantor as to any payment on account of the Borrower Obligations made by it or received or collected from its property shall be fully subordinated in all respects to the prior Discharge of the Obligations. Until Discharge of the Obligations, no Guarantor shall demand or receive any collateral security, payment or distribution whatsoever (whether in cash, property or securities or otherwise) on account of any such right or claim. If any such payment or distribution is made or becomes available to any Guarantor in any bankruptcy case or receivership or insolvency or liquidation proceeding, such payment or distribution shall be delivered by the person making such payment or distribution directly to the Agent, for application to the payment of the Borrower Obligations. If any such payment or distribution is received by any Guarantor, it shall be held by such Guarantor in trust, as trustee of an express trust for the benefit of the Secured Parties, and shall forthwith be transferred and delivered by such Guarantor to the Agent, in the exact form received and, if necessary, duly endorsed.

(d) The obligations of the Guarantors under the Loan Documents, including their liability for the Borrower Obligations and the enforceability of the security interests granted thereby, are not contingent upon the validity, legality, enforceability, collectability or sufficiency of any right of reimbursement, contribution or subrogation arising under this Section 2.4. The invalidity, insufficiency, unenforceability or uncollectability of any such right shall not in any respect diminish, affect or impair any such obligation or any other claim, interest, right or remedy at any time held by any Secured Party against any Guarantor or its property. The Secured Parties make no representations or warranties in respect of any such right and shall have no duty to assure, protect, enforce or ensure any such right or otherwise relating to any such right.

2.5 Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Agent without setoff or counterclaim in Dollars in immediately available funds at the office of the Agent located at the Funding Office specified in the Credit Agreement.

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2.6 Subordination of Other Obligations. Any Indebtedness of the Borrower or any Guarantor now or hereafter held by any other Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Borrower Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for the Agent on behalf of the Secured Parties and shall forthwith be paid over to the Agent for the benefit of the Secured Parties to be credited and applied against the Borrower Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

2.7 Financial Condition of Borrowers and other Guarantors. The Loans may be made to the Borrower on the Closing Date or continued from time to time and any Specified Hedge Agreements and Specified Cash Management Agreements may be entered into from time to time, in each case, without notice to or authorization from any Guarantor regardless of the financial or other condition of the Borrower or any Guarantor at the time of any such grant or continuation or at the time such Specified Hedge Agreement or Specified Cash Management Agreement is entered into, as the case may be. No Secured Party shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of the Borrower or any Guarantor. Each Guarantor hereby waives, to the maximum extent permitted by applicable law, and relinquishes any duty on the part of any Secured Party to disclose any matter, fact or thing relating to the business, operations or condition of the Borrower or any Guarantor now known or hereafter known by any Secured Party.

2.8 Duration of Guaranty, Discharge of Guaranty Upon Sale of Guarantor. (a) Except as provided in 2.8(b) below, the guarantee contained in this Section 2 shall remain in full force and effect until the Discharge of the Obligations.

(b) If (i) any Guarantor or any of its successors in interest hereunder ceases to be a Subsidiary of the Borrower or becomes an Excluded Subsidiary as a result of a transaction permitted by the Loan Documents, the guarantee of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Secured Party or other Person effective as the time of such sale or disposition.

2.9 Reinstatement. The guarantee contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Borrower Obligations is rescinded, disgorged or must otherwise be restored or returned by any Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

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SECTION 3. GRANT OF SECURITY INTEREST; CONTINUING LIABILITY UNDER COLLATERAL

Each Grantor hereby grants to the Agent, for the benefit of the Secured Parties, a security interest in, all of the following property, in each case, wherever located and now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, subject to the last sentence of this Section 3, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations:

(i) all Accounts, including all Receivables;

(ii) all Chattel Paper;

(iii) all Contracts;

(iv) all Deposit Accounts;

(v) all Documents;

(vi) all Equipment;

(vii) all General Intangibles;

(viii) all Instruments;

(ix) all Intellectual Property;

(x) all Inventory;

(xi) all Investment Property;

(xii) all Letter-of-Credit Rights;

(xiii) all Money;

(xiv) all Pledged Equity Interests:

(xv) all Goods not otherwise described above;

(xvi) all Collateral Accounts;

(xvii) all books, records, ledger cards, files, correspondence, customer lists, blueprints, technical specifications, manuals, computer software, computer printouts, tapes, disks and other electronic storage media and related data processing software and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon;

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(xviii) all Commercial Tort Claims, including, without limitation, the Commercial Tort Claims now or hereinafter described on Schedule 9; and

(xix) to the extent not otherwise included, all Proceeds, products accessions, rents and profits of any and all of the foregoing and all collateral security, Supporting Obligations and guarantees given by any Person with respect to any of the foregoing.

Notwithstanding the foregoing provisions of this Section 3, the foregoing grant of a security interest shall not extend to, and the term “Collateral” shall not include Excluded Assets.

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Agent, the Administrative Agent, the Lead Arrangers, and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, and to induce the Cash Management Banks and Qualified Counterparties to enter into Specified Cash Management Agreements and Specified Hedge Agreements, each Grantor hereby represents and warrants to the Collateral Agent and each of the Secured Parties on the Closing Date that:

4.1 Representations in Credit Agreement. The representations and warranties set forth in Section 5 of the Credit Agreement as they relate to such Grantor or to the Loan Documents to which such Grantor is a party, each of which is hereby incorporated herein by reference, are true and correct, in all material respects, except for representations and warranties that are qualified as to “materiality”, “Material Adverse Effect” or similar language, in which case such representations and warranties shall be true and correct (after giving effect to any such qualification therein) in all respects as of such date, in each case, unless expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, and the Secured Parties shall be entitled to rely on each of such representations and warranties as if they were fully set forth herein, provided that each reference in each such representation and warranty to the Borrower’s knowledge shall, for the purposes of this Section 4.1, be deemed to be a reference to such Grantor’s knowledge.

4.2 Title; No Other Liens. Such Grantor owns each item of the Collateral free and clear of any and all Liens or claims other than Permitted Liens.

4.3 Valid, Perfected First Priority Liens. (a) This Agreement is effective to create a valid and enforceable security interest in the Collateral in favor of the Agent to secure the payment and performance of the Obligations, except as enforceability may be limited by applicable domestic or foreign bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally and by general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

(b) This Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Agent, for the ratable benefit of the Secured Parties, a

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legal, valid and enforceable security interest in the Collateral (except, as to enforcement, as may be limited by applicable domestic or foreign bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing) and the proceeds thereof and (i) when the Pledged Equity Interests (to the extent a certificate represents such interests) are delivered to the Collateral Agent, the Lien created hereunder shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Grantor in such Pledged Equity Interests, in each case prior and superior in right to any other Person (subject to non-consensual Liens permitted under Section 8.3 of the Credit Agreement imposed by any Requirement of Law), and (ii) when financing statements in appropriate form are filed in the offices specified on Schedule 5.19(a) of the Credit Agreement, the Lien created hereunder will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Grantors in such Collateral to the extent such Lien may be perfected by the filing of a financing statement, in each case prior and superior in right to any other Person, in each case, other than with respect to Permitted Liens.

(c) Upon the recordation of one or more Intellectual Property Security Agreements with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, together with the financing statements in appropriate form filed in the offices specified on Schedule 5.19(a) of the Credit Agreement, the Lien created hereunder in favor of the Agent for the ratable benefit of the Secured Parties, shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Grantors in Collateral consisting of the Intellectual Property in which a security interest may be perfected by filing in the United States, in each case prior and superior in right to any other Person (other than with respect to Permitted Liens) (it being understood that subsequent recordings in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, may be necessary to perfect a Lien on registered United States trademarks and patents, United States trademark and patent applications or United States registered copyrights acquired or created by the Loan Parties after the date hereof).

4.4 Name; Jurisdiction of Organization, Etc.. On the date hereof, such Grantor’s exact legal name (as indicated on the public organic record most recently filed with or issued or enacted by such Grantor’s jurisdiction of formation or organization that purports to state, amend or restate such Grantor’s name), jurisdiction of organization, organizational identification number, if any, and the location of such Grantor’s chief executive office or sole place of business are specified on Schedule 4. On the date hereof, each Grantor is organized solely under the law of the jurisdiction so specified and has not filed any certificates of domestication, transfer or continuance in any other jurisdiction. Except as otherwise indicated on Schedule 4, the Grantor was formed or organized by the filing of a public organic record with or issuance of a public organic record by the jurisdiction of each such Grantor’s organization or formation. Except as specified on Schedule 4, it has not changed its name, jurisdiction of organization, chief executive office or sole place of business (if applicable) or its corporate structure in any way (e.g. by merger, consolidation, change in corporate form or otherwise) within the past five years. Unless otherwise stated on Schedule 4, such Grantor is not a transmitting utility as defined in UCC § 9-102(a)(80).

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4.5 Inventory and Equipment. (a) On the date hereof, the Inventory and the Equipment are kept at the locations listed on Schedule 5. The provisions of this Section 4.5 shall not apply to Equipment or Inventory that is in transit, that has been sold or leased (including sales on consignment or approval in the ordinary course of business), that is used for demonstration purposes, that is out for repair, that is at other locations for purposes of onsite maintenance or repair or to Equipment and Inventory at locations with less than $750,000 in aggregate value.

(b) No portion of the Inventory or Equipment with an aggregate value in excess of $750,000 is in the possession of an issuer of a negotiable document of title (as defined in Section 7-104 of the UCC) therefor or is otherwise in the possession of any bailee or warehouseman.

4.6 Special Collateral; Excluded Collateral. (a) None of the Collateral constitutes, or is the Proceeds of, (1) Farm Products, (2) As-Extracted Collateral, (3) Manufactured Homes, (4) Health-Care Insurance Receivables, (5) timber to be cut or (6) aircraft engines, satellites, ships or railroad rolling stock.

(b) No Excluded Asset is material to the business of the Grantors and their Subsidiaries, taken as a whole, other than as set forth on Schedule 7 hereto.

4.7 Investment Property. (a) On the date hereof, Schedule 2 hereto sets forth under the headings “Pledged Stock”, “Pledged LLC Interests” and “Pledged Partnership Interests” respectively, all of the Pledged Stock, Pledged LLC Interests and Pledged Partnership Interests owned by any Grantor and such Pledged Equity Interests constitute the percentage of issued and outstanding shares of stock, percentage of membership interests or percentage of partnership interests of the respective issuers thereof indicated on such Schedule. On the date hereof, Schedule 2 hereto sets forth under the heading “Pledged Debt Securities” or “Pledged Notes” all of the Pledged Debt Securities and Pledged Notes representing or evidencing Indebtedness from time to time owed to any Grantor and all of such Pledged Debt Securities and Pledged Notes have been, in the case of those issued by Affiliates of such Grantor, or, in the case of those issued by Persons that are not Affiliates of such Grantor, to the knowledge of such Grantor have been, duly authorized, authenticated, issued, and delivered and are the legal, valid and binding obligation of the issuers thereof enforceable in accordance with their terms and are not in default, and in the case of those issued by Affiliates of such Grantor, constitute all of the issued and outstanding inter-company indebtedness owed from Affiliates evidenced by an instrument or certificated security of the respective issuers thereof owing to such Grantor. On the date hereof, Schedule 2 hereto sets forth under the headings “Securities Accounts,” “Commodity Accounts,” and “Deposit Accounts” respectively, all of the Securities Accounts, Commodity Accounts and Deposit Accounts in which each Grantor has an interest, other than the Excluded Deposit Accounts. Each Grantor is the sole entitlement holder or customer of each such account, and such Grantor has not consented to, and is not otherwise aware of, any Person (other than the Agent pursuant hereto or as set forth on Schedule 2 hereto) having “control” (within the meanings of Sections 8-106, 9-106 and 9-104 of the UCC) over, or any other interest in, any such Securities Account, Commodity Account or Deposit Account or any securities, commodities or other property credited thereto.

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(b) The shares of Pledged Stock pledged by such Grantor hereunder constitute all of the issued and outstanding shares of all classes of the Equity Interests of each Issuer owned by such Grantor other than any such Equity Interests that are Excluded Assets.

(c) All the shares of the Pledged Equity Interests have been duly and validly issued and are fully paid and, to the extent applicable, nonassessable.

(d) Such Grantor is the record and beneficial owner of the Investment Property and Deposit Accounts pledged by it hereunder, free of any and all Liens or options in favor of, or claims of, any other Person, except for Permitted Liens.

(e) Except as otherwise agreed by the Agent, the terms of any Pledged LLC Interests and Pledged Partnership Interests either (1) expressly provide that they are securities governed by Article 8 of the Uniform Commercial Code in effect from time to time in any jurisdiction, including, without limitation, the “issuer’s jurisdiction” (as such term in defined in the UCC in effect in such jurisdiction) of each Issuer thereof, or (2) (i) are not traded on securities exchanges or in securities markets, (ii) are not “investment company securities” (as defined in Section 8-103(b) of the UCC) and (iii) do not provide, in the related operating or partnership agreement, as applicable, certificates, if any, representing such Pledged LLC Interests or Pledged Partnership Interests, as applicable, or otherwise that they are securities governed by the Uniform Commercial Code of any jurisdiction.

4.8 Receivables. No amount payable to such Grantor under or in connection with any Receivables in excess of $500,000, individually, is evidenced by any Instrument or Tangible Chattel Paper that is not listed on Schedule 2 hereto and has not been delivered to the Agent to the extent required hereunder.

(a) None of the Grantors has Receivables in excess of $20,000,000 in the aggregate with respect to which the obligor is a Governmental Authority.

4.9 Intellectual Property.

(a) Schedule 6 lists all of the following Intellectual Property, to the extent owned by such Grantor: (i) United States issued Patents and pending Patent applications with the United States Patent and Trademark Office (other than unpublished Patent applications), (ii) United States registered Trademarks and applications for the registration of Trademarks (other than Internet domain names) with the United States Patent and Trademark Office, and (iii) United States registered Copyrights and applications to register Copyrights with the United States Copyright Office. As of the date hereof, except as set forth on Schedule 6, all such Patents, Trademarks and Copyrights are recorded in the name of such Grantor. Except as set forth on Schedule 6, such Grantor is the sole and exclusive owner of the entire right, title and interest in and to such Patents, Trademarks and Copyrights, and, to the knowledge of such Grantor, any other Material Intellectual Property owned by such Grantor, in each case free and clear of all Liens, except for Permitted Liens.

(b) Except as set forth on Schedule 6, all registrations and applications for Patents, Trademarks and Copyrights owned by such Grantor constituting Material Intellectual Property are subsisting and have not been adjudged invalid or unenforceable, in whole or in part,

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nor, in the case of Patents, are any issued Patents owned by such Grantor constituting Material Intellectual Property the subject of a reexamination proceeding, and such Grantor has performed all acts and has paid all renewal, maintenance, and other fees required to maintain each and every registration and application of Copyrights, Patents and Trademarks owned such Grantor constituting Material Intellectual Property in full force and effect, except in each case for routine proceedings in the ordinary course of patent prosecution with the United States Patent and Trademark Office.

(c) Except for those matters that are disclosed on Schedule 6, no action or proceeding is pending, or, to the knowledge of such Grantor, threatened, alleging that such Grantor, or the conduct of such Grantor’s business infringes, misappropriates, dilutes, or otherwise violates the intellectual property or other proprietary rights of any other Person in any material respect. Except as set forth on Schedule 6, to the knowledge of such Grantor, no Person is engaging in any activity that infringes, misappropriates, dilutes or violates any Intellectual Property owned by or exclusively licensed to such Grantor in any material respect.

(d) [Reserved]

(e) Such Grantor has taken commercially reasonable efforts to control the nature and quality of its products sold and its services rendered under or in connection with Trademarks constituting Material Intellectual Property.

(f) To the extent required by the laws of the United States, such Grantor has been using appropriate statutory notice of registration in connection with its use of its owned registered United States Trademarks, issued United States Patents and registered United States Copyrights.

(g) Except for routine proceedings in the ordinary course of patent prosecution with the United States Patent and Trademark Office and those matters which are disclosed on Schedule 6, no holding, decision, ruling, or judgment has been rendered in any action or proceeding before any court or administrative authority challenging the validity, enforceability, or scope of, or such Grantor’s right to register, own or use, any Material Intellectual Property owned by such Grantor or such Grantor’s ownership interest therein, and no such action or proceeding is pending or, to such Grantor’s knowledge, threatened.

(h) Except for customary terms contained in agreements with suppliers in the ordinary course of business, no settlements or consents, covenants not to sue, coexistence agreements, non-assertion assurances, or releases have been entered into by such Grantor in any manner that adversely impacts such Grantor’s rights to own, license to others or use any Material Intellectual Property owned by such Grantor. The consummation of the transactions contemplated by this Agreement will not result in the termination, suspension, limitation or other impairment of any of such Grantor’s rights in its Material Intellectual Property.

(i) Such Grantor has taken commercially reasonable efforts to protect the confidentiality of its Trade Secrets constituting its Material Intellectual Property.

4.10 Letter of Credit Rights. No Grantor is a beneficiary or assignee under any letter of credit with potential value in excess of $500,000, individually or in the aggregate, other

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than the letters of credit described on Schedule 8 hereto, which Schedule shall be updated by the applicable Grantor from time to time, and in any event concurrently with each delivery of the financial statements pursuant to Section 7.1(a) and (b) of the Credit Agreement, to reflect any additional letter of credit rights with potential value in excess of $500,000, individually or in the aggregate, obtained since such schedule was last delivered.

4.11 Commercial Tort Claims. No Grantor has any Commercial Tort Claims with a potential value in excess of $500,000, individually or in the aggregate, other than those described on Schedule 9 hereto, which Schedule shall be updated by the applicable Grantor from time to time, and in any event concurrently with each delivery of the financial statements pursuant to Section 7.1(a) or (b) of the Credit Agreement, to reflect any additional Commercial Tort Claims with a potential value in excess of $500,000, individually or in the aggregate, arising since such schedule was last delivered.

SECTION 5. COVENANTS

Each Grantor covenants and agrees with the Agent and each of the Secured Parties that, from and after the date of this Agreement until the Discharge of the Obligations:

5.1 Delivery and Control of Instruments, Chattel Paper, Negotiable Documents, Investment Property and Deposit Accounts.

(a) If any amount in excess of $500,000, individually, payable under or in connection with any of the Collateral is or shall become evidenced or represented by (i) any Instrument or Certificated Security, the applicable Grantor shall promptly notify the Agent, and each such Instrument (other than checks received in the ordinary course of business) or Certificated Security (other than any Specified Asset) shall be promptly delivered to the Agent, or (ii) any Negotiable Document or Tangible Chattel Paper, the applicable Grantor shall promptly notify the Agent (in any event, no later than the first Business Day of the next month) and each such Negotiable Document or Tangible Chattel Paper, upon request of the Agent, shall be promptly delivered to the Agent, in each case of clauses (i) and (ii), duly endorsed in a manner satisfactory to the Agent, to be held as Collateral pursuant to this Agreement.

(b) If any of the Collateral with a value in excess of $500,000, individually, is or shall become “Electronic Chattel Paper” such Grantor shall notify Agent from time to time (in any event no later than the date financial statements are required to be delivered pursuant to Section 7.1(a) or 7.1(b) of the Credit Agreement) and, upon request of the Agent, ensure that (i) a single authoritative copy exists which is unique, identifiable, unalterable (except as provided in clauses (iii), (iv) and (v) of this paragraph), (ii) such authoritative copy identifies the Agent as the assignee and is communicated to and maintained by the Agent or its designee, (iii) copies or revisions that add or change the assignee of the authoritative copy can only be made with the participation of the Agent, (iv) each copy of the authoritative copy and any copy of a copy is readily identifiable as a copy and not the authoritative copy and (v) any revision of the authoritative copy is readily identifiable as an authorized or unauthorized revision.

(c) Each Grantor shall maintain Deposit Accounts (excluding any Excluded Deposit Accounts) and Securities Accounts only with financial institutions that have

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agreed to comply with entitlement orders and instructions directing disposition of funds issued or originated by the Agent without further consent of such Grantor, such agreement to be in form and substance reasonably satisfactory to the Agent; provided that, such agreements must be entered into within 30 days (or such longer period as may be reasonably acceptable to the Agent) of opening any new Deposit Accounts (excluding any Excluded Deposit Accounts) and Securities Accounts.

5.2 Maintenance of Perfected Security Interest; Further Documentation. (a) Except with respect to the Specified Assets, and to the extent described in Section 4.3, each Grantor shall take all actions, including without limitation, all actions reasonably requested by the Agent, to maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 4.3 and shall take all commercially reasonable actions to defend such security interest against the claims and demands of all Persons whomsoever, subject in each case to such claims or demands permitted by the Credit Agreement and the rights (if any) of such Grantor under the Loan Documents to Dispose of Collateral.

(b) Such Grantor will furnish to the Agent from time to time in accordance with the terms of this Agreement, statements and schedules further identifying and describing the Collateral and such other reports in connection with the assets and property of such Grantor as the Agent may reasonably request, all in reasonable detail.

(c) Except with respect to the Specified Assets, at any time and from time to time and at the sole expense of such Grantor, such Grantor will promptly and duly authorize, execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, (i) the filing of any financing or continuation statements under the Uniform Commercial Code (or other similar laws) in effect in any United States jurisdiction with respect to the security interests created hereby, (ii) the execution and delivery, and recordation with the United States Patent and Trademark Office and the United States Copyright Office, of the security interests created hereby in any Intellectual Property, and (iii) in the case of Investment Property, Deposit Accounts and any other relevant Collateral, taking any actions necessary and desirable to enable the Agent to obtain “control” (within the meaning of the applicable Uniform Commercial Code) with respect thereto, including without limitation, executing and delivering and causing the relevant depositary bank or securities intermediary to execute and deliver a control agreement in form and substance reasonably satisfactory to the Agent.

(d) In the event that a Grantor hereafter acquires any Collateral of a type described in Section 4.6(a) hereof, it shall, on or prior to the next date financial statements are required to be delivered pursuant to Section 7.1(a) or (b) of the Credit Agreement, notify the Agent in writing and use commercially reasonable efforts to take such actions and execute such documents and make such filings all at such Grantor’s expense as the Agent may reasonably request in order to ensure that the Agent has a valid, perfected, first priority security interest in such Collateral, subject, in the case of priority only, to any Permitted Liens. Notwithstanding the foregoing, no Grantor shall be required to so notify the Agent or to take any such action unless the Collateral is of a value in excess of $1,000,000 or is material to such Grantor’s business.

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5.3 Changes in Locations, Name, Jurisdiction of Incorporation, etc.. Such Grantor will not, except upon 10 days’ prior written notice to the Agent (or such shorter notice period or subsequent notice period as shall be reasonably satisfactory to the Agent) and delivery to the Agent of duly authorized and, where required, executed copies of all additional financing statements and other documents reasonably requested by the Agent to maintain the validity, perfection and priority of the security interests provided for herein, without limiting the prohibitions on mergers involving the Grantors contained in the Credit Agreement, change its legal name, jurisdiction of organization or, in the case of a Grantor that is not a registered organization organized under the law of a state of the United States, the location of its chief executive office or sole place of business, if applicable, from that referred to in Section 4.4.

5.4 [Reserved].

5.5 Investment Property. (a) If such Grantor shall become entitled to receive or shall receive any stock or other ownership certificate (including, without limitation, any certificate representing a stock dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights in respect of the capital stock or other Pledged Equity Interest of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of or other ownership interests in the Pledged Equity Interests, or otherwise in respect thereof, such Grantor shall accept the same as the agent of the Secured Parties, hold the same in trust for the Secured Parties and deliver the same forthwith to the Agent substantially in the form received, duly endorsed by such Grantor to the Agent together with an undated stock power covering such certificate duly executed in blank by such Grantor and, if the Agent so requests, signature guaranteed, to be held by the Agent, subject to the terms hereof, as additional collateral security for the Obligations. Unless such liquidation or dissolution is otherwise permitted under the Credit Agreement and no Event of Default has occurred and is continuing at such time, or would occur as a result of such liquidation or dissolution, any sums paid upon or in respect of the Pledged Equity Interests upon the liquidation or dissolution of any Issuer shall be paid over to the Agent to be held by it hereunder as additional collateral security for the Obligations, and in case any distribution of capital shall be made on or in respect of the Pledged Equity Interests or any property shall be distributed upon or with respect to the Pledged Equity Interests pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Agent, be delivered to the Agent to be held by it hereunder as additional collateral security for the Obligations. Unless such liquidation or dissolution is otherwise permitted under the Credit Agreement and no Event of Default has occurred and is continuing at such time, or would occur as a result of such liquidation or dissolution, if any sums of money or property so paid or distributed in respect of the Pledged Equity Interests shall be received by such Grantor, such Grantor shall, until such money or property is paid or delivered to the Agent, hold such money or property in trust for the Secured Parties, segregated from other funds of such Grantor, as additional collateral security for the Obligations.

(b) Without the prior written consent of the Agent, such consent not to be unreasonably withheld, such Grantor will not (i) except as permitted under the Credit Agreement, enter into any agreement or undertaking restricting the right or ability of such Grantor or the Agent to sell, assign or transfer any of the Investment Property or Proceeds

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thereof or any interest therein or (ii) cause or permit any Issuer of any Pledged Partnership Interests or Pledged LLC Interests which are not securities (for purposes of the UCC) on the date hereof to elect or otherwise take any action to cause such Pledged Partnership Interests or Pledged LLC Interests to be treated as securities for purposes of the UCC; provided, however, that notwithstanding the foregoing, if any issuer of any Pledged Partnership Interests or Pledged LLC Interests takes any such action in violation of the foregoing in this clause (ii), such Grantor shall promptly notify the Agent in writing of any such election or action and, in such event, use commercially reasonable efforts to take steps necessary or advisable to establish the Agent’s “control” thereof.

(c) Each Grantor which is an Issuer, agrees that (i) it will be bound by the terms of this Agreement relating to the Pledged Equity Interests issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Agent promptly in writing of the occurrence of any of the events described in Section 5.5(a) with respect to the Pledged Equity Interests issued by it and (iii) the terms of Section 5.6(c) shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 5.6(c) with respect to the Pledged Equity Interests issued by it.

5.6 Voting and Other Rights with Respect to Pledged Securities. (a) Unless (x) an Event of Default shall have occurred and be continuing or (y) the Loans were accelerated pursuant to Section 9.1 of the Credit Agreement, and, in the case of each of clauses (x) and (y), the Agent shall have given notice to the relevant Grantor of the Agent’s intent to exercise its corresponding rights pursuant to Section 5.6(b), each Grantor shall be permitted to receive all cash dividends paid in respect of the Pledged Equity Interests and all payments made in respect of the Pledged Notes or Pledged Debt Securities, to the extent permitted in the Credit Agreement, and to exercise all voting and corporate rights with respect to the Pledged Equity Interests; provided, however, that no vote shall be cast or corporate or other ownership right exercised or other action taken which would materially and adversely impair the Collateral or which would result in any material violation of any provision of the Credit Agreement, this Agreement or any other Loan Document.

(b) If (x) an Event of Default shall occur and be continuing or (y) the Loans have been accelerated pursuant to Section 9.1 of the Credit Agreement, and, in the case of each of clauses (x) and (y), the Agent shall give notice of its intent to exercise such rights to the relevant Grantor or Grantors: (i) all rights of each Grantor to exercise or refrain from exercising the voting and other consensual rights which it would otherwise be entitled to exercise pursuant hereto shall cease and all such rights shall thereupon become vested in the Agent who shall thereupon have the sole right, but shall be under no obligation, to exercise or refrain from exercising such voting and other consensual rights and (ii) the Agent shall have the right, without notice to any Grantor, to transfer all or any portion of the Pledged Equity Interests to its name or the name of its nominee or agent. In addition, the Agent shall have the right at any time, without notice to any Grantor, to exchange any certificates or instruments representing any Pledged Equity Interests for certificates or instruments of smaller or larger denominations. In order to permit the Agent to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder each Grantor shall promptly execute and deliver (or cause to be executed and delivered) to the Agent all proxies, dividend payment orders and other instruments as the Agent may from time to time reasonably request and each Grantor acknowledges that the Agent may utilize the power of attorney set forth herein.

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(c) Each Grantor hereby authorizes and instructs each Issuer of any Pledged Equity Interest pledged by such Grantor hereunder to (i) comply with any instruction received by it from the Agent in writing that (x) states that (1) an Event of Default has occurred and is continuing or (2) the Loans have been accelerated pursuant to Section 9.1 of the Credit Agreement and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Pledged Equity Interests directly to the Agent.

5.7 Receivables. (a) Upon the occurrence and during the continuance of an Event of Default and receipt of notice from the Agent pursuant to this Section 5.7, no Grantor will (i) grant any extension of the time of payment of any Receivable required to be included in Collateral, (ii) compromise or settle any Receivable required to be included in Collateral for less than the full amount thereof, (iii) release, wholly or partially, any Person liable for the payment of any Receivable required to be included in Collateral, (iv) allow any credit or discount whatsoever on any Receivable required to be included in Collateral or (v) amend, supplement or modify any Receivable required to be included in Collateral; provided that notwithstanding any of the above, such extensions, compromises, settlements, releases, credits, discounts, amendments, supplements or modifications shall be permitted if (A) they occur in the ordinary course of business, (B) they are otherwise permitted by the Loan Documents, or (C) they would not reasonably be expected to materially adversely affect the value of the Receivable required to be included in Collateral taken as a whole.

(b) Other than in the ordinary course of business consistent with its past practice or as could not reasonably be expected to have a Material Adverse Effect, each Grantor shall perform and comply with all of its obligations with respect to the Receivables.

5.8 Intellectual Property. (a) Such Grantor will not, (and shall use commercially reasonable efforts to ensure its licensees will not), without the prior written consent of the Agent, do any act or omit to do any act whereby any Material Intellectual Property owned by such Grantor may lapse, become abandoned, cancelled, dedicated to the public, forfeited, or otherwise impaired, or abandon any application or any right to file an application for a Copyright, Patent, or Trademark constituting Material Intellectual Property owned by such Grantor, in each case, other than with respect to any Intellectual Property which, in the reasonable judgment of such Grantor, is not of material value, or as to which the cost of maintaining such Intellectual Property exceeds the benefit thereof.

(b) Such Grantor shall take all commercially reasonable steps, including in any proceeding before the United States Patent and Trademark Office or the United States Copyright Office, as applicable, to pursue any application and maintain any registration or issuance of each Trademark, Patent, and Copyright owned by such Grantor (to the extent permitted by applicable law) and constituting Material Intellectual Property, including, but not limited to, those applications and registrations listed on Schedule 6.

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(c) Such Grantor agrees that, (i) should it obtain an ownership interest in any item of Intellectual Property, which is not now a part of the Collateral, (ii) should it (either by itself or through any agent, employee, licensee, or designee on such Grantor’s behalf) file any application for the registration or issuance of any Intellectual Property with the United States Patent and Trademark Office or the United States Copyright Office, or (iii) should it file a Statement of Use or an Amendment to Allege Use with respect to any Intent-to-Use Application (collectively, but excluding any Intent-to-Use Applications, the “After-Acquired Intellectual Property”), then the provisions of Section 3 shall automatically apply thereto, and any such After-Acquired Intellectual Property shall automatically become part of the Collateral, and, with respect to any such After-Acquired Intellectual Property registered with the United States Patent and Trademark Office or the United States Copyright Office (other than unpublished Patent applications), it shall give written notice thereof to the Agent in accordance with Section 7.2(a) of the Credit Agreement, and it shall provide the Agent promptly in accordance with Section 7.2(a) of the Credit Agreement with an amended listing of such Intellectual Property, which shall automatically be deemed to supplement Schedule 6 hereto, and promptly take the actions specified in 5.8(d) with respect thereto.

(d) Such Grantor agrees to execute Intellectual Property Security Agreements with respect to any United States issued Patents and Patent applications, any United States registered Trademarks and applications for the registration of United States Trademarks (except any Intent-to-Use Applications), any United States registered Copyrights and applications to register United States Copyrights (collectively, “Perfected IP”), in each case, included in the Collateral as of the date hereof, as well as any Perfected IP constituting After-Acquired Intellectual Property, in substantially the form of Exhibits C-1, C-2, and C-3 in order to record the security interest granted herein to the Agent for the ratable benefit of the Secured Parties with the United States Patent and Trademark Office and the United States Copyright Office, as applicable, and such Grantor shall promptly after delivery of the written notice described in Section 5.8(c) above, execute and deliver, and have recorded, any and all other agreements, instruments, documents, and papers as the Agent may reasonably request to evidence the Secured Parties’ security interest in any such Intellectual Property with any other applicable offices, agencies, or Governmental Authorities within the United States.

(e) Such Grantor shall promptly notify the Agent if it knows that any Patent (other than unpublished Patent applications), Trademark or Copyright that is Material Intellectual Property owned by such Grantor may become (i) abandoned or dedicated to the public or placed in the public domain, (ii) invalid or unenforceable, (iii) subject to any adverse determination or development regarding such Grantor’s ownership, registration or use or the validity or enforceability of such Patent, Trademark or Copyright (including the institution of, or any adverse development with respect to, any action or proceeding in the United States Patent and Trademark Office, the United States Copyright Office, any state registry, any foreign counterpart of the foregoing, or any court, but excluding office actions in the ordinary course of patent prosecution with the United States Patent and Trademark Office) or (iv) the subject of any reversion or termination rights.

(f) Such Grantor will (and shall use commercially reasonable efforts to ensure that its licensees will), to the extent it has determined such notice is necessary under the laws of the United States and is reasonably practicable, use proper notice of its United States Patent, Trademark or Copyright rights in connection with the use of any of its owned or exclusively licensed Material Intellectual Property.

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(g) In the event that any Material Intellectual Property owned by or exclusively licensed to any Grantor is infringed, misappropriated, diluted or otherwise violated by another Person, such Grantor shall promptly take actions that it considers reasonable under the circumstances to stop such infringement, misappropriation, dilution or other violation and to protect its rights in such Material Intellectual Property.

(h) Such Grantor shall take such commercially reasonable steps as it determines necessary in its reasonable business judgment to protect the secrecy of all Trade Secrets constituting Material Intellectual Property, including, without limitation, entering into confidentiality agreements with employees and consultants and labeling and restricting access to secret information and documents.

SECTION 6. REMEDIAL PROVISIONS

6.1 Certain Matters Relating to Receivables. (a) Upon the Agent’s request but no more frequently than once per calendar year (or if an Event of Default has occurred and is continuing, at any time), and at the expense of the relevant Grantor, such Grantor shall furnish to the Agent reports showing reconciliations and aging of, and trial balances for, its material Receivables.

(b) The Agent hereby authorizes each Grantor to collect such Grantor’s Receivables and each Grantor hereby agrees to continue to collect all amounts due or to become due to such Grantor under the Receivables and any Supporting Obligation and diligently exercise each material right it may have under any Receivable and any Supporting Obligation, in each case, at its own expense consistent with its reasonable business judgment; provided, however, that the Agent may curtail or terminate said authority upon delivery or written notice to such Grantor at any time after the occurrence and during the continuance of an Event of Default. If required by the Agent at any time after the occurrence and during the continuance of an Event of Default, any payments of Receivables, when collected by any Grantor, (i) shall be forthwith (and, in any event, within three Business Days of receipt by such Grantor) deposited by such Grantor in the exact form received, duly endorsed by such Grantor to the Agent if required, in a Collateral Account maintained under the sole dominion and control of the Agent, subject to withdrawal by the Agent for the account of the Secured Parties only as provided in Section 6.4, and (ii) until so turned over, shall be held by such Grantor in trust for the Secured Parties, segregated from other funds of such Grantor. Upon the written request of the Agent, the Borrower shall deliver to the Agent a report identifying in reasonable detail the nature and source of the payments included in any such deposit.

(c) If an Event of Default has occurred and is continuing, at the Agent’s request, each Grantor shall deliver to the Agent all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Receivables, including, without limitation, all original orders, invoices and shipping receipts.

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6.2 Communications with Obligors; Grantors Remain Liable. (a) The Agent in its own name or in the name of others may at any time after the occurrence and during the continuance of an Event of Default communicate with obligors under the Receivables and parties to the Contracts to verify with them to the Agent’s satisfaction the existence, amount and terms of any Receivables or Contracts.

(b) At any time after the occurrence and during the continuance of an Event of Default, the Agent may (and each Grantor at the request of the Agent shall) notify obligors on the Receivables and parties to the Contracts that the Receivables and the Contracts have been assigned to the Agent for the benefit of the Secured Parties and that payments in respect thereof shall be made directly to the Agent.

(c) Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of such Grantor’s Receivables and Contracts to observe and perform in all material respects the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Neither the Agent no any other Secured Party shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) or Contract by reason of or arising out of this Agreement or the receipt by any Secured Party of any payment relating thereto, nor shall any Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto) or Contract, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or time

6.3 Proceeds to be Turned Over To Agent. In addition to the rights of the Secured Parties specified in Section 6.1 with respect to payments of Receivables, if an Event of Default shall occur and be continuing and the Agent has instructed any Grantor to do so, all Proceeds received by such Grantor consisting of cash, Cash Equivalents, checks and other near-cash items shall be held by such Grantor in trust for the Secured Parties, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Agent substantially in the form received by such Grantor (duly endorsed by such Grantor to the Agent, if required). All Proceeds received by the Agent hereunder shall be held by the Agent in a Collateral Account maintained under its sole dominion and control. All Proceeds while held by the Agent in a Collateral Account (or by such Grantor in trust for the Secured Parties) shall continue to be held as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in Section 6.4.

6.4 Application of Proceeds. At such intervals as may be agreed upon by the Borrower and the Agent, or, if an Event of Default shall have occurred and be continuing, at any time at the Agent’s election, the Agent may (and, if directed by the Controlling Parties, shall), notwithstanding the provisions of Section 4.2 of the Credit Agreement, apply all or any part of the Collateral and/or net Proceeds thereof (after deducting fees and expenses as provided in Section 6.5) realized through the exercise by the Agent of its remedies hereunder, whether or not held in any Collateral Account, any Securities Account or any Deposit Account, and any proceeds of the guarantee set forth in Section 2, in payment of the Obligations. The Agent shall

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apply any such Collateral or Proceeds thereof to be applied in the order set forth in Section 11.19 of the Credit Agreement. Any Proceeds not applied shall be held by the Agent as Collateral. In addition, with respect to any proceeds of Insurance received by the Agent, (x) if no Event of Default shall have occurred and be continuing, such Insurance Proceeds shall be returned to the Grantors if permitted or required by the Credit Agreement and (y) if an Event of Default shall have occurred and be continuing, then such Insurance Proceeds shall be held as Collateral.

6.5 Code and Other Remedies. (a) If an Event of Default shall occur and be continuing, the Agent, on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the UCC (whether or not the UCC applies to the affected Collateral) and its rights under any other applicable law or in equity. Without limiting the generality of the foregoing, if an Event of Default shall occur and be continuing, the Agent, without demand of performance or other demand, defense, presentment, protest, advertisement or notice of any kind (except any notice required by this Agreement or required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, presentments, protests, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may, subject to pre-existing third-party rights and licenses, forthwith sell, lease, license, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of any Secured Party, on the internet or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Agent may store, repair or recondition any Collateral or otherwise prepare any Collateral for disposal in the manner and to the extent that the Agent deems appropriate. Each Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. For purposes of bidding and making settlement or payment of the purchase price for all or a portion of the Collateral sold at any such sale made in accordance with the UCC, the Agent shall be entitled to use and apply any of the Obligations on a pro rata basis as a credit on account of the purchase price for any Collateral payable by the Agent at such sale. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days’ notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. The Agent may sell the Collateral without giving any warranties as to the Collateral. The Agent may specifically disclaim or modify any warranties of title or the like. The foregoing will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral. Each

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Grantor hereby waives any claims against the Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Agent accepts the first offer received and does not offer such Collateral to more than one offeree. Each Grantor further agrees, at the Agent’s request, to assemble the Collateral and make it available to the Agent at places which the Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Agent shall have the right to enter onto the property where any Collateral is located without any obligation to pay rent and take possession thereof with or without judicial process. The Agent shall have no obligation to marshal any of the Collateral.

(b) The Agent shall deduct from such Proceeds all reasonable out-of-pocket costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Secured Parties hereunder, including, without limitation, reasonable attorneys’ fees and disbursements. Any net Proceeds remaining after such deductions shall be applied or retained by the Agent in accordance with Section 6.4.

6.6 Intellectual Property.

(a) At any time after the occurrence and during the continuance of an Event of Default: (i) upon the written demand of the Agent, each Grantor shall execute and deliver to the Agent an assignment or assignments, in favor of the Agent or its designee, of such Grantor’s rights, title, and interests in, to and under the Intellectual Property included in the Collateral in recordable form as applicable, and such other documents as are necessary or appropriate to carry out the intent and purposes hereof and (ii) within five (5) Business Days of written notice from the Agent, each Grantor shall make available to the Agent, to the extent within such Grantor’s power and authority, such personnel in such Grantor’s employ on the date of the Event of Default as the Agent may reasonably designate to permit such Grantor or the Agent to continue, directly or indirectly, to produce, advertise, and sell the products and services sold by such Grantor under such Intellectual Property, and such persons shall be available to perform their prior functions on the Agent’s behalf, at Grantor’s expense.

(b) Upon the occurrence and during the continuance of any Event of Default, the Agent shall have the right, but shall in no way be obligated, to file applications for protection of the Intellectual Property included in the Collateral and/or bring suit in the name of any Grantor, the Agent or the Secured Parties, to enforce the Intellectual Property included in the Collateral. In the event of such suit, each Grantor shall, at the request of the Agent, do any and all lawful acts, including joinder as a party, and execute any and all documents requested by the Agent in aid of such enforcement, and the Grantors shall promptly reimburse and indemnify the Agent for all costs and expenses incurred by the Agent in the exercise of its rights under this clause (b). In the event that the Agent shall elect not to bring suit to enforce the Intellectual Property included in the Collateral, each Grantor agrees, at the request of the Agent, to take all actions necessary, whether by suit, proceeding or other action, to prevent and/or obtain a recovery for the infringement or other violation of rights in, diminution in value of, or other damage to any of the Intellectual Property included in the Collateral by any Person.

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(c) In the event of any Disposition of any of the Intellectual Property, the goodwill of the business connected with and symbolized by any Trademarks subject to such Disposition shall be included, and, to the extent required under applicable law, the applicable Grantor shall supply the Agent or its designee with (i) copies of such Grantor’s documents and things embodying such Grantor’s know-how and expertise, relating to the exploitation of such Intellectual Property, including the manufacture, distribution, advertising and sale of products or the provision of services under such Intellectual Property, and (ii) copies of such Grantor’s customer lists and other records and documents relating to such Intellectual Property and to the manufacture, distribution, advertising and sale of such products and services.

(d) Solely for the purpose of enabling Agent to exercise rights and remedies under this Section 6 (including in order to take possession of, collect, receive, assemble, process, appropriate, operate, utilize, remove, realize upon, sell, assign, license out, convey, transfer or grant options to purchase any Collateral) at such time as Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to Agent, for the benefit of the Secured Parties, (i) an irrevocable, nonexclusive, and assignable license and sublicense (exercisable without payment of royalty or other compensation to any Grantor), subject, in the case of Trademarks, to sufficient rights to quality control and inspection in favor of such Grantor reasonably necessary to avoid the risk of invalidation of such Trademarks, to make, have made, use sell, copy, distribute, perform, make derivative works, publish, practice, and exploit in any other manner for which an authorization from the owner of such Intellectual Property would be required under applicable Requirements of Law, with rights to sublicense (through multiple tiers) any and all Intellectual Property now or hereafter owned by or licensed to such Grantor (which license shall include access to all media in which any of the licensed items may be recorded or stored and to all software and programs used for the compilation or printout thereof) and (ii) an irrevocable license (without payment of rent or other compensation to such Grantor) to use, operate and occupy all real property owned, operated, leased, subleased, or otherwise occupied by such Grantor. Any sublicenses duly granted by Agent under the foregoing grant of license or sublicense of Intellectual Property shall survive in accordance with their terms, notwithstanding the subsequent cure of any Event of Default that gave rise to the exercise of the Agent’s rights and remedies hereunder; provided, that use of any such Intellectual Property by the Agent pursuant to any such sublicense shall be exercised by the Agent only upon the occurrence and during the continuation of an Event of Default.

6.7 Effect of Securities Laws. (a) Each Grantor recognizes that the Agent may be unable to effect a public sale of any or all the Pledged Equity Interests or the Pledged Debt Securities by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Agent shall be under no obligation to delay a sale of any of the Pledged Equity Interests or the Pledged Debt Securities for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so. No Grantor, Issuer or other Person shall be required to register or otherwise qualify or exempt such Pledged Equity Interests or the Pledged Debt Securities so as to permit a public sale.

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(b) Each Grantor agrees to use its best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Equity Interests or the Pledged Debt Securities pursuant to this Section 6.7 valid and binding and in compliance with any and all other applicable Requirements of Law. Each Grantor further agrees that a breach of any of the covenants contained in this Section 6.7 will cause irreparable injury to the Secured Parties, that the Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 6.7 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred or a defense of payment.

6.8 Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the fees and disbursements of any attorneys employed by any Secured Party to collect such deficiency.

SECTION 7. POWER OF ATTORNEY AND FURTHER ASSURANCES

7.1 Agent’s Appointment as Attorney-in-Fact, etc. (a) Each Grantor hereby irrevocably constitutes and appoints the Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following:

(i) in the name of such Grantor or its own name, or otherwise, take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable required to be included in Collateral hereunder or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Agent for the purpose of collecting any and all such moneys due under any Receivable or with respect to any other Collateral whenever payable;

(ii) except with respect to the Specified IP Assets, in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Agent may request to evidence the Secured Parties’ security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

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(iii) pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or purchase any insurance called for by the terms of the Loan Documents and pay all or any part of the premiums therefor and the costs thereof;

(iv) execute, in connection with any sale provided for in Section 6.5 or 6.6, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral;

(v) (1) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Agent or as the Agent shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (3) sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (5) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Agent may deem appropriate; (7) subject to preexisting third-party rights and licenses, assign any Copyright, Patent or Trademark owned by such Grantor (along with the goodwill of the business to which any such Copyright, Patent or Trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Agent shall in its reasonable discretion determine; and (8) generally, but subject to preexisting third-party rights and licenses, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Agent were the absolute owner thereof for all purposes, and do, at the Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Agent reasonably deems necessary to protect, preserve or realize upon the Collateral and the Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do; and

(vi) to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Agent were the absolute owner of the Collateral for all purposes;

provided, however, that nothing herein contained shall be construed as requiring or obligating the Agent or any other Secured Party to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Agent or any other Secured Party, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby,

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and no action taken or omitted to be taken by the Agent or any other Secured Party with respect to the Collateral or any part thereof shall give rise to any defense, counterclaim or offset in favor of any Grantor or to any claim or action against the Agent or any other Secured Party. It is understood and agreed that the appointment of the Agent as the agent and attorney-in-fact of the Grantors for the purposes set forth above is coupled with an interest and is irrevocable. The provisions of this Section shall in no event relieve any Grantor of any of its obligations hereunder or under any other Loan Document with respect to the Collateral or any part thereof or impose any obligation on the Agent or any other Secured Party to proceed in any particular manner with respect to the Collateral or any part thereof, or in any way limit the exercise by the Agent or any other Secured Party of any other or further right which it may have on the date of this Agreement or hereafter, whether hereunder, under any other Loan Document, by law or otherwise. Anything in this Section 7.1(a) to the contrary notwithstanding, the Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 7.1(a) unless an Event of Default shall have occurred and be continuing.

(b) The reasonable out-of-pocket expenses of the Agent incurred in connection with actions undertaken as provided in this Section 7.1, together with interest thereon at a rate per annum equal to the rate per annum at which interest would then be payable on past due Base Rate Loans under the Credit Agreement, from the date of payment by the Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Agent on demand.

(c) Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

7.2 Authorization of Financing Statements. Each Grantor acknowledges that pursuant to Section 9-509(b) of the UCC and any other applicable law, the Agent is authorized to file or record financing or continuation statements, and amendments thereto, and other filing or recording documents or instruments with respect to the Collateral in such form and in such offices as the Agent reasonably determines appropriate to perfect or maintain the perfection of the security interests of the Agent under this Agreement to the extent provided herein. Each Grantor agrees that such financing statements may describe the collateral in the same manner as described in the Security Documents or as “all assets” or “all personal property” of the such Grantor, whether now owned or hereafter existing or acquired by such Grantor or such other description as the Agent, in its sole judgment, determines is necessary or advisable. A photographic or other reproduction of this Agreement shall be sufficient as a financing statement or other filing or recording document or instrument for filing or recording in any jurisdiction. Each Grantor hereby ratifies and authorizes the filing by the Agent of any financing statement with respect to the Collateral made prior to the date hereof.

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7.3 Further Assurances. Each Grantor agrees that from time to time, at the expense of such Grantor, it shall promptly execute and deliver all further instruments and documents and take all further action that may be necessary or desirable or that the Agent may reasonably request in order to create and/or maintain the validity, perfection or priority of and protect any security interest granted or purported to be granted hereby or to enable the Agent to exercise and enforce its rights and remedies hereunder in respect of any Collateral. Without limiting the generality of the foregoing, each Grantor shall, upon request of the Agent:

(i) except with respect to the Specified Assets, file such financing or continuation statements, or amendments thereto, record security interests in Intellectual Property and execute and deliver such other agreements, instruments, endorsements, powers of attorney or notices, as may be necessary or desirable, or as the Agent may reasonably request, in order to effect, reflect, perfect and preserve the security interests granted or purported to be granted hereby;

(ii) take all actions necessary to ensure the recordation of appropriate evidence of the liens and security interest granted hereunder in any Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office and the various Secretaries of State. For the avoidance of doubt, no Grantor shall be required to take any action in order to perfect a security interest in any Specified IP Asset;

(iii) if an Event of Default has occurred and is continuing, upon request by the Agent, assemble the Collateral and allow inspection of the Collateral by the Agent or persons designated by the Agent;

(iv) at the Agent’s reasonable request, appear in and defend any action or proceeding that may affect such Grantor’s title to or the Agent’s interest in all or any part of the Collateral; and

(v) furnish the Agent with such information regarding the Collateral, including, without limitation, the location thereof, as the Agent may reasonably request from time to time.

SECTION 8. THE COLLATERAL AGENT

8.1 Authority of Agent. (a) Each Grantor acknowledges that the rights and responsibilities of the Agent under this Agreement with respect to any action taken by the Agent or the exercise or non-exercise by the Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Agent and the other Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Agent and the Grantors, the Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

(b) The Agent has been appointed to act as Agent hereunder by the Lenders and, by their acceptance of the benefits hereof, the other Secured Parties. The Agent shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of Collateral), solely in accordance with

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this Agreement and the Credit Agreement; provided that the Agent shall, after the termination of all Commitments and the payment in full of all Obligations (other than Unasserted Contingent Obligations) under the Credit Agreement and the other Loan Documents (the “Discharge of Credit Agreement Obligations”), exercise, or refrain from exercising, any remedies provided for herein and otherwise act in accordance with the instructions of the holders of a majority (the “Majority Holders”) of the sum of (x) the aggregate settlement or termination amount (exclusive of expenses and similar payments but including any early termination payments then due) under all Specified Hedge Agreements and (y) all amounts payable under Specified Cash Management Agreements (exclusive of expenses and similar payments). For purposes of the foregoing sentence, the settlement or termination value for any hedge that has not been terminated or closed out at the time of the relevant determination shall be a termination, close-out unwind or equivalent value as calculated by the appropriate swap counterparties and reported to the Agent upon request or, if any such counterparty does not provide such calculation, such value as shall be determined by the Agent in its sole discretion; provided that any Specified Hedge Agreement with a termination or close-out amount that is a negative number shall be disregarded for purposes of determining the Majority Holders. In furtherance of the foregoing provisions of this Section 8.1, each Secured Party, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Collateral hereunder, it being understood and agreed by such Secured Party that all rights and remedies hereunder may be exercised solely by the Agent for the benefit of the Secured Parties in accordance with the terms of this Section 8.1. The provisions of the Credit Agreement relating to the Agent, including, without limitation, the provisions relating to resignation or removal of the Agent and the powers and duties and immunities of the Agent, are incorporated herein by this reference and shall survive any termination of the Credit Agreement. To the extent permitted by applicable law, each Secured Party authorizes the Agent to credit bid all or any part of the Obligations held by it.

8.2 Duty of Agent. The Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the UCC or otherwise, shall be to deal with it in the same manner as the Agent deals with similar property for its own account. Neither the Agent nor any other Secured Party nor any of their respective officers, directors, partners, employees, agents, attorneys or other advisors, attorneys-in-fact or affiliates shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Secured Parties hereunder are solely to protect the Secured Parties’ interests in the Collateral and shall not impose any duty upon any Secured Party to exercise any such powers. The Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, partners, employees, agents, attorneys and other advisors, attorneys-in-fact or affiliates shall be responsible to any Grantor for any act or failure to act hereunder, except, in the case of the Agent only in respect of its own gross negligence or willful misconduct, to the extent required by applicable law.

8.3 Exculpation of the Agent. (a) The Agent shall not be responsible to any Secured Party for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or of any Security Document or the validity or perfection of

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any security interest or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by the Agent to the Secured Parties or by or on behalf of any Secured Party to the Agent or any Secured Party in connection with the Security Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Loan Party or any other Person liable for the payment of any Obligations, nor shall the Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Security Documents or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing.

(b) Neither the Agent nor any of its officers, partners, directors, employees or agents shall be liable to the Secured Parties for any action taken or omitted by the Agent under or in connection with any of the Security Documents, except to the extent that any such act or failure to act is found by a final and nonappealable decision of a court of competent jurisdiction to have resulted solely and proximately from their own gross negligence or willful misconduct in breach of a duty owed to the Secured Parties. The Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the Security Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until the Agent shall have been instructed in respect thereof by the Controlling Parties and, upon such instruction, the Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such written instructions. Without prejudice to the generality of the foregoing, (i) the Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for the Borrower and their Subsidiaries), accountants, experts and other professional advisors selected by it, and (ii) no Secured Party shall have any right of action whatsoever against the Agent as a result of the Agent acting or (where so instructed) refraining from acting hereunder or under any of the Security Documents in accordance with the Credit Agreement or in the limited circumstances specified in Section 8.1(b) hereof, the Majority Holders.

(c) Without limiting the indemnification provisions of the Credit Agreement, each of the Secured Parties not party to the Credit Agreement severally agrees to indemnify the Agent, to the extent that the Agent shall not have been reimbursed by any Loan Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the Security Documents or otherwise in its capacity as the Agent in any way relating to or arising out of this Agreement or the Security Documents; provided, that no such Secured Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent that any such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements are found by a final and nonappealable decision of a court of competent

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jurisdiction to have resulted solely and proximately from such Agent’s gross negligence or willful misconduct in breach of a duty owed to such Secured Party If any indemnity furnished to the Agent for any purpose shall, in the opinion of the Agent, be insufficient or become impaired, the Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

(d) No direction given to the Agent which imposes, or purports to impose, upon the Agent any obligation not set forth in or arising under this Agreement or any Security Document accepted or entered into by the Agent shall be binding upon the Agent.

(e) Prior to the Discharge of Credit Agreement Obligations, the Agent may resign in accordance with Section 10.9 of the Credit Agreement. After the Agent’s resignation in accordance with Section 10.9 of the Credit Agreement, the provisions of Section 8 hereof and of Section 10 of the Credit Agreement, if any, shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent. Upon the acceptance of any appointment as the Agent by a successor Agent in accordance with Section 10.9 of the Credit Agreement, the retiring Agent shall promptly transfer all Collateral within its possession or control to the possession or control of the successor Agent and shall execute and deliver such notices, instructions and assignments as may be necessary or desirable to transfer the rights of the Agent in respect of the Collateral to the successor Agent. From and after the Discharge of Credit Agreement Obligations, the Majority Holders shall be entitled to appoint the successor Agent upon the resignation of the Agent.

8.4 Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any Security Document by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Article 8 shall apply to any of the Affiliates of the Agent, to any sub-agent of the Agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities in connection with the transactions contemplated hereby and by the other Security Documents as well as activities as the Agent. Notwithstanding anything herein to the contrary, each sub-agent appointed by the Agent or Affiliate of the Agent or Affiliate of any such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Loan Parties and the Secured Parties, and such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent or Affiliate acting in such capacity.

8.5 Foreclosure, etc. No Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any guarantee of the Obligations except to the extent expressly contemplated by this Agreement or the other Loan Documents, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Agent on behalf of the Secured Parties in accordance with the terms thereof. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the guarantees of the Obligations provided under the Loan Documents, to have agreed to the foregoing provisions.

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8.6 Cash Management Banks and Qualified Counterparties. No Cash Management Bank or Qualified Counterparty that obtains the benefits of the Security Documents or any Collateral by virtue of the provisions of the Credit Agreement or of the Security Documents shall have any right to notice of any action or to consent to, direct or object to any action under any Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Section 8 to the contrary, the Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Specified Cash Management Agreements and Specified Hedge Agreements unless the Agent has received written notice of such Obligations, together with such supporting documentation as the Agent may request, from the applicable Cash Management Bank or Qualified Counterparty, as the case may be.

SECTION 9. MISCELLANEOUS

9.1 Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 11.1 of the Credit Agreement. After the Discharge of Credit Agreement Obligations, the provisions of this Agreement may be waived, amended, supplemented or otherwise modified by a written instrument executed by each Grantor and the Majority Holders.

9.2 Notices. All notices, requests and demands to or upon the Agent or any Grantor hereunder shall be effected in the manner provided for in Section 11.2 of the Credit Agreement; provided that any such notice, request or demand to or upon any Grantor shall be addressed to such Grantor at its notice address set forth on Schedule 1.

9.3 No Waiver by Course of Conduct; Cumulative Remedies. No Secured Party shall by any act (except by a written instrument pursuant to Section 9.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of any Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by any Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

9.4 Enforcement Expenses; Indemnification. (a) Each Grantor agrees to pay or reimburse each Secured Party for all its out-of-pocket costs and expenses incurred in collecting against such Grantor under the guarantee contained in Section 2 or otherwise

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enforcing or preserving any rights under this Agreement and the other Loan Documents to which such Grantor is a party, including, without limitation, the reasonable fees and disbursements of one primary counsel to the Secured Parties and the Agent taken together and a single local counsel in each relevant jurisdiction (and, if there is a conflict of interest, one additional counsel for such persons taken as a whole).

(b) Each Grantor agrees to pay, and to save the Secured Parties harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or similar taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement to the extent provided in Section 11.5 of the Credit Agreement.

(c) Each Grantor (including the Borrower) agrees to pay, and to save the Secured Parties (including all Indemnitees pursuant to Section 11.5 of the Credit Agreement who, by their acceptance of the benefits hereof, agree to be bound by this Agreement) harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent the Borrower would be required to indemnify the Agent, the Administrative Agent and the Lenders pursuant to Section 11.5 of the Credit Agreement (it being understood and agreed that the indemnification obligations set forth in this Section 9.4(c) shall apply to the Secured Parties to the same extent that they apply to the Agent, the Administrative Agent and the Lenders under Section 11.5 of the Credit Agreement).

(d) The agreements in this Section shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents and the Specified Hedge Agreements and Specified Cash Management Agreements.

9.5 Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Secured Parties and their successors and assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Agent and any such assignment, transfer or delegation without such consent shall be null and void.

9.6 Set-Off. Each Grantor hereby irrevocably authorizes each Secured Party (other than any Qualified Counterparty or Cash Management Bank) at any time and from time to time while an Event of Default shall have occurred and be continuing, without notice to such Grantor or any other Grantor, any such notice being expressly waived by each Grantor, except to the extent prohibited by law, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such party to or for the credit or the account of such Grantor, or any part thereof in such amounts as such Secured Party may elect, against and on account of the obligations and liabilities of such Grantor to such Secured Party hereunder and claims of every nature and description of such Secured Party against such Grantor, in any currency, whether arising hereunder, under the Credit Agreement, any other Loan Document or otherwise, as such Secured Party may elect, whether or not any Secured Party

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has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured; provided that such Secured Party (i) if it is a Lender, complies with Section 11.7 of the Credit Agreement and (ii) if it is not a Lender, turns over to the Agent the value of the set-off and appropriation permitted by this Section 9.6 for application in accordance with Section 6.4. Each such Secured Party shall notify such Grantor promptly of any such set-off and the application made by such Secured Party of the proceeds thereof; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Secured Party (other than any Qualified Counterparty or Cash Management Bank) under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Secured Party may have.

9.7 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission (e.g., “.pdf” or “.tif” format) shall be effective as delivery of a manually executed counterpart hereof.

9.8 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

9.9 Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

9.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Grantors, the Agent and the other Secured Parties with respect to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. There are no promises, undertakings, representations or warranties by any Agent or any other Secured Party relative to the subject matter hereof and thereof not expressly set forth or referred to herein or therein. In the event that any provision of this Agreement is deemed to conflict with any Intellectual Property Security Agreement, the provisions of this Agreement shall control.

9.11 GOVERNING LAW. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT, TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW RULES THAT WOULD RESULT IN THE APPLICATION OF A DIFFERENT GOVERNING LAW (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND EFFECT OF PERFECTION OR PRIORITY OF THE SECURITY INTERESTS).

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9.12 Submission to Jurisdiction; Waivers. Each Grantor hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan, the courts of the United States for the Southern District of New York sitting in the Borough of Manhattan, and appellate courts from any thereof;

(b) agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York state court or, to the fullest extent permitted by applicable law, in such federal court;

(c) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law and that nothing in this Agreement or any other Loan Document shall affect any right that any Secured Party may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Grantor or any of its assets in the courts of any jurisdiction;

(d) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(e) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Grantor at its address referred to in Section 8.2 or at such other address of which the Agent shall have been notified pursuant thereto;

(f) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law; and

(g) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover any special, exemplary, punitive or consequential damages.

9.13 Acknowledgments. Each Grantor hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party; and

(b) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Grantors and the Secured Parties.

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9.14 Additional Grantors; Supplements to Schedules. Each Subsidiary of the Borrower that is required to become a party to this Agreement pursuant to Section 7.9 of the Credit Agreement shall become a Grantor and Guarantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex 1 hereto. The Grantors shall deliver to the Agent supplements to this Agreement, in form and substance satisfactory to the Agent, as necessary to reflect changes to the Schedules arising after the date hereof. Such supplements shall become part of this Agreement as of the date of delivery to the Agent.

9.15 Releases. (a) At such time as there has been a Discharge of the Obligations, the Collateral shall be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Agent and each Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors. At the request and sole expense of any Grantor following any such termination, the Agent shall deliver to such Grantor any Collateral held by the Agent hereunder, and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

(b) If any of the Collateral shall be Disposed of by any Grantor in a transaction permitted by the Credit Agreement, then (i) the Liens created hereby on such Collateral shall automatically be released and (ii) the Agent, at the request and sole expense of such Grantor, shall execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Collateral. At the sole expense of the Borrower, a Guarantor shall be automatically released from its obligations hereunder in the event that any Grantor or any of its successors in interest hereunder ceases to be a Subsidiary of the Borrower or becomes an Excluded Subsidiary as a result of a transaction permitted by the Loan Documents.

(c) Each Grantor acknowledges that it is not authorized to file any financing statement (other than financing statements to maintain or continue a perfected security interest to the extent necessary to comply with Section 5.2) or amendment or termination statement with respect to any financing statement originally filed in connection herewith without the prior written consent of the Agent, subject to such Grantor’s rights under Section 9-509(d)(2) of the UCC.

9.16 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT, BREACH OF DUTY, COMMON LAW, STATUTE OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE

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FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. EACH PARTY HERETO FURTHER REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES IT JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

9.17 No Fiduciary Duty. Section 11.13 of the Credit Agreement is incorporated herein, mutatis mutandis (to apply to this Agreement rather than to the Credit Agreement).

9.18 Secured Parties. By accepting the benefits of this Agreement and the Collateral, each of the Secured Parties agrees to be bound by the terms of the Security Documents and Section 10 of the Credit Agreement (which Section 10 shall be incorporated by reference herein). This Section 9.18 shall survive any termination of the Credit Agreement.

9.19 Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guarantee in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 9.19 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 9.19 or otherwise under this Guarantee, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until a Discharge of the Obligations. Each Qualified ECP Guarantor intends that this Section 9.19 constitute, and this Section 9.19 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

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IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee and Collateral Agreement to be duly executed and delivered as of the date first above written.

GRANTORS:

SILICON GRAPHICS INTERNATIONAL CORP.

By:
Name:
Title:

SILICON GRAPHICS FEDERAL, LLC

By:
Name:
Title:

AGENT:

MORGAN STANLEY SENIOR FUNDING, INC., as Agent

By:
Name:
Title:

EXHIBIT A-1

TO GUARANTEE AND COLLATERAL AGREEMENT

FORM OF COPYRIGHT SECURITY AGREEMENT

This COPYRIGHT SECURITY AGREEMENT, dated as of [            ], 20[  ] (this “Agreement”), is made by the signatory hereto indicated as a “Grantor” (the “Grantor”) in favor of MORGAN STANLEY SENIOR FUNDING, INC., as Collateral Agent (in such capacity and together with its successors and assigns in such capacity, the “Agent”) for (i) the banks and other financial institutions or entities (the “Lenders”) from time to time parties to the Credit Agreement, dated as of January 27, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among SILICON GRAPHICS INTERNATIONAL CORP., a Delaware corporation (the “Borrower”), the Lenders, MORGAN STANLEY SENIOR FUNDING, INC., as administrative agent, and the Agent, and (ii) the other Secured Parties.

WHEREAS, as a condition precedent to the obligation of the Lenders to make their respective extension of credit to the Borrower under the Credit Agreement, the Grantor entered into a Guarantee and Collateral Agreement dated as of January 27, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Guarantee and Collateral Agreement”) between the Grantor, the Agent and the other persons party thereto, pursuant to which Grantor granted to the Agent, for the ratable benefit of the Secured Parties, a security interest in the Collateral, including the Copyright Collateral (as defined below);

WHEREAS, pursuant to the Guarantee and Collateral Agreement, Grantor agreed to execute this Agreement, in order to record the security interest granted to the Agent for the ratable benefit of the Secured Parties with the United States Copyright Office.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, Grantor hereby agrees with the Agent, for the ratable benefit of the Secured Parties, as follows:

SECTION 1. Defined Terms

Capitalized terms used but not defined herein shall have the respective meanings given thereto in the Guarantee and Collateral Agreement, and if not defined therein, shall have the respective meanings given thereto in the Credit Agreement.

SECTION 2. Grant of Security Interest

Grantor hereby grants to the Agent, for the benefit of the Secured Parties, a security interest in, all of the following property (other than any Excluded Assets), in each case, wherever located and now owned or at any time hereafter acquired by Grantor or in which Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Copyright Collateral”) as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of Grantor’s Obligations:

(a) All right, title and interest in and to all copyrightable works of authorship, all United States and foreign copyrights (whether or not the underlying works of authorship have been published), including but not limited to copyrights in software and databases, all

EXHIBIT A-1 - 1

designs (including but not limited to all industrial designs, “Protected Designs” within the meaning of 17 U.S.C. 1301 et. Seq. and Community designs), and all “Mask Works” (as defined in 17 U.S.C. 901 of the U.S. Copyright Act), whether registered or unregistered, and with respect to any and all of the foregoing: (i) all registrations and applications for registration thereof including, without limitation, the registrations and applications listed in Schedule A attached hereto, (ii) all extensions, renewals, and restorations thereof, (iii) all rights to sue or otherwise recover for any past, present and future infringement or other violation thereof, (iv) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages and proceeds of suit now or hereafter due and/or payable with respect thereto, and (v) all other rights accruing thereunder or pertaining thereto throughout the world (collectively “Copyrights”); and

(b) all agreements pursuant to which Grantor has been granted an exclusive license in, under or to any Copyrights, including, without limitation, each agreement listed in Schedule A attached hereto.

SECTION 3. Security Agreement

The security interest granted pursuant to this Agreement is granted in conjunction with the security interest granted to the Agent for the Secured Parties pursuant to the Guarantee and Collateral Agreement, and the Grantor hereby acknowledges and affirms that the rights and remedies of the Agent with respect to the security interest in the Copyright Collateral made and granted hereby are more fully set forth in the Guarantee and Collateral Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Agreement is deemed to conflict with the Guarantee and Collateral Agreement, the provisions of the Guarantee and Collateral Agreement shall control.

SECTION 4. Recordation

Grantor hereby authorizes and requests that the United States Copyright Office record this Agreement.

SECTION 5. Governing Law

THIS AGREEMENT AND ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW RULES THAT WOULD RESULT IN THE APPLICATION OF A DIFFERENT GOVERNING LAW (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND EFFECT OF PERFECTION OR PRIORITY OF THE SECURITY INTERESTS).

EXHIBIT A-1 - 2

SECTION 6. Counterparts

This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission (e.g., “.pdf” or “.tif” format) shall be effective as delivery of a manually executed counterpart hereof.

[Remainder of page intentionally left blank]

EXHIBIT A-1 - 3

IN WITNESS WHEREOF, Grantor has caused this Agreement to be duly executed and delivered as of the date first above written.

[NAME OF GRANTOR], as Grantor

By:
Name:
Title:

EXHIBIT A-1 - 4

Accepted and Agreed:

MORGAN STANLEY SENIOR FUNDING, INC., as Agent

By:
Name:
Title:

EXHIBIT A-1 - 5

SCHEDULE A

to

COPYRIGHT SECURITY AGREEMENT

COPYRIGHT REGISTRATIONS
Title	Author	Registration No.	Registration Date

COPYRIGHT APPLICATIONS
Title	Author	Application/ Case No.	Filing Date

EXHIBIT A-1 - 6

EXHIBIT A-2

TO GUARANTEE AND COLLATERAL AGREEMENT

FORM OF PATENT SECURITY AGREEMENT

This PATENT SECURITY AGREEMENT, dated as of [                    ], 20[    ] (this “Agreement”), is made by the signatory hereto indicated as a “Grantor” (the “Grantor”) in favor of MORGAN STANLEY SENIOR FUNDING, INC., as Collateral Agent (in such capacity and together with its successors and assigns in such capacity, the “Agent”) for (i) the banks and other financial institutions or entities (the “Lenders”) from time to time parties to the Credit Agreement, dated as of January 27, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among SILICON GRAPHICS INTERNATIONAL CORP., a Delaware corporation (the “Borrower”), the Lenders, MORGAN STANLEY SENIOR FUNDING, INC., as administrative agent, and the Agent, and (ii) the other Secured Parties.

WHEREAS, as a condition precedent to the obligation of the Lenders to make their respective extension of credit to the Borrower under the Credit Agreement, the Grantor entered into a Guarantee and Collateral Agreement dated as of January 27, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Guarantee and Collateral Agreement”) between the Grantor, the Agent and the other persons party thereto, pursuant to which Grantor granted to the Agent, for the ratable benefit of the Secured Parties, a security interest in the Collateral, including the Patent Collateral (as defined below);

WHEREAS, pursuant to the Guarantee and Collateral Agreement, Grantor agreed to execute this Agreement, in order to record the security interest granted to the Agent for the ratable benefit of the Secured Parties with the United States Patent and Trademark Office.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, Grantor hereby agrees with the Agent, for the ratable benefit of the Secured Parties, as follows:

SECTION 1. Defined Terms

Capitalized terms used but not defined herein shall have the respective meanings given thereto in the Guarantee and Collateral Agreement, and if not defined therein, shall have the respective meanings given thereto in the Credit Agreement.

SECTION 2. Grant of Security Interest

Grantor hereby grants to the Agent, for the benefit of the Secured Parties, a security interest in, all of the following property (other than any Excluded Assets), in each case, wherever located and now owned or at any time hereafter acquired by Grantor or in which Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Patent Collateral”) as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of Grantor’s Obligations:

EXHIBIT A-2 -1

(a) All right, title and interest in and to all patentable inventions and designs, all United States, foreign, and multinational patents, certificates of invention, and similar industrial property rights, and applications for any of the foregoing, including without limitation: (i) each patent and patent application listed in Schedule A attached hereto (ii) all reissues, substitutes, divisions, continuations, continuations-in-part, extensions, renewals, and reexaminations thereof, (iii) all inventions and improvements described and claimed therein, (iv) all rights to sue or otherwise recover for any past, present and future infringement or other violation thereof, (v) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages, and proceeds of suit now or hereafter due and/or payable with respect thereto, income, royalties, damages and other payments, now or hereafter due and/or payable with respect thereto, and (vi) all other rights accruing thereunder or pertaining thereto throughout the world.

(b) all agreements pursuant to which Grantor has been granted an exclusive license in, under or to any Patents, including, without limitation, each agreement listed in Schedule A attached hereto.

SECTION 3. Security Agreement

The security interest granted pursuant to this Agreement is granted in conjunction with the security interest granted to the Agent for the Secured Parties pursuant to the Guarantee and Collateral Agreement, and the Grantor hereby acknowledges and affirms that the rights and remedies of the Agent with respect to the security interest in the Patent Collateral made and granted hereby are more fully set forth in the Guarantee and Collateral Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Agreement is deemed to conflict with the Guarantee and Collateral Agreement, the provisions of the Guarantee and Collateral Agreement shall control.

SECTION 4. Recordation

Grantor hereby authorizes and requests that the United States Patent and Trademark Office record this Agreement.

SECTION 5. Governing Law

THIS AGREEMENT AND ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW RULES THAT WOULD RESULT IN THE APPLICATION OF A DIFFERENT GOVERNING LAW (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND EFFECT OF PERFECTION OR PRIORITY OF THE SECURITY INTERESTS).

EXHIBIT A-2 -2

SECTION 6. Counterparts

This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission (e.g., “.pdf” or “.tif” format) shall be effective as delivery of a manually executed counterpart hereof.

[Remainder of page intentionally left blank]

EXHIBIT A-2 -3

IN WITNESS WHEREOF, Grantor has caused this Agreement to be duly executed and delivered as of the date first above written.

[NAME OF GRANTOR],
as Grantor

By:
Name:
Title:

EXHIBIT A-2 -4

Accepted and Agreed: MORGAN STANLEY SENIOR FUNDING, INC.,
as Agent

By:
Name:
Title:

EXHIBIT A-2 -5

SCHEDULE A

to

PATENT SECURITY AGREEMENT

PATENTS AND PATENT APPLICATIONS

Title	Application No.	Filing Date	Patent No.	Issue Date

EXHIBIT A-2 -6

EXHIBIT A-3

TO GUARANTEE AND COLLATERAL AGREEMENT

FORM OF TRADEMARK SECURITY AGREEMENT

This TRADEMARK SECURITY AGREEMENT, dated as of [                    ], 20[    ] (this “Agreement”), is made by the signatory hereto indicated as a “Grantor” (the “Grantor”) in favor of MORGAN STANLEY SENIOR FUNDING, INC., as Collateral Agent (in such capacity and together with its successors and assigns in such capacity, the “Agent”) for (i) the banks and other financial institutions or entities (the “Lenders”) from time to time parties to the Credit Agreement, dated as of January 27, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among SILICON GRAPHICS INTERNATIONAL CORP., a Delaware corporation (the “Borrower”), the Lenders, MORGAN STANLEY SENIOR FUNDING, INC., as administrative agent, and the Agent, and (ii) the other Secured Parties.

WHEREAS, as a condition precedent to the obligation of the Lenders to make their respective extension of credit to the Borrower under the Credit Agreement, the Grantor entered into a Guarantee and Collateral Agreement dated as of January 27, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Guarantee and Collateral Agreement”) between the Grantor, the Agent and the other persons party thereto, pursuant to which Grantor granted to the Agent, for the ratable benefit of the Secured Parties, a security interest in the Collateral, including the Trademark Collateral (as defined below);

WHEREAS, pursuant to the Guarantee and Collateral Agreement, Grantor agreed to execute this Agreement, in order to record the security interest granted to the Agent for the ratable benefit of the Secured Parties with the United States Patent and Trademark Office.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, Grantor hereby agrees with the Agent, for the ratable benefit of the Secured Parties, as follows:

SECTION 1. Defined Terms

Capitalized terms used but not defined herein shall have the respective meanings given thereto in the Guarantee and Collateral Agreement, and if not defined therein, shall have the respective meanings given thereto in the Credit Agreement.

EXHIBIT A-3 -1

SECTION 2. Grant of Security Interest

Grantor hereby grants to the Agent, for the benefit of the Secured Parties, a security interest in, all of the following property (other than any Excluded Assets), in each case, wherever located and now owned or at any time hereafter acquired by Grantor or in which Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Trademark Collateral”) as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of Grantor’s Obligations:

All right, title and interest in and to all domestic, foreign and multinational trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade dress, trade styles, logos, Internet domain names and other indicia of origin or source identification, whether registered or unregistered, and with respect to any and all of the foregoing: (i) all registrations and applications for registration thereof including, without limitation, the registrations and applications listed in Schedule A attached hereto, (ii) all extension and renewals thereof, (iii) all of the goodwill of the business connected with the use of and symbolized by any of the foregoing, (iv) all rights to sue or otherwise recover for any past, present and future infringement, dilution, or other violation thereof, (v) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages and proceeds of suit, now or hereafter due and/or payable with respect thereto, and (vi) all other rights accruing thereunder or pertaining thereto throughout the world.

SECTION 3 Certain Limited Exclusions

Notwithstanding anything herein to the contrary, in no event shall the Trademark Collateral include or the security interest granted under Section 2 hereof attach to any “intent-to-use” application for registration of a Trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing and acceptance of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law.

SECTION 4. Security Agreement

The security interest granted pursuant to this Agreement is granted in conjunction with the security interest granted to the Agent for the Secured Parties pursuant to the Guarantee and Collateral Agreement, and the Grantor hereby acknowledges and affirms that the rights and remedies of the Agent with respect to the security interest in the Trademark Collateral made and granted hereby are more fully set forth in the Guarantee and Collateral Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Agreement is deemed to conflict with the Guarantee and Collateral Agreement, the provisions of the Guarantee and Collateral Agreement shall control.

SECTION 5. Recordation

Grantor hereby authorizes and requests that the United States Patent and Trademark Office record this Agreement.

SECTION 6. Governing Law

THIS AGREEMENT AND ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, AND

EXHIBIT A-3 -2

CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW RULES THAT WOULD RESULT IN THE APPLICATION OF A DIFFERENT GOVERNING LAW (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND EFFECT OF PERFECTION OR PRIORITY OF THE SECURITY INTERESTS).

SECTION 7. Counterparts

This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission (e.g., “.pdf” or “.tif” format) shall be effective as delivery of a manually executed counterpart hereof.

[Remainder of page intentionally left blank]

EXHIBIT A-3 -3

IN WITNESS WHEREOF, Grantor has caused this Agreement to be duly executed and delivered as of the date first above written.

[NAME OF GRANTOR],
as Grantor

By:
Name:
Title:

EXHIBIT A-3 -4

Accepted and Agreed: MORGAN STANLEY SENIOR FUNDING, INC.,
as Agent

By:
Name:
Title:

EXHIBIT A-3 -5

SCHEDULE A

to

TRADEMARK SECURITY AGREEMENT

TRADEMARK REGISTRATIONS AND APPLICATIONS

Mark	Serial No.	Filing Date	Registration No.	Registration Date

EXHIBIT A-3 -6

ANNEX 1 TO

GUARANTEE AND COLLATERAL AGREEMENT

ASSUMPTION AGREEMENT, dated as of ,                    ,             , made by                 , a                      (the “Additional Grantor”), in favor of MORGAN STANLEY SENIOR FUNDING, INC., as Collateral Agent (in such capacity, the “Agent”) for (i) the banks and other financial institutions and entities (the “Lenders”) parties to the Credit Agreement referred to below, and (ii) the other Secured Parties (as defined in the Guarantee and Collateral Agreement (as hereinafter defined)). All capitalized terms not defined herein shall have the meaning ascribed to them in such Credit Agreement.

W I T N E S S E T H:

WHEREAS, SILICON GRAPHICS INTERNATIONAL CORP., a Delaware corporation (the “Borrower”), the Lenders, and the Agent have entered into a Credit Agreement, dated as of January 27, 2015 (as amended, supplemented, replaced or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, in connection with the Credit Agreement, the Borrower and certain of their Affiliates (other than the Additional Grantor) have entered into the Guarantee and Collateral Agreement, dated as of January 27, 2015 (as amended, supplemented or otherwise modified from time to time, the “Guarantee and Collateral Agreement”) in favor of the Agent for the benefit of the Secured Parties;

WHEREAS, the Credit Agreement requires the Additional Grantor to become a party to the Guarantee and Collateral Agreement; and

WHEREAS, the Additional Grantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Guarantee and Collateral Agreement;

NOW, THEREFORE, IT IS AGREED:

1. Guarantee and Collateral Agreement. By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in Section 9.14 of the Guarantee and Collateral Agreement, hereby becomes a party to the Guarantee and Collateral Agreement as a Guarantor and Grantor thereunder with the same force and effect as if originally named therein as a Guarantor and Grantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Guarantor and Grantor thereunder. The information set forth in Annex 1-A hereto is hereby added to the information set forth in Schedules                     1 to the Guarantee and Collateral Agreement. The Additional Grantor hereby represents and warrants that each of the representations and warranties contained in Section 4 of the Guarantee and Collateral Agreement is true and correct on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date.

[1]	Refer to each Schedule which needs to be supplemented.

Annex I-1

2. Financing Statements. Additional Grantor hereby authorizes the filing of any financing statements or continuation statements, and amendments to financing statements, or any similar document in any jurisdictions and with any filing offices as the Agent may determine, in its sole discretion, are necessary or advisable to perfect or otherwise protect the security interest granted to the Agent, for the benefit of the Secured Parties, herein, except with respect to Intellectual Property, foreign jurisdictions. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as the Agent may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the Collateral granted to the Agent, for the benefit of the Secured Parties, herein, including describing such property as “all assets” or “all personal property” and may add thereto “whether now owned or hereafter acquired.” Grantor hereby ratifies and authorizes the filing by the Agent of any financing statement with respect to the Collateral made prior to the date hereof.

3. GOVERNING LAW. THIS ASSUMPTION AGREEMENT AND ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS ASSUMPTION AGREEMENT (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW RULES THAT WOULD RESULT IN THE APPLICATION OF A DIFFERENT GOVERNING LAW (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND EFFECT OF PERFECTION OR PRIORITY OF THE SECURITY INTERESTS).

4. Successors and Assigns.

This Assumption Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Additional Grantor may not assign, transfer or delegate any of its rights or obligations under this Assumption Agreement without the prior written consent of the Agent and any such assignment, transfer or delegation without such consent shall be null and void.

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTOR]

By:
Name:
Title:

Annex I-2

EXHIBIT D-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(FOR FOREIGN LENDERS THAT ARE NOT PARTNERSHIPS FOR U.S. FEDERAL INCOME TAX PURPOSES)

Reference is made to the Credit Agreement (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), dated as of January 27, 2015, among SILICON GRAPHICS INTERNATIONAL CORP., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”) and MORGAN STANLEY SENIOR FUNDING, INC., as administrative agent (in such capacity, and together with its successors and assigns in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, and together with its successors and assigns in such capacity, the “Collateral Agent”). Capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Credit Agreement.

Pursuant to the provisions of Section 4.10 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E or W-8BEN, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:
Date:

D-1-1

EXHIBIT D-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(FOR FOREIGN PARTICIPANTS THAT ARE NOT PARTNERSHIPS FOR U.S. FEDERAL INCOME TAX PURPOSES)

Reference is made to the Credit Agreement (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), dated as of January 27, 2015, among SILICON GRAPHICS INTERNATIONAL CORP., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”) and MORGAN STANLEY SENIOR FUNDING, INC., as administrative agent (in such capacity, and together with its successors and assigns in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, and together with its successors and assigns in such capacity, the “Collateral Agent”). Capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Credit Agreement.

Pursuant to the provisions of Sections 4.10 and 11.6 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E or W-8BEN, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:
Date:

EXHIBIT D-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(FOR FOREIGN PARTICIPANTS THAT ARE PARTNERSHIPS FOR U.S. FEDERAL INCOME TAX PURPOSES)

Reference is made to the Credit Agreement (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), dated as of January 27, 2015, among SILICON GRAPHICS INTERNATIONAL CORP., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”) and MORGAN STANLEY SENIOR FUNDING, INC., as administrative agent (in such capacity, and together with its successors and assigns in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, and together with its successors and assigns in such capacity, the “Collateral Agent”). Capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Credit Agreement.

Pursuant to the provisions of Section 4.10 or 11.6 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E or W-8BEN, as applicable or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E or W-8BEN, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:
Date:

EXHIBIT D-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(FOR FOREIGN LENDERS THAT ARE PARTNERSHIPS FOR U.S. FEDERAL INCOME TAX PURPOSES)

Reference is made to the Credit Agreement (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), dated as of January 27, 2015, among SILICON GRAPHICS INTERNATIONAL CORP., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”) and MORGAN STANLEY SENIOR FUNDING, INC., as administrative agent (in such capacity, and together with its successors and assigns in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, and together with its successors and assigns in such capacity, the “Collateral Agent”). Capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Credit Agreement.

Pursuant to the provisions of Section 4.10 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E or W-8BEN, as applicable or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E or W-8BEN, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:
Date:

D-4-2

EXHIBIT E

FORM OF NOTE

THIS NOTE HAS BEEN ISSUED WITH “ORIGINAL ISSUE DISCOUNT” (WITHIN THE MEANING OF SECTION 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED). UPON WRITTEN REQUEST, ANY HOLDER OF THIS NOTE MAY OBTAIN FROM THE BORROWER THE FOLLOWING INFORMATION: (1) THE ISSUE PRICE AND ISSUE DATE OF THE NOTE, (2) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THE NOTE AND (3) THE YIELD TO MATURITY OF THE NOTE BY CONTACTING THE CHIEF FINANCIAL OFFICER OF THE BORROWER, ROBERT NIKL.

THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$	New York, New York

                     , 20

FOR VALUE RECEIVED, the undersigned, Silicon Graphics International Corp., (the “Borrower”), hereby promises to pay to              (the “Lender”) or its registered assigns at the Funding Office specified in the Credit Agreement (as hereinafter defined) in lawful money of the United States and in immediately available funds, the principal amount of (a)              DOLLARS ($            ), or, if less, (b) the unpaid principal amount of the Loan of the Lender outstanding under the Credit Agreement. The principal amount shall be paid in the amounts and on the dates specified in Section 2.3 of the Credit Agreement. The Borrower further agrees to pay interest in like money at such Funding Office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in Section 4.5 of the Credit Agreement.

The holder of this Note is authorized to endorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date, Type and amount of the Loan and the date and amount of each payment or prepayment of principal with respect thereto, each conversion of all or a portion thereof to another Type, each continuation of all or a portion thereof as the same Type and, in the case of LIBOR Loans, the length of each Interest Period with respect thereto. Each such endorsement shall constitute prima facie evidence of the accuracy of the information endorsed. The failure to make any such endorsement or any error in any such endorsement shall not affect the obligations of the Borrower in respect of the Loan.

This Note (a) is one of the Notes referred to in the Credit Agreement, dated as of January 27, 2015 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the several banks and other financial institutions or entities from time to time parties to the Credit Agreement and Morgan Stanley Senior Funding, Inc., as administrative agent (in such capacity, and together with its successors and assigns in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, and together with its successors and assigns in such capacity, the “Collateral Agent”), (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement. This Note is secured and guaranteed as provided in the Loan Documents. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence of any one or more of the Events of Default, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive, to the maximum extent permitted by applicable law, presentment, demand, protest and all other notices of any kind.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 11.6 OF THE CREDIT AGREEMENT.

(signature page follows)

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SILICON GRAPHICS INTERNATIONAL CORP.

By:
Name:
Title:

SCHEDULE A

TO NOTE

LOANS, CONVERSIONS AND REPAYMENTS OF BASE RATE LOANS

Date	Amount of Base Rate Loans	Amount Converted to Base Rate Loans	Amount of Principal of Base Rate Loans Repaid	Amount of Base Rate Loans Converted to LIBOR Loans	Unpaid Principal Balance of Base Rate Loans	Notation Made By

SCHEDULE B

TO NOTE

LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF LIBOR LOANS

Date	Amount of LIBOR Loans	Amount Converted to LIBOR Loans	Interest Period and LIBOR Rate with Respect Thereto	Amount of Principal of LIBOR Loans Repaid	Amount of LIBOR Loans Converted to Base Rate Loans	Unpaid Principal Balance of LIBOR Loans	Notation Made By

EXHIBIT F

FORM OF CLOSING DATE CERTIFICATE

[PROVIDED UNDER SEPARATE COVER]

F-1

EXHIBIT G

FORM OF PERFECTION CERTIFICATE

[PROVIDED UNDER SEPARATE COVER]

G-1

EXHIBIT H

FORM OF INTERCOMPANY NOTE

Note Number: 1

Dated: January 27, 2014

FOR VALUE RECEIVED, the Borrower and each of its Subsidiaries (other than any Subsidiary that has commenced liquidation proceedings permitted by the Credit Agreement (as defined below) and for which a liquidator has been appointed to wind up its assets) (collectively, the “Group Members” and each, a “Group Member”) which is a party to this intercompany note (the “Intercompany Note”) promises to pay to the order of such other Group Member as makes loans to such Group Member (each Group Member which borrows money pursuant to this Intercompany Note is referred to herein as a “Payor” and each Group Member which makes loans and advances pursuant to this Intercompany Note is referred to herein as a “Payee”), on demand, in lawful money of the United States of America, in immediately available funds and at the appropriate office of the Payee, the aggregate unpaid principal amount of all loans and advances heretofore and hereafter made by such Payee to such Payor and any other indebtedness now or hereafter owing by such Payor to such Payee as shown in the books and records of such Payee. The failure to show any such Indebtedness or any error in showing such Indebtedness shall not affect the obligations of any Payor hereunder. Capitalized terms used herein but not otherwise defined herein shall have the meanings given such terms in the Credit Agreement, dated as of January 27, 2015 (as amended, supplemented, replaced or otherwise modified from time to time, the “Credit Agreement”), among SILICON GRAPHICS INTERNATIONAL CORP., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”) and MORGAN STANLEY SENIOR FUNDING, INC., as administrative agent (in such capacity, and together with its successors and assigns in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, and together with its successors and assigns in such capacity, the “Collateral Agent”).

The unpaid principal amount hereof from time to time outstanding shall bear interest at a rate equal to the rate as may be agreed upon in writing from time to time by the relevant Payor and Payee. Interest shall be due and payable at such times as may be agreed upon in writing from time to time by the relevant Payor and Payee. Upon demand for payment of any principal amount hereof, accrued but unpaid interest on such principal amount shall also be due and payable. Interest shall be paid in immediately available funds. Interest shall be computed as may be agreed upon in writing from time to time by the relevant Payor and Payee.

Each Payor and any endorser of this Intercompany Note hereby waives, to the fullest extent permitted by applicable law, presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

This Intercompany Note has been pledged by each Payee that is a Loan Party to the Collateral Agent, for the benefit of the Secured Parties, as security for such Payee’s Obligations. Each Payor that is a Loan Party acknowledges and agrees that the Collateral Agent and the other Secured Parties, upon the occurrence and during the continuation of an Event of Default, may exercise all the rights of the Payees under this Intercompany Note and will not be subject to any abatement, reduction, recoupment, defense, setoff or counterclaim available to such Payor.

Each Payee agrees that any and all claims of such Payee against any Payor or any endorser of this Intercompany Note, or against any of their respective properties, shall be subordinate and subject in right of payment to the Obligations until the Discharge of the Obligations (as defined in the Guarantee and Collateral Agreement); provided, that each Payor may make payments to the applicable Payee so long as no Event of Default shall have occurred and be continuing; provided, further, that upon the waiver, remedy or cure of each such Event of Default, so long as no other Event of Default under the Credit Agreement shall have occurred and be then continuing, such payments shall be permitted, including any payment to bring any missed payments during the period of such Event of Default current; and provided, further, that all loans and advances made by a Payee pursuant to this Intercompany Note shall be received by the applicable Payor subject to the provisions of the Credit Agreement. Notwithstanding any right of any Payee to ask, demand, sue for, take or receive any payment from any Payor, all rights, Liens and security interests of such Payee, whether now or hereafter arising and howsoever existing, in any assets of any Payor (whether constituting part of the security or collateral given to the Collateral Agent or any other Secured Party to secure payment of all or any part of the Obligations or otherwise) shall be and hereby are subordinated to the rights of the Collateral Agent or any other Secured Party in such assets. Except as expressly permitted by the Credit Agreement, the Payees shall have no right to possession of any such asset or to foreclose upon, or exercise any other remedy in respect of, any such asset, whether by judicial action or otherwise, unless and until the Discharge of the Obligations.

Each Payee agrees that until the Discharge of the Obligations, such Payee will not amend, modify, supplement, waive or fail to enforce any provision of this Intercompany Note.

This Intercompany Note shall be binding upon each Payor and its successors and assigns, and the terms and provisions of this Intercompany Note shall inure to the benefit of each Payee and its successors and assigns, including subsequent holders hereof. Notwithstanding anything to the contrary contained herein, in any other Loan Document or in any such intercompany note or other instrument, this Intercompany Note (i) replaces and supersedes any and all intercompany notes or other instruments which create or evidence any loans or advances made on or before the date hereof by any Group Member to any other Group Member, and (ii) shall not be deemed replaced, superseded or in any way modified by any intercompany note or other instrument entered into on or after the date hereof which purports to create or evidence any loan or advance by any Group Member to any other Group Member (except any amendments or amendments and restatements of this Intercompany Note made in accordance with the terms of the Credit Agreement).

In the event any one or more of the provisions contained in this Intercompany Note should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).

THIS PROMISSORY NOTE AND ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS PROMISSORY NOTE (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW RULES THAT WOULD RESULT IN THE APPLICATION OF A DIFFERENT GOVERNING LAW.

From time to time after the date hereof, additional Subsidiaries of the Group Members may become parties hereto (as Payor and/or Payee, as the case may be) by executing a counterpart signature page to this Intercompany Note (each additional Subsidiary, an “Additional Party”). Upon delivery of such counterpart signature page to the Payees, notice of which is hereby waived by the other Payors, each Additional Party shall be a Payor and/or a Payee, as the case may be, and shall be as fully a party hereto as if such Additional Party were an original signatory hereof. Each Payor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Payor or Payee hereunder. This Intercompany Note shall be fully effective as to any Payor or Payee that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Payor hereunder.

This Intercompany Note may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Intercompany Note by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Intercompany Note.

[Signature page follows]

IN WITNESS WHEREOF, each Payor has caused this Intercompany Note to be executed and delivered by its proper and duly authorized officer as of the date set forth above.

SILICON GRAPHICS INTERNATIONAL CORP.

By:
Name:
Title:

SILICON GRAPHICS FEDERAL, LLC

By:
Name:
Title:

[INSERT ADDITIONAL SUBSIDIARIES]

By:
Name:
Title:

ENDORSEMENT

FOR VALUE RECEIVED, each of the undersigned does hereby sell, assign and transfer to                                               all of its right, title and interest in and to the Intercompany Note, dated January 27, 2015 (as amended, supplemented, replaced or otherwise modified from time to time, the “Intercompany Note”), made by SILICON GRAPHICS INTERNATIONAL CORP. (the “Borrower”), and each other Subsidiary of any Borrower or any other Person that becomes a party thereto, and payable to the undersigned. This endorsement is intended to be attached to the Intercompany Note and, when so attached, shall constitute an endorsement thereof.

The initial undersigned shall be the Group Members (as defined in the Intercompany Note) that are Loan Parties on the date of the Intercompany Note. From time to time after the date thereof, additional Group Members shall become parties to the Intercompany Note (each, an “Additional Payee”) and, if such Subsidiaries are Loan Parties, a signatory to this endorsement by executing a counterpart signature page to the Intercompany Note and to this endorsement. Upon delivery of such counterpart signature page to the Payors, notice of which is hereby waived by the other Payees, each Additional Payee shall be a Payee and shall be as fully a Payee under the Intercompany Note and a signatory to this endorsement as if such Additional Payee were an original Payee under the Intercompany Note and an original signatory hereof. Each Payee expressly agrees that its obligations arising under the Intercompany Note and hereunder shall not be affected or diminished by the addition or release of any other Payee under the Intercompany Note or hereunder. This endorsement shall be fully effective as to any Payee that is or becomes a signatory hereto regardless of whether any other Person becomes or fails to become or ceases to be a Payee to the Intercompany Note or hereunder.

[Signature page follows]

Dated:

SILICON GRAPHICS INTERNATIONAL CORP.

By:
Name:
Title:

SILICON GRAPHICS FEDERAL, LLC

By:
Name:
Title:

[INSERT ADDITIONAL LOAN PARTIES]

By:
Name:
Title:

EXHIBIT I

FORM OF SOLVENCY CERTIFICATE

Date: January [    ], 2015

To the Administrative Agent and each of the Lenders party

to the Credit Agreement referred to below:

I, the undersigned, the [Chief Financial Officer] of Silicon Graphics International Corp., a Delaware corporation (the “Borrower”), in that capacity only and not in my individual capacity (and without personal liability), do hereby certify as of the date hereof, and based upon facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such fact and circumstances after the date hereof), that:

1. This certificate is furnished to the Administrative Agent and the Lenders party to, and pursuant to Section 6.1(k) of, the Credit Agreement, dated as of January 27, 2015 (the “Credit Agreement”), among the Borrower, Morgan Stanley Senior Funding, Inc., as Administrative Agent for the Lenders and as Collateral Agent for the Secured Parties, and the Lenders party thereto. Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Credit Agreement.

2. For purposes of this certificate, the terms below shall have the following definitions:

(a) “Fair Value”

The amount at which the assets (both tangible and intangible), in their entirety, of the Borrower and its Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b) “Present Fair Salable Value”

The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the Borrower and its Subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

(c) “Stated Liabilities”

The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Borrower and its Subsidiaries taken as a whole as of the date hereof after giving effect to the consummation of the Transactions, determined in accordance with GAAP consistently applied.

(d) “Identified Contingent Liabilities”

The estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of the Borrower and its Subsidiaries taken as a whole after giving effect to the Transactions (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities), as identified and explained in terms of their nature and estimated magnitude by Responsible Officers of the Borrower.

(e) “Will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature”

For the period from the date hereof through the Maturity Date, the Borrower and its Subsidiaries taken as a whole will have sufficient assets and cash flow to pay their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of contingent liabilities) otherwise become payable.

(f) “Do not have Unreasonably Small Capital”

For the period from the date hereof through the Maturity Date, the Borrower and its Subsidiaries taken as a whole after consummation of the Transactions are a going concern and have sufficient capital to ensure that they will continue to be a going concern for such period operating as business is now conducted and proposed to be conducted following the date hereof.

3. For purposes of this certificate, I, or officers of the Borrower under my direction and supervision, have performed the following procedures as of and for the periods set forth below.

(a) I have knowledge of and have reviewed to my satisfaction the Credit Agreement.

(b) As chief financial officer of the Borrower, I am familiar with the financial condition of the Borrower and its Subsidiaries.

4. Based on and subject to the foregoing, I hereby certify on behalf of the Borrower that after giving effect to the consummation of the Transactions and the incurrence of Indebtedness and obligations being incurred in connection with the Credit Agreement, it is my opinion that (i) the Fair Value and Present Fair Salable Value of the assets of the Borrower and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (ii) the Borrower and its Subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iii) the Borrower and its Subsidiaries taken as a whole will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature.

[SIGNATURE PAGE FOLLOWS]

I-A-2

IN WITNESS WHEREOF, the undersigned has executed this certificate to be executed as of date first above written.

By:
Name:
Title:

I-A-3